United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.______)

Filed by the Registrant	[x]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

WESTBANK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

WESTBANK CORPORATION
225 PARK AVENUE
WEST SPRINGFIELD, MA 01090-0149
(413) 747-1465

To the Shareholders of Westbank Corporation:

A Merger Proposal – Your Vote is Very Important

          On July 18, 2006, the board of directors of Westbank Corporation unanimously approved an agreement and plan of merger by and among NewAlliance Bancshares, Inc., NewAlliance Bank, Westbank Corporation and Westbank by which Westbank Corporation and Westbank will be acquired by NewAlliance Bancshares, Inc. (the “Merger Agreement”). NewAlliance Bancshares, Inc. is a Delaware business corporation owning 100% of the shares of NewAlliance Bank. Westbank Corporation is sending you this document to ask you to vote on the adoption of the Merger Agreement.

          If the merger takes place, you will have an opportunity to elect to receive merger consideration for each share of Westbank Corporation you own in the form of $23.00 in all cash, all NewAlliance Bancshares, Inc. common stock (subject to a “collar” on the stock consideration noted below) or a combination of cash and NewAlliance Bancshares, Inc. common stock. For each share of Westbank Corporation stock for which you elect to receive NewAlliance Bancshares, Inc. common stock as merger consideration, you will receive $23.00 of NewAlliance Bancshares, Inc. common stock so long as NewAlliance Bancshares Inc.’s average stock price (for the 20 business days immediately prior to the final regulatory approval of the merger) is between $14.70 per share and $13.30 per share. If the NewAlliance Bancshares, Inc. average stock price is above $14.70 per share, the exchange ratio will be fixed at 1.5646 NewAlliance Bancshares, Inc. shares for each Westbank Corporation share, and if the NewAlliance Bancshares, Inc. stock price is below $13.30 per share, the exchange ratio will be fixed at 1.7293. The type of merger consideration each Westbank Corporation shareholder elects to receive in the merger may be adjusted, if necessary, so that the aggregate number of Westbank Corporation shares of common stock exchanged through the merger for shares of NewAlliance Bancshares, Inc. common stock equals 50% of the total number of shares of Westbank Corporation common stock issued and outstanding at the closing. NewAlliance Bancshares, Inc. common stock trades on the New York Stock Exchange under the symbol “NAL.” Westbank Corporation common stock trades on the NASDAQ Global Market under the symbol “WBKC”.

          Your vote is very important. The board of directors of Westbank Corporation has determined that the merger and the Merger Agreement are fair and in the best interests of Westbank Corporation and its shareholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement. The merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding shares of common stock of Westbank Corporation vote to approve the Merger Agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will have the same effect as a vote “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the Merger Agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Agreement.

          This is a prospectus of NewAlliance Bancshares, Inc. relating to its offering of up to 4,221,381 shares of its common stock to Westbank Corporation shareholders in the proposed merger. You should carefully read this entire document, including Appendix A, a copy of the Merger Agreement and Appendix B, a copy of the opinion of Keefe, Bruyette & Woods, Inc. Please see page 16 for risk factors relating to the merger that you should consider.

Donald E. Chase
President and Chief Executive Officer
Westbank Corporation

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This proxy statement/prospectus incorporates important business and financial information about NewAlliance Bancshares, Inc. and Westbank Corporation that is not included in or delivered with this document. This information is available without charge to you if you call or write to Judith E. Falango, Vice President Corporate Communications, NewAlliance Bancshares, Inc., 195 Church Street, New Haven, Connecticut 06510, telephone (203) 789-2814, or John M. Lilly, Treasurer, Westbank Corporation, 225 Park Avenue, West Springfield, Massachusetts 01090-0149, telephone (413) 747-1465. In order to obtain timely delivery of documents you should request information as soon as possible, but no later than December 6, 2006.

          This proxy statement/prospectus is dated November 3, 2006 and is being first mailed to you on or about November 8, 2006.

WESTBANK CORPORATION
225 PARK AVENUE
WEST SPRINGFIELD, MA 01090-0149
(413) 747-1465

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON December 13, 2006

A special meeting of shareholders of Westbank Corporation will be held at the Storrowton Tavern located at 1305 Memorial Ave., West Springfield, Massachusetts on December 13, 2006, at 9.00 a.m. local time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 18, 2006, among Westbank Corporation, Westbank, NewAlliance Bancshares, Inc. and NewAlliance Bank, the merger of the Westbank Corporation into NewAlliance Bancshares, Inc. and the other transactions contemplated by the Merger Agreement, including the simultaneous merger of Westbank into NewAlliance Bank, as described in the attached proxy statement.

2.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.

You are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof only if you were a holder of record of Westbank Corporation common stock at the close of business on October 23, 2006.

The Board of Directors of Westbank Corporation has determined that the merger is advisable and is fair to and in the best interest of the shareholders of Westbank Corporation, has approved the Merger Agreement and the merger, and recommends that you vote to APPROVE the Merger Agreement and the merger by voting FOR Proposal One.

The affirmative vote of two-thirds (2/3) of the shares of Westbank Corporation’s common stock outstanding on October 23, 2006 is required to approve the Merger Agreement and the merger. The required vote of Westbank Corporation’s shareholders is based on the total number of shares of Westbank Corporation’s common stock outstanding and not on the number of shares that are actually voted.

          Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the Merger Agreement and the merger.

Westbank Corporation has concluded that, pursuant to the provisions of Chapter 156D, Section 13.02 of the Massachusetts General Laws, shareholders of Westbank Corporation are not entitled to dissent to the merger and assert appraisal rights under Sections 156D, 13.01 to 156D, 13.03 of the Massachusetts General Laws.

It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Clerk of Westbank Corporation at the address set forth above, by subsequently filing another proxy or by attending the special meeting and voting in person.

By order of the Board of Directors
/s/ Robert J. Perlak
Robert J. Perlak
Clerk

West Springfield, Massachusetts

November 3, 2006

WESTBANK CORPORATION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT DO I NEED TO DO NOW?
A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Special Meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?
A:
You are being asked to vote “FOR” the adoption of the Agreement and Plan of Merger dated as of July 18, 2006 (the “Merger Agreement”) providing for the merger of Westbank Corporation with and into NewAlliance Bancshares, Inc., the holding company for NewAlliance Bank. The Westbank Corporation board of directors has determined that the proposed merger is in the best interests of Westbank shareholders, has approved the Merger Agreement and recommends that Westbank Corporation shareholders vote “FOR” the adoption of the Merger Agreement.

Q:	WHY IS MY VOTE IMPORTANT?
A:
The merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding common stock of Westbank Corporation vote to approve the Merger Agreement. If you do not vote in person or by proxy, it will be more difficult for Westbank to obtain the necessary vote to approve the Merger Agreement. A failure to vote will have the same effect as a vote against the Merger Agreement.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME”, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?
A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?
A:
If you fail to instruct your broker, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the Special Meeting. However, broker non-votes will not count as a vote with respect to the merger, and therefore will have the same effect as a vote against the Merger Agreement.

Q:	CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?
A:
Yes. All shareholders are invited to attend the Special Meeting. Shareholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the Special Meeting.

Q:	CAN I CHANGE MY VOTE?
A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card:

•	First, you may send a written notice of revocation to the Clerk of Westbank Corporation.

•	Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Special Meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:	HOW DO I REGISTER MY ELECTION TO RECEIVE CASH OR NEWALLIANCE COMMON STOCK?
A:
You will receive an Election Form containing instructions for electing cash, stock or a combination of the two in exchange for your Westbank Corporation stock. NewAlliance expects to send an Election Form to you on or around December 18, 2006. If you hold your Westbank Corporation stock certificates, follow the instructions for surrendering them to the Election Agent when you submit your Election Form. If your shares are held in street name, you will not need to surrender certificates in connection with making your election.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A:	NewAlliance and Westbank Corporation currently expect to complete the merger in January 2007, assuming all of the conditions to completion of the merger have been satisfied.

Q:	WHAT WILL SHAREHOLDERS OF WESTBANK CORPORATION RECEIVE IN THE MERGER?
A:
If the merger takes place, you will have an opportunity to elect to receive merger consideration for each share of Westbank Corporation you own in the form of $23.00 in all cash, all NewAlliance common stock (subject to a “collar” on the stock consideration noted below) or a combination of cash and NewAlliance common stock. For each share of Westbank Corporation stock for which you elect to receive NewAlliance common stock as merger consideration, you will receive $23.00 of NewAlliance common stock so long as NewAlliance’s average stock price (for the 20 business days immediately prior to the final regulatory approval of the merger) is between $14.70 per share and $13.30 per share. If the NewAlliance average stock price is above $14.70 per share, the exchange ratio will be fixed at 1.5646 NewAlliance shares for each Westbank Corporation share, and if the NewAlliance stock price is below $13.30 per share, the exchange ratio will be fixed at 1.7293. The type of merger consideration each Westbank Corporation shareholder elects to receive in the merger may be adjusted, if necessary, so that the aggregate number of Westbank Corporation shares of common stock exchanged through the merger for shares of NewAlliance common stock equals 50% of the total number of shares of Westbank Corporation common stock issued and outstanding at the closing.

Q:	HOW DO I ELECT TO RECEIVE STOCK OR CASH?
A:	Your election as to the form of merger consideration will be made through the Election Form, described above. That form is not included with the enclosed proxy materials, and the election materials will not include another copy of the enclosed proxy statement/prospectus. The form will describe your election options with respect to the merger consideration and will allow you to provide instructions to the Election Agent on your election choice.

Q:	WHAT HAPPENS IF I DON’T MAKE A STOCK OR CASH ELECTION?
A:	If you make no election as between NewAlliance common stock or cash as your merger consideration, you will receive merger consideration as follows:
•	If the holders of more than 50% of the common stock being exchanged in the merger elect NewAlliance common stock, you will receive all cash.

•
If the holders of more than 50% of the Westbank Corporation common stock being exchanged elect cash, you will receive all NewAlliance common stock if the number of all shares failing to make an election is not sufficient to bring the overall number of Westbank Corporation shares being exchanged for NewAlliance shares to 50% of the total.

•
You will receive a combination of cash and NewAlliance common stock if the holders of the number of all shares failing to make an election is sufficient to bring the overall number of Westbank Corporation shares being exchanged for NewAlliance shares to 50% of the total.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A:	No. You should not send in your stock certificates until you receive instructions in the transmittal letter and Election Form that will be sent to you later.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?
A:
You should direct any questions regarding the Special Meeting or the merger to: John M. Lilly, Treasurer, Westbank Corporation, 225 Park Avenue, West Springfield, Massachusetts 01090-0149, (413) 747-1465. The final allocation of cash and shares of NewAlliance common stock to individual Westbank shareholders will not be known until immediately prior to the conclusion of the merger, which is expected to be in January 2007.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which you are referred before you decide how to vote with respect to the Merger Agreement. In addition, important business and financial information about NewAlliance and Westbank Corporation is incorporated by reference into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 59 of this document.

The Merger.

Westbank Corporation will be merged into NewAlliance, which will be the resulting entity. At the same time, Westbank will be merged into NewAlliance Bank, which will be the resulting bank. NewAlliance will then be, as it is now, a holding company with one banking subsidiary, NewAlliance Bank. The Merger Agreement is attached to this document as Appendix A and is incorporated herein by reference. NewAlliance and Westbank Corporation encourage you to read this agreement carefully, as it is the legal document that governs the merger of Westbank Corporation with and into NewAlliance.

The Parties to the Merger.

NewAlliance Bancshares, Inc.
NewAlliance Bank
WestbankCorporation
Westbank

NewAlliance, headquartered in New Haven, Connecticut, is the holding company for NewAlliance Bank. NewAlliance Bank operates 71 branches, ATMS, 24-hour phone access and online banking. Its offices are located in New Haven, Hartford, Fairfield, Tolland, Middlesex and Windham Counties in Connecticut. As of June 30, 2006, NewAlliance had assets of $7.11 billion, deposits of $3.95 billion and shareholders’ equity of $1.33 billion.

The principal executive office of NewAlliance is located at 195 Church Street, New Haven, Connecticut 06510. Its telephone number at this address is (203) 787-1111.

Westbank Corporation is the holding company of Westbank, headquartered in West Springfield, Massachusetts. Westbank Corporation, through its subsidiary Westbank, operates from 17 branches in the area of Springfield, Massachusetts and in northeastern Connecticut. As of June 30, 2006, Westbank Corporation had assets of $822 million, deposits of $606 million and shareholders’ equity of $46 million.

Westbank Corporation’s principal executive office is located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149. Its telephone number at this address is (413) 747-1465.

What Westbank Corporation Shareholders Will Receive In the Merger (see page 31).

You will be offered the opportunity to receive $23.00 per share merger consideration in the form of (i) cash, (ii) NewAlliance common stock (subject to a “collar” on the stock consideration described below), or (iii) a combination of cash and NewAlliance common stock. For each share of Westbank Corporation stock for which you elect to receive NewAlliance common stock as merger consideration, you will receive $23.00 of NewAlliance common stock so long as NewAlliance’s average stock price (for the 20 business days immediately prior to the final regulatory approval of the merger) is between $14.70 per share and $13.30 per share. If the NewAlliance average stock price is above $14.70 per share, the exchange ratio will be fixed at 1.5646 NewAlliance shares for each Westbank Corporation share, and if the NewAlliance stock price is below $13.30 per share, the exchange ratio will be fixed at 1.7293.

Because the Merger Agreement provides, however, that 50% of the total consideration to all Westbank Corporation shareholders shall be in NewAlliance common stock, your election of cash, NewAlliance common stock or a combination of the two may be adjusted on a pro rata basis with other shareholders so that you may receive both NewAlliance common stock and cash as consideration in amounts different from that elected in order that the required aggregate ratio of NewAlliance common stock to cash is met. If the elections of all Westbank Corporation shareholders result in requests for NewAlliance stock in an amount greater than the required 50% of the total consideration, all Westbank Corporation shareholders electing to receive cash will receive cash, and those requesting stock will receive stock and cash. If the elections of all Westbank Corporation shareholders result in requests for NewAlliance stock in an amount less than the required 50% of the total consideration, all Westbank’s Corporation shareholders electing NewAlliance stock will receive such stock, and those electing cash will receive cash and NewAlliance stock. If you elected both NewAlliance stock and cash in a ratio other than 50% NewAlliance stock and 50% cash, your election will be adjusted in a similar manner.

Election of Stock or Cash Consideration (see pages 31 and 32).

So that you can make an election, we will send you a form that you may use to indicate whether your preference is to receive NewAlliance common stock, cash or a combination of the two. That form is expected to be mailed to you on or about December 18, 2006. During the time between when the election is made and the merger is completed, Westbank Corporation shareholders will be unable to sell their Westbank Corporation stock. If you do not make an election of either NewAlliance stock or cash for your merger consideration, or if your election is not timely, you will receive merger consideration as follows. If the holders of more than 50% of the common stock being exchanged in the merger elect NewAlliance common stock, you will receive all cash. If the holders of more than 50% of the Westbank Corporation common stock being exchanged elect cash, you will receive all NewAlliance common stock if the number of all shares failing to make an election is not sufficient to bring the overall number of Westbank Corporation shares being exchanged for NewAlliance shares to 50% of the total. You will receive a combination of cash and NewAlliance common stock if the holders of the number of all shares failing to make an election is sufficient to bring the overall number of Westbank Corporation shares being exchanged for NewAlliance shares to 50% of the total.

No Fractional Shares (see page 32).

No fractional shares of NewAlliance stock will be issued in the merger. Instead of fractional shares, Westbank Corporation shareholders will receive an amount of cash determined by multiplying the $23.00 cash price by the fractional share interest to which the shareholder otherwise would have been entitled.

The Board of Directors Recommends Shareholder Approval (see page 22).

Westbank Corporation’s Board of Directors believes that a combination with NewAlliance will positively benefit both its shareholders and customers and that NewAlliance is committed to continuing Westbank Corporation’s tradition of community based banking in the markets Westbank Corporation serves.

As a result, Westbank Corporation’s Board of Directors unanimously approved the Merger Agreement. Westbank Corporation’s Board of Directors, after careful review, consultation with its outside financial and legal advisors, and receipt of a written opinion from its financial advisor as to the fairness of the transaction from a financial point of view, believes that the merger and the Merger Agreement are in the best interests of Westbank Corporation and its shareholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement. Each of the directors of Westbank Corporation intends to vote “FOR” the adoption of the Merger Agreement.

Opinion of Westbank Corporation’s Financial Advisor (see page 23).

In connection with the merger, the Board of Directors of Westbank Corporation received the written opinion from Westbank Corporation’s financial advisor, Keefe, Bruyette & Woods, Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Westbank Corporation common stock. The full text of the opinion of Keefe, Bruyette & Woods, dated the date of this document, is included in this document at Appendix B. NewAlliance and Westbank Corporation encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods. The opinion of Keefe, Bruyette & Woods is directed to Westbank

Corporation’s Board of Directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Keefe, Bruyette & Woods will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Shareholders of Westbank Corporation (see page 18).

Westbank Corporation will hold a Special Meeting of its shareholders on December 13, 2006 at 9:00 a.m., local time, at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts. At the Special Meeting, you will be asked to vote to approve the Merger Agreement.

You may vote at the Special Meeting if you owned shares of Westbank Corporation common stock at the close of business on the record date, October 23, 2006. On that date, there were 4,823,224 shares of Westbank Corporation common stock outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Westbank Corporation common stock you owned on the record date.

Even if you expect to attend the Special Meeting, we recommend that you promptly complete and return your proxy card in the enclosed return envelope or follow the instructions on the card regarding telephone or internet voting. A failure to timely vote will have the same effect as a vote against the merger.

Shareholder Vote Required (see page 19).

Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the shares of Westbank Corporation common stock issued and outstanding on the record date. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Material Federal Income Tax Consequences (page 43).

Those Westbank Corporation shareholders who receive both NewAlliance common stock and cash for their Westbank Corporation common stock will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the NewAlliance common stock at the effective time of the merger plus the amount of cash received), over their tax basis in their Westbank Corporation common stock. NewAlliance and Westbank Corporation expect the transaction to be tax-free to holders of Westbank Corporation common stock for United States federal income tax purposes to the extent that they receive solely shares of NewAlliance common stock pursuant to the merger. Those holders receiving solely cash for their Westbank Corporation common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Westbank Corporation common stock. Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

•	are a tax-exempt organization;

•	are a mutual fund;

•	are a dealer in securities or foreign currencies;

•	are a bank or other financial institution;

•	are an insurance company;

•	are a non-United States person;

•	are subject to the alternative minimum tax;

•	are a trader in securities who elects to apply a mark-to-market method of accounting;

•	acquired your shares of Westbank Corporation’s common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	hold shares of Westbank Corporation’s common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	do not hold shares of Westbank Corporation’s common stock as capital assets.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Differences in the Rights of Shareholders (page 51).

The rights of Westbank Corporation shareholders who continue as NewAlliance shareholders after the merger will be governed by the certificate of incorporation and bylaws of NewAlliance rather than the articles of organization and bylaws of Westbank Corporation. These rights will be governed by the laws of Delaware, as the state of NewAlliance’s incorporation, rather than the laws of Massachusetts, the state where Westbank Corporation is incorporated.

Westbank Corporation’s Officers and Directors Have Interests in the Merger Which May Be Different From Yours (page 47).

Westbank Corporation’s directors and executive officers and their affiliates who owned a total of 537,719 shares of Westbank Corporation’s common stock at the close of business on October 23, 2006, excluding all options to purchase Westbank Corporation common stock, which was approximately 11.1% of the 4,823,224 shares of Westbank Corporation’s common stock that were outstanding on that date, have agreed to vote their shares in favor of the merger.

Additionally, some of Westbank Corporation’s directors and executive officers may have interests in the merger as directors and employees that may be different from yours as a Westbank Corporation shareholder. Five officers of Westbank Corporation or Westbank will receive aggregate cash payments of approximately $8.9 million in either December 2006 or upon completion of the merger, in settlement of all employment agreements, change of control agreements and supplemental retirement plans, plus continuation of certain insurance coverage. In addition, the five officers hold an aggregate of 48,000 shares of unvested restricted stock, and the directors of Westbank Corporation hold an aggregate of 21,000 shares of unvested restricted stock, all of which will become vested as of the date the shareholders of Westbank Corporation approve the Merger Agreement. Assuming a transaction value of $23.00 per share, the 48,000 restricted shares held by the officers have an aggregate value of $1.1 million and the 21,000 restricted shares held by the directors have an aggregate value of $483,000. The directors and executive officers also hold stock options to purchase 406,724 shares of Westbank Corporation common stock. If unexercised immediately prior to the merger, those options would be cancelled for aggregate payments totaling approximately $4.5 million. These interests are described beginning at page 47. Directors of Westbank Corporation and its chief financial officer will be invited to join an Advisory Board to be established by NewAlliance for its Massachusetts Division.

Regulatory Approvals NewAlliance and Westbank Corporation Must Obtain to Complete the Merger (page 33).

For the merger to take place, New Alliance and Westbank Corporation need to receive federal and state regulatory approvals. In addition, NewAlliance will need to obtain the approval of the New York Stock Exchange for the listing of the NewAlliance common stock to be issued in the merger. NewAlliance and Westbank Corporation have filed applications with these regulators, and are aware of no reason why the applications will not be approved. However, NewAlliance and Westbank Corporation cannot be certain when or if the required approvals will be obtained.

Termination of the Merger Agreement (page 42).

The Merger Agreement specifies a number of situations when NewAlliance and Westbank Corporation may terminate the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time by mutual consent of the parties and by either NewAlliance or Westbank Corporation under specified circumstances, including if the merger has not been consummated by May 1, 2007, if NewAlliance and Westbank Corporation do not receive the necessary shareholder approval or regulatory approvals or if the other party breaches its agreement. The Merger Agreement may also be terminated under certain circumstances if Westbank Corporation’s Board of Directors determines that it has received an acquisition proposal superior to that in the Merger Agreement.

Share Information and Recent NewAlliance and Westbank Corporation Market Prices (page 8).
NewAlliance’s common stock is traded on the New York Stock Exchange under the trading symbol “NAL”. Westbank Corporation’s common stock is traded on The NASDAQ Global Market under the trading symbol “WBKC”. The table below presents the per share closing prices of NewAlliance’s and Westbank Corporation’s common stock as of the dates specified and the equivalent per share price for Westbank Corporation common stock. July 18, 2006 was the last trading date before public announcement of the Merger Agreement. The equivalent price per share column is calculated by valuing NewAlliance common stock at the last reported sale price on the indicated date, multiplying this value by the estimated number of shares of NewAlliance being issued in the merger assuming the per share price of NewAlliance common stock on the indicated date and assuming that none of the options to purchase Westbank Corporation common stock outstanding on July 18, 2006 have been exercised, and adding this amount to the current estimated cash consideration of $55,403,711 based upon the same assumptions. This total consideration is then divided by the total number of shares of Westbank Corporation common stock outstanding as of July 18, 2006 (4,817,714 shares).

	Last Reported Sale Price of

		Westbank
	NewAlliance Common	Corporation Common	Equivalent Per Share
Date	Stock	Stock	Data

July 18, 2006	$14.08	$18.00	$23.00
October 31, 2006	$15.48	$23.30	$23.61

The market price of NewAlliance’s common stock will fluctuate between the date of this proxy statement and the date on which the merger takes place. Westbank Corporation’s shareholders are advised to obtain current market quotations for NewAlliance’s common stock. No assurance can be given as to the market price of NewAlliance’s common stock at the time of your election of NewAlliance stock or cash as merger consideration or at the time immediately prior to obtaining final regulatory approval of the merger, after which the exchange ratio for shares of Westbank Corporation being exchanged for NewAlliance common stock will be established.

MARKET PRICES AND DIVIDENDS

NewAlliance’s Common Stock

NewAlliance’s common stock has traded on the New York Stock Exchange under the symbol “NAL” since December 14, 2004. NewAlliance’s common stock first traded on April 2, 2004 and through December 13, 2004, was traded on the NASDAQ Global Market (formerly the NASDAQ Stock Market) under the symbol “NABC.” The table below sets forth the range of high and low sale prices of NewAlliance’s common stock as reported on the New York Stock Exchange or NASDAQ Global Market, as well as cash dividends per share paid during the periods indicated:

	Market Price

			Cash
			Dividends Paid
	High	Low	Per Share

Quarter Ended:
June 30, 2004	$15.72	$12.92	N/A
September 30, 2004	$14.36	$13.25	$0.040
December 31, 2004	$15.76	$13.50	$0.040

March 31, 2005	$15.40	$13.99	$0.050
June 30, 2005	$14.40	$12.98	$0.050
September 30, 2005	$14.90	$13.62	$0.055
December 31, 2005	$15.10	$13.90	$0.055

March 31, 2006	$14.85	$13.87	$0.055
June 30, 2006	$14.59	$13.55	$0.060

On July 18, 2006, the last trading day before the public announcement of the merger, the closing price of NewAlliance’s common stock on the New York Stock Exchange was $14.08. On October 31, 2006, the most recent practicable date before the printing of this document, the closing price of NewAlliance’s common stock on the New York Stock Exchange was $15.48.

Westbank Corporation’s Common Stock

Westbank Corporation’s common stock trades on the NASDAQ Global Market under the symbol “WBKC.” The table below sets forth the range of high and low bid prices of Westbank Corporation common stock as reported by the NASDAQ regional market quotations, as well as cash dividends per share paid during the periods indicated:

	Market Price

			Cash
			Dividends Paid
	High	Low	Per Share

Quarter Ended:
March 31, 2004	$23.48	$18.08	$0.14
June 30, 2004	$23.39	$17.80	$0.14
September 30, 2004	$21.54	$17.75	$0.14
December 31, 2004	$21.50	$18.31	$0.14

March 31, 2005	$18.66	$17.00	$0.14
June 30, 2005	$17.68	$15.55	$0.14
September 30, 2005	$17.40	$14.25	$0.14
December 31, 2005	$15.50	$13.81	$0.14

March 31, 2006	$17.40	$14.70	$0.14
June 30, 2006	$18.16	$16.00	$0.14

The above quotations of Westbank Corporation’s common stock represents prices between dealers. They do not reflect markup, markdown or commissions. On July 18, 2006, the last trading day before the public announcement of the merger, the closing price of Westbank Corporation’s common stock on the NASDAQ Global Market was $18.00. On October 31, 2006, the most recent practicable date before the printing of this document, the closing price of Westbank Corporation’s common stock on the NASDAQ Global Market was $23.30.

SELECTED CONSOLIDATED FINANCIAL DATA FOR NEWALLIANCE

The following tables contain information concerning the financial position and results of operation of NewAlliance and its predecessor, New Haven Savings Bank, at the dates and for the periods indicated. New Haven Savings Bank changed its fiscal year end from March 31 to December 31 effective December 31, 2003. On April 1, 2004, New Haven Savings Bank completed its conversion from a state-chartered mutual savings bank to a state-chartered stock bank. Concurrent with the conversion, NewAlliance completed the acquisition of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc., and their respective wholly-owned subsidiaries, The Savings Bank of Manchester and Tolland Bank.

The summary information presented below at December 31, 2005 and 2004, for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003 is derived in part from and should be read in conjunction with the consolidated financial statements of NewAlliance for the years ended December 31, 2005 and 2004 and New Haven Savings Bank for the nine months ended December 31, 2003 and the notes thereto incorporated in this proxy statement / prospectus by reference. The information at and for the years ended March 31, 2003 and 2002 is derived in part from the audited financial statements of New Haven Savings Bank, which are not included herewith. The information at and for the six months ended June 30, 2006 and 2005, for the 12 months ended December 31, 2003, and for the nine months ended December 31, 2002 is derived from unaudited financial statements of NewAlliance with respect to the 2006 and 2005 periods and of New Haven Savings Bank with respect to the 2003 and 2002 periods, and reflect, in the opinion of management, all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the six month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

	For the Six Months		For the Twelve Months					For the Nine Months				For the Years
	Ended June 30,		Ended December 31,					Ended December 31,				Ended March 31,

(In thousands, except per share data)	2006	2005	2005	2004		2003		2003		2002		2003		2002

Selected Operating Data:
Interest and dividend income	$157,622	$133,237	$276,570		$208,032		$104,570		$77,867		$90,111		$116,812		$131,939
Interest expense	70,398	44,536	100,461		61,812		30,396		22,259		31,479		39,617		57,080

Net interest income before provision for loan losses	87,224	88,701	176,109		146,220		74,174		55,608		58,632		77,195		74,859
Provision for loan losses	-	-	400		600		-		-		-		-		-

Net interest income after provision for loan losses	87,224	88,701	175,709		145,620		74,174		55,608		58,632		77,195		74,859
Non-interest income	24,265	21,064	45,524		35,746		17,774		12,242		13,075		18,607		12,219
Contribution to the Foundation	-	-	-		40,040		-		-		-		-		-
Conversion and merger related charges	2,481	890	2,156		17,591		4,032		4,022		-		-		-
Other non-interest expense	74,906	66,678	139,084		119,142		60,908		45,763		44,410		59,564		52,400

Income before provision for income taxes	34,102	42,197	79,993		4,593		27,008		18,065		27,297		36,238		34,678
Provision for income taxes	11,273	13,992	27,394		524		9,091		5,989		9,260		12,361		11,748

Net income	$22,829	$28,205	$52,599		$4,069		$17,917		$12,076		$18,037		$23,877		$22,930

Earnings per share - Basic	$0.23	$0.26	$0.50	$	* 0.02	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
Earnings per share - Diluted	0.23	0.26	0.50		* 0.02		n/a		n/a		n/a		n/a		n/a
Cash dividends per share	0.115	0.10	0.21		0.08		n/a		n/a		n/a		n/a		n/a

*
The company converted to a stock bank on April 1, 2004, and had no outstanding shares until April 1, 2004. Earnings per share for the twelve months ended December 31, 2004 was calculated using net income and weighted average shares outstanding from April 1, 2004 through December 31, 2004.

	At June 30,		At December 31,			At March 31,

(In thousands)	2006	2005	2005	2004	2003	2003	2002

Selected Financial Data:
Total assets	$7,112,215	$6,594,265	$6,561,402	$6,264,128	$2,536,797	$2,392,733	$2,260,291
Loans (1)	3,708,115	3,200,875	3,276,706	3,144,657	1,307,525	1,178,371	1,168,893
Allowance for loan losses	37,958	36,181	35,552	36,163	17,669	18,932	20,805
Short-term investments	64,059	50,998	46,497	100,000	13,000	30,000	130,429
Investment securities	2,521,605	2,602,457	2,455,205	2,283,701	1,120,046	1,087,725	876,221
Goodwill	454,231	418,481	424,436	417,307	-	-	-
Identifiable intangible assets	53,936	50,032	52,581	56,003	710	730	829
Deposits	3,954,174	3,770,236	3,798,112	3,702,012	1,814,684	1,816,234	1,745,379
Borrowings	1,750,550	1,303,154	1,380,755	1,064,816	277,681	141,501	117,466
Stockholders’ equity	1,328,894	1,431,922	1,310,868	1,416,372	406,001	396,150	373,099
Nonperforming loans (2)	9,663	9,392	7,391	10,233	5,489	3,922	11,220
Nonperforming assets (3)	9,663	9,392	7,391	10,233	5,512	3,988	11,220

	At or For the Six Months Ended		At or For the Twelve Months			At or For the Nine Months Ended		At or For the Year
	June 30,		Ended December 31,			December 31,		Ended March 31,

	2006	2005	2005	2004	2003	2003	2002	2003	2002

Selected Operating Ratios and Other Data (4):
Performance Ratios:
Average yield on interest-earning assets	5.18%	4.67%	4.79%	4.24%	4.47%	4.40%	5.33%	5.22%	6.29%
Average rate paid on interest-bearing liabilities	2.85	1.99	2.20	1.59	1.66	1.61	2.36	2.23	3.41
Interest rate spread (5)	2.33	2.68	2.59	2.65	2.81	2.79	2.97	2.99	2.88
Net interest margin (6) (7)	2.86	3.11	3.05	2.98	3.17	3.14	3.47	3.45	3.57
Ratio of interest-bearing assets to interest-bearing liabilities	123.10	127.33	126.65	125.82	127.92	128.06	126.77	125.79	125.39
Ratio of net interest income after provision for loan losses to non-interest expense	112.71	131.28	124.40	82.39	114.22	111.70	132.02	129.60	142.86
Non-interest expense as a percent of average assets	1.13	1.05	2.18	3.24	2.67	2.71	2.53	2.54	2.38
Return on average assets	0.67	0.88	0.81	0.07	0.74	0.66	1.03	1.02	1.04
Return on average equity	3.43	3.98	3.76	0.36	4.48	4.01	6.50	6.35	6.31
Ratio of average equity to average assets	19.49	22.09	21.57	20.87	16.46	16.40	15.84	16.04	16.47
Efficiency ratio (8)	69.27	61.41	63.59	97.31	70.63	73.05	63.02	63.18	55.67
Regulatory Capital Ratios:
Leverage capital ratio	13.6	16.1	14.31	16.32	16.10	16.10	16.05	16.45	16.29
Tier 1 capital to risk-weighted assets	22.9	27.4	24.99	26.98	26.95	26.95	26.64	27.19	25.14
Total risk-based capital ratio	23.9	28.6	26.02	28.22	28.15	28.15	27.89	28.44	26.42

Asset Quality Ratios:
Nonperforming loans as a percent of total loans (1) (2)	0.26	0.29	0.23	0.33	0.42	0.42	0.39	0.33	0.96
Nonperforming assets as a percent of total assets (3)	0.14	0.14	0.11	0.16	0.22	0.22	0.19	0.17	0.50
Allowance for loan losses as a percent of total loans	1.02	1.13	1.08	1.15	1.35	1.35	1.64	1.61	1.78
Allowance for loan losses as a percent of non-performing loans	392.82	385.23	481.02	353.40	321.90	321.90	416.94	482.71	185.43
Net loans charged-off as a percent of average interest-earning assets	-	-	0.02	0.07	0.07	0.05	0.07	0.08	0.12

(1)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and net unamortized premium on acquired loans.
(2)
Nonperforming loans include loans for which the Company does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(4)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(5)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7)	No tax equivalent adjustments were made due to the fact that ratio would not be materially different.
(8)
The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains or losses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, management believes such information is useful to investors in evaluating company performance.

SELECTED CONSOLIDATED FINANCIAL DATA FOR WESTBANK CORPORATION

The following tables contain certain information concerning the financial position and results of operation of Westbank Corporation at the dates and for the periods indicated. The summary information presented below at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from and should be read in conjunction with the consolidated financial statements of Westbank Corporation for the years ended December 31, 2005, 2004 and 2003 and the notes thereto incorporated in this proxy statement/prospectus by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 59. The information at December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived in part from the audited financial statements of Westbank Corporation, which are not included herewith. The information at and for the six months ended June 30, 2006 and 2005 is derived from unaudited financial data but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the six month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year.

	For the Six Months		For the Twelve Months
	Ended June 30,		Ended December 31,

(In thousands, except per share data)	2006	2005	2005	2004	2003	2002	2001

Selected Operating Data:
Interest and dividend income	$21,374	$19,022	$38,890	$36,809	$35,852	$40,576	$41,088
Interest expense	10,950	7,562	16,226	14,274	14,085	18,055	20,691

Net interest income before provision for (recovery of) loan losses	10,424	11,460	22,664	22,535	21,767	22,521	20,397
Provision for (recovery of) loan losses	-	140	140	225	(354)	1,333	944

Net interest income after provision for loan losses	10,424	11,320	22,524	22,310	22,121	21,188	19,453
Non-interest income	1,813	2,119	4,010	3,441	4,536	4,090	3,489
Non-interest expense	10,098	9,742	19,254	19,149	17,439	16,412	16,841

Income before provision for income taxes	2,139	3,697	7,280	6,602	9,218	8,866	6,101
Provision for income taxes	649	1,038	2,175	1,991	3,164	2,857	2,028

Net income	$1,490	$2,659	$5,105	$4,611	$6,054	$6,009	$4,073

Earnings per share: Basic	$0.32	$0.56	$1.08	$1.00	$1.32	$1.30	$0.87
Earnings per share: Diluted	$0.31	$0.54	$1.05	$0.95	$1.26	$1.27	$0.86
Cash dividends per share	$0.28	$0.28	$0.56	$0.56	$0.48	$0.44	$0.40

	At June 30,		At December 31,

(In thousands)	2006	2005	2005	2004	2003	2002	2001

Selected Financial Data:
Total assets	$822,096	$768,336	$808,707	$756,441	$725,442	$684,166	$630,155
Loans	448,689	452,503	432,459	439,369	440,767	479,609	444,609
Allowance for loan losses	4,123	4,462	4,199	4,356	4,428	5,111	4,179
Short-term investments	596	41	34	703	79	28,283	651
Investment securities (1)	325,254	272,431	329,881	274,279	242,062	132,732	142,442
Goodwill	8,837	8,837	8,837	8,837	8,837	8,837	8,837
Deposits	606,330	595,871	599,359	590,032	537,310	562,524	510,556
Borrowings	144,836	102,137	138,454	97,354	122,204	56,392	57,666
Mandatorily redeemable preferred stock	17,526	17,526	17,526	17,526	17,526	17,526	17,526
Stockholders’ equity	46,353	48,502	47,378	47,462	45,275	42,612	39,016
Nonperforming loans	2,016	2,975	2,216	2,135	3,308	1,558	1,830
Nonperforming assets	2,624	3,605	2,846	2,765	3,308	1,558	2,034

(1) Includes Federal Home Loan Bank stock.

	At or For the Six
	Months Ended		At or For the Twelve Months
	June 30,		Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Selected Operating Ratios and Other Data:
Performance Ratios:
Average yield on interest-earning assets	5.55%	5.31%	5.39%	5.29%	5.80%	6.52%	7.38%
Average rate paid on interest-bearing liabilities	3.19	2.41	2.56	2.35	2.62	3.29	4.22
Interest rate spread	2.35	2.90	2.83	2.94	3.18	3.23	3.16
Net interest margin	2.72	3.21	3.15	3.25	3.53	3.63	3.68
Ratio of interest-bearing assets to interest-bearing liabilities	112.77	114.58	114.73	114.98	115.52	114.09	114.07
Ratio of net interest income after provision for loan losses to non-interest expense	103.23	116.20	116.98	116.51	126.85	129.10	115.51
Return on average assets	0.36	0.70	0.67	0.62	0.92	0.90	0.68
Return on average equity	6.43	11.19	10.78	10.06	13.99	14.88	11.03
Ratio of average equity to average assets	5.68	6.26	6.18	6.20	6.58	6.06	6.20
Efficiency ratio	82.05	71.85	72.12	74.40	69.25	61.08	70.26
Regulatory Capital Ratios:
Leverage capital ratio	6.92	7.34	7.19	7.35	7.65	6.60	6.96
Tier 1 capital to risk-weighted assets	11.87	11.76	11.58	11.82	11.71	10.56	10.79
Total risk-based capital ratio	12.95	13.01	12.88	13.04	13.24	12.63	13.03

Asset Quality Ratios:
Non-performing loans as a percent of total loans	0.45	0.69	0.51	0.49	0.75	0.33	0.41
Non-performing assets as a percent of total assets	0.32	0.47	0.35	0.37	0.46	0.23	0.32
Allowance for loan losses as a percent of total loans	0.92	1.04	0.97	0.99	1.01	1.07	0.94
Allowance for loan losses as a percent of non-performing loans	204.51	149.98	189.49	204.03	133.86	328.05	228.36
Net loans charged-off as a percent of average interest-earning assets	0.01	0.00	0.02	0.04	0.05	0.06	0.08

COMPARATIVE UNAUDITED PER SHARE DATA

The following table shows information, for periods indicated, about NewAlliance’s and Westbank Corporation’s historical net income per share, dividends per share and book value per share. The table also contains the combined pro forma information that reflects the merger of NewAlliance and Westbank Corporation under the purchase method of accounting assuming the transaction closed. The unaudited pro forma equivalent data was obtained by multiplying the combined company pro forma information by an exchange ratio of 1.6429 shares of NewAlliance common stock for each share of Westbank Corporation common stock.

You should read NewAlliance’s and Westbank Corporation’s historical information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports they have filed with the SEC. For information on how to obtain the reports NewAlliance and Westbank Corporation have filed with the SEC, please refer to “WHERE YOU CAN FIND MORE INFORMATION” on page 59. You should not rely on the unaudited pro forma information as being indicative of the results of operations or financial position that would have been achieved if the transaction had been completed on the dates indicated or the financial position or of the results of operations that NewAlliance will achieve after completion of the transaction. Net income used in the calculation of net income per share does not reflect any expense savings, revenue enhancements or capital restructuring by NewAlliance that may result from the transaction.

				Pro Forma
	Historical		Pro Forma	Equivalent

	NewAlliance	Westbank	Combined Company	Westbank

Per common Share Data:
Basic Net Income
Six Months Ended June 30, 2006	$0.23	$0.32	$0.23	$0.38
Year Ended December 31, 2005	0.50	1.08	0.53	0.87

Diluted Net Income
Six Months Ended June 30, 2006	0.23	0.31	0.23	0.38
Year Ended December 31, 2005	0.50	1.05	0.53	0.86

Cash Dividends Declared
Six Months Ended June 30, 2006	0.115	0.28	0.115	0.19
Year Ended December 31, 2005	0.21	0.56	0.21	0.35

Book Value
As of June 30, 2006	12.11	9.61	12.17	20.00
As of December 31, 2005	12.05	9.97	12.12	19.91

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “A CAUTION ABOUT FORWARD-LOOKING STATEMENTS” on page 61), you should carefully consider the matters described below in determining whether to approve the Merger Agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of NewAlliance and Westbank Corporation incorporated by reference into this document and listed in “WHERE YOU CAN FIND MORE INFORMATION” on page 59.

Risks Related to the Merger

The price of NewAlliance common stock will fluctuate before and after the merger, which could increase or decrease the value of the merger consideration received by Westbank Corporation shareholders receiving NewAlliance common stock.

On July 18, 2006, the last trading day before the merger was announced, the closing price of a share of NewAlliance common stock was $14.08. On October 31, 2006, the most recent practicable date before the mailing of this proxy statement, the closing price was $15.48. The price of NewAlliance’s common stock may fluctuate before and after the date you make your election between NewAlliance common stock and cash and after the consummation of the merger. As a result, the market value of NewAlliance’s common stock on the date you make your election could be higher or lower than the market value of NewAlliance’s common stock on the date the exchange ratio will be established, and on the date of closing of the merger. The market price of NewAlliance common stock fluctuates based upon general market and economic conditions, NewAlliance’s business and prospects and other factors. Westbank Corporation’s shareholders are advised to obtain current market quotations for NewAlliance’s common stock. No assurance can be given as to the value of NewAlliance’s common stock at the closing of the merger.

Shareholders may receive a form of consideration different from what they elect.

While each Westbank Corporation shareholder may elect to receive cash or NewAlliance common stock in the merger, on an aggregate basis, 50% of the Westbank Corporation common stock outstanding at the completion of the merger will be converted into the right to receive NewAlliance common stock and 50% of such Westbank Corporation common stock will be converted into the right to receive cash. Therefore, if Westbank Corporation shareholders elect more cash or stock than is available under the Merger Agreement, elections for the over-subscribed form of merger consideration will be adjusted. As a result, if either a cash or stock election proves to be more popular among Westbank Corporation shareholders, and you choose an election that is more popular, you will receive a portion, or a greater portion, of your merger consideration in the form of consideration that you did not elect.

The Merger Agreement limits Westbank Corporation’s ability to pursue alternatives to the merger.

The Merger Agreement contains terms and conditions that make it more difficult for Westbank Corporation to sell its business to a party other than NewAlliance. Westbank Corporation has agreed to take action necessary to convene and to hold a meeting of shareholders of Westbank Corporation to consider and vote upon the approval and adoption of the Merger Agreement and the merger as promptly as practicable following the execution of the Merger Agreement. Subject to certain limited exceptions, Westbank Corporation’s Board of Directors is required to recommend such approval. The Board of Directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that, (i) the Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Board of Directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to Westbank Corporation’s shareholders from a financial point of view than the merger and (iii) the shareholders of Westbank Corporation have not yet approved the Merger Agreement at the Special Meeting. If the Board of Directors determines that it desires to accept an acquisition proposal that satisfies the three criteria described above, Westbank Corporation may terminate the Merger Agreement, subject to the obligation to pay a $4.5 million termination fee to NewAlliance.

NewAlliance required Westbank Corporation to agree to these provisions as a condition to NewAlliance’s willingness to enter into the Merger Agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Westbank Corporation from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Westbank Corporation than it might otherwise have proposed to pay.

Westbank Corporation’s executive officers and directors have financial interests in the Merger that are different from your interest as a Westbank Corporation shareholder.

Westbank Corporation executive officers negotiated the Merger Agreement with NewAlliance, and the Board of Directors approved the agreement and is recommending that Westbank Corporation shareholders vote for the agreement by voting for Proposal One. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Westbank Corporation’s executive officers and directors may have financial interests in the merger in addition to the interests that they share with you as a Westbank Corporation shareholder. As described in detail under the heading “Interests of Westbank Corporation Directors and Executive Officers in the Merger That are Different Than Yours,” there are substantial financial benefits to be conveyed to certain directors and officers of Westbank Corporation and/or Westbank as a result of the merger.

NewAlliance may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, NewAlliance’s ability to realize anticipated cost savings and to combine the businesses of NewAlliance Bank and Westbank Corporation in a manner that does not materially disrupt the existing customer relationships of NewAlliance Bank or Westbank Corporation or result in decreased revenues from any loss of customers. If NewAlliance is not able to achieve these objectives successfully, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

NewAlliance and Westbank Corporation have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of NewAlliance Banschares’ or Westbank Corporation’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Such results may adversely affect the ability of NewAlliance to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Westbank Corporation shareholders who make elections will be unable to sell their shares in the market after making their election.

Westbank Corporation shareholders may elect to receive the merger consideration in the form of cash or stock. Shareholders making an election must turn in their Westbank Corporation stock certificates with their election form. During the time between when the election is made and when stock certificates are received by shareholders following the completion of the merger, Westbank Corporation shareholders will be unable to sell their Westbank Corporation common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

NewAlliance may not receive required regulatory approvals or non-objections. Such approvals or non-objections, if received, may be subject to adverse regulatory conditions.

Before the merger may be completed, NewAlliance or Westbank Corporation must obtain various approvals or non-objections from, or must submit notifications to, the Connecticut Banking Commissioner, the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Boston. Neither NewAlliance nor Westbank Corporation can guarantee that it will receive all required regulatory approvals or non-objections in order to complete the merger. In addition, some of the governmental authorities from which those approvals or non-objections must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company. At the time of the printing of this proxy statement, the parties have obtained the necessary decisions from the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Boston containing no non-customary conditions.

SHAREHOLDER MEETING

Matters to be Considered at the Special Meeting

Westbank Corporation is first mailing this document to the holders of Westbank Corporation’s common stock on or about November 8, 2006. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Westbank Corporation Board of Directors for use at the special meeting of Westbank Corporation’s shareholders on December 13, 2006, at 9:00 a.m. local time, at the Storrowton Tavern located at 1305 Memorial Ave., West Springfield, MA 01089. At the Special Meeting, the holders of Westbank Corporation’s zcommon stock will consider and vote on:

•	the proposal to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and

•
any other business that properly comes before the Special Meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.

Record Date and Voting

The Westbank Corporation Board of Directors has fixed the close of business on October 23, 2006 as the record date for determining the Westbank Corporation shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Westbank Corporation’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on October 23, 2006, there were 4,823,224 shares of Westbank Corporation’s common stock outstanding and entitled to vote at the special meeting, held by approximately 1,920 shareholders of record.

Each holder of Westbank Corporation’s common stock on October 23, 2006 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of Westbank Corporation’s common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the shares of Westbank Corporation s common stock issued and outstanding, abstentions will have the same effect as a vote against the Merger Agreement. Broker non-votes will be included in the calculation of the number of shares represented at the Special Meeting in order to determine whether a quorum has been achieved. Since approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the shares of Westbank Corporation’s common stock issued and outstanding, broker non-votes will have the same effect as a vote against the Merger Agreement.

If a quorum is not obtained, or if fewer shares of Westbank Corporation’s common stock are voted in favor of the proposal for approval of the Merger Agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Merger Agreement.

If your proxy card is properly executed and received by Westbank Corporation in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the Merger Agreement and the merger.

The Westbank Corporation Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the Westbank Corporation Board of Directors.

You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the election form that will be sent to you later and that you can use to elect to receive cash or stock in the Merger. For information about the election form, see

“PROPOSAL ONE THE MERGER - Election Procedures; Surrender of Stock Certificates” on page 32. To vote on the Merger Agreement, you need to complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

Required Vote; Revocability of Proxies

In order to approve and adopt the Merger Agreement, the merger of Westbank Corporation and NewAlliance and the other transactions contemplated by the Merger Agreement, the holders of two-thirds (2/3) of the shares of Westbank Corporation’s common stock issued and outstanding on October 23, 2006, must affirmatively vote FOR the Merger Agreement and the merger.

The required vote of Westbank Corporation’s shareholders on the Merger Agreement and the merger is based on the total number of outstanding shares of Westbank Corporation’s common stock and not on the number of shares that are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting all will have the same effect as voting AGAINST the Merger Agreement and the merger.

Directors and certain executive officers of Westbank Corporation who beneficially owned as of October 23, 2006, a total of 537,719 shares of Westbank Corporation’s common stock (excluding all options to purchase shares of Westbank Corporation’s common stock), which was approximately 11.1% of the outstanding shares of Westbank Corporation’s common stock on that date, have agreed to vote their shares in favor of the Merger Agreement and the merger and against competing proposals.

If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to the Clerk of Westbank Corporation, 225 Park Avenue, West Springfield, Massachusetts 01090-0149, a written notice of revocation before the special meeting,

•	delivering to Westbank Corporation a duly executed proxy bearing a later date before the special meeting, or

•	attending the special meeting and voting in person.

Solicitation of Proxies

The board of directors of Westbank Corporation is soliciting proxies to be voted at a Special Meeting of Shareholders to be held on December 13, 2006, and at any adjournment of the Special Meeting. In addition to solicitation by mail, directors, officers and employees of Westbank Corporation may solicit proxies for the special meeting from shareholders personally or by telephone or telecopier without receiving additional compensation for these activities. Westbank Corporation will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, the beneficial owners, and will reimburse their record holders for their reasonable expenses in doing so. Morrow & Co., Inc., a proxy solicitation firm, will be paid a fee of $7,500, plus out-of-pocket expenses, to assist Westbank Corporation.

Additional information about Westbank Corporation and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 59.

PROPOSAL ONE – THE MERGER

The information in this section is qualified in its entirety by reference to the full text of the Merger Agreement including the exhibits attached thereto, a copy of which is attached to this proxy statement as Appendix A and which is incorporated by reference into this document.

The Parties

NewAlliance, NewAlliance Bank and Westbank Corporation and Westbank have entered into the Merger Agreement. Under this agreement, NewAlliance will acquire Westbank Corporation and Westbank through a merger of Westbank Corporation with and into NewAlliance with NewAlliance surviving and a merger of Westbank with and into NewAlliance Bank, with NewAlliance Bank surviving.

NewAlliance and NewAlliance Bank

NewAlliance is the bank holding company of its wholly owned subsidiary, NewAlliance Bank, established in 2004 through the conversion of New Haven Savings Bank from mutual to stock form, and the simultaneous combination of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. In 2005, NewAlliance acquired Trust Company of Connecticut and, in January, 2006, it acquired Cornerstone Bancorp and its subsidiary, Cornerstone Bank. NewAlliance Bank serves the personal finance, business and wealth management needs of consumers and businesses throughout Connecticut. NewAlliance Bank has 71 branches and is the third largest bank headquartered in Connecticut and the sixth largest bank headquartered in New England. NewAlliance’s Internet website is www.newalliancebank.com.

At June 30, 2006, NewAlliance had total consolidated assets of approximately $7.11 billion, total deposits of approximately $3.95 billion and shareholders’ equity of approximately $1.33 billion. For additional information about NewAlliance that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

NewAlliance, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System. NewAlliance Bank is regulated by the Federal Deposit Insurance Corporation and the Connecticut Banking Commissioner.

Westbank Corporation and Westbank

Westbank Corporation is a Massachusetts corporation and serves as a bank holding company to provide executive, financial and administrative functions for its subsidiaries. Westbank is a wholly-owned subsidiary of Westbank Corporation, engaged in a full-service commercial and consumer banking business. Westbank conducts its operations through its main office located at 225 Park Avenue in West Springfield, Massachusetts 01090-0149 and 16 other branches in Massachusetts and northeastern Connecticut. Westbank Corporation’s Internet website is www.westbankonline.com.

At June 30, 2006, Westbank Corporation had total consolidated assets of approximately $822 million, total deposits of approximately $606 million and shareholders equity of approximately $46 million.

Westbank Corporation, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System. Westbank is regulated by the Federal Deposit Insurance Corporation and the Massachusetts Division of Banks.

Background of the Merger

The Board of Directors of Westbank Corporation and its senior management have regularly reviewed Westbank Corporation’s strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunisticde novo branching, and acquiring and/or affiliating with other financial institutions. These reviews included a periodic assessment by financial advisors of Westbank Corporation’s financial performance and return to shareholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide. In addition, these reviews often included a discussion of the fiduciary duties of Westbank Corporation’s Board of Directors with Thacher Proffitt & Wood LLP, Westbank Corporation’s special legal counsel (“Thacher Proffitt”).

In February of 2005, initial preliminary contact between New Alliance and Westbank Corporation occurred at an informal, “get to know you” meeting between Westbank Corporation’s President and Chief Executive Officer, Donald Chase, and NewAlliance’s Chairman, President and Chief Executive Officer, Peyton R. Patterson. No terms were proposed during the informal conversation and no formal next steps followed the conversation. The parties spoke infrequently between February of 2005 and May 22, 2006.

On April 25, 2006, Mr. Chase met with the Chief Executive Officer of another financial institution (“Company A”). At this meeting, Company A expressed an interest in acquiring Westbank Corporation at a price equivalent to $23 per share. In response to this communication, Westbank Corporation contacted its financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”). On April 27, 2006, management of Westbank Corporation met with KBW to discuss Company A’s proposal. In addition, on this date and at various times throughout May 2006, management and KBW discussed Westbank Corporation’s strategic alternatives, including remaining independent, the potential value of Westbank Corporation in a sale transaction, potential buyer-candidates, values obtained in recent bank merger and acquisition transactions, and the process by which Westbank Corporation could seek indications of interest from third parties with respect to a potential business combination transaction. As a result of these discussions, four potential interested parties were identified: Company A, two additional financial institutions (“Company B” and “Company C”), and NewAlliance.

On May 22, 2006, NewAlliance’s Chairman, President and Chief Executive Officer was advised that Westbank Corporation might have a sincere interest in exploring a transaction.

At a meeting of Westbank Corporation’s Board of Directors on June 7, 2006, Westbank Corporation’s Board discussed the strategic rationale for mergers and the potential value that could be realized in a sale of Westbank Corporation, the process to accomplish such a transaction, and the possible interest of Company A, Company B and NewAlliance (Company C had previously indicated that it was not willing to meet Westbank Corporation’s pricing expectations). Westbank Corporation’s Board then unanimously voted to approve management to enter into discussions with Company A, Company B and NewAlliance and instructed KBW to enter into a confidentiality agreement with each potential buyer for the purpose of exchanging confidential information.

Company A entered into a confidentiality agreement on June 7, 2006, as did NewAlliance. Company B entered into a confidentiality agreement on June 8, 2006. Beginning June 8, 2006, KBW commenced the distribution of certain non-public information to the three interested parties. On June 11, 2006, Company A indicated to KBW, via telephone, that a transaction between itself and Westbank Corporation would provide less than $23 per share for the acquisition of Westbank Corporation, and subsequently ended its discussions with Westbank Corporation regarding a possible transaction.

On June 12, Westbank Corporation provided each of Company B and NewAlliance with a memorandum, prepared by Thacher Proffitt, analyzing the change of control payments due to Westbank Corporation’s executive officers under the employment and change of control agreements between Westbank Corporation and its executive officers.

On June 13, 2006, each of NewAlliance and Company B communicated to KBW a non-binding expression of interest regarding its possible purchase of Westbank Corporation. NewAlliance’s expression of interest indicated that NewAlliance wished to explore the purchase of Westbank Corporation for 50% stock and 50% cash in an amount equivalent to $23 per share price, and indicated that the employment and change of control agreements with Westbank Corporation’s executive officers would be honored. Company B’s expression of interest presented an interest in exploring the purchase of Westbank Corporation for 100% stock in an amount equivalent to $21.50 per share price, and also indicated that employment and change of control agreements with Westbank Corporation’s executive officers would be honored.

On June 14, 2006, the Board of Directors of Westbank Corporation held a special meeting at which it reviewed with KBW and Thacher Proffitt the two expressions of interest from NewAlliance and Company B, as well as an overview of Company A, for comparison and to determine whether to proceed in negotiating with the parties. KBW summarized the two expressions of interest and presented a financial comparison of the terms of each. After an extensive discussion, Westbank Corporation’s Board authorized its executive officers, TPW and KBW to proceed with negotiations with NewAlliance.

After NewAlliance was informed on June 14, 2006 by its financial advisor, Lehman Brothers, that Westbank Corporation wished to negotiate exclusively with NewAlliance to consummate a business combination, Westbank Corporation and NewAlliance negotiated a term sheet, which was determined to be sufficient to justify initiation of formal due diligence activities.

Due diligence was conducted during the weeks of June 19, 2006 and June 26, 2006. NewAlliance, Westbank Corporation and their advisors conducted due diligence at the offices of Tyler Cooper & Alcorn, LLP, counsel to NewAlliance, in New Haven, Connecticut. NewAlliance also conducted due diligence onsite at the offices of Westbank Corporation. Due diligence activities continued to some degree through the date of the announcement of the definitive Merger Agreement on July 18, 2006.

On June 23, 2006, NewAlliance’s counsel circulated an initial draft of the merger agreement. Through July 18, 2006, the parties and their advisors negotiated the terms of the Merger Agreement.

On July 18, 2006, Westbank Corporation’s Board held a special meeting to discuss the final terms of the transaction with NewAlliance. At this meeting, KBW and Thacher Proffitt updated Westbank Corporation’s Board on the material terms that had been resolved and discussed the interests of certain persons in the proposed transaction. Thacher Proffitt reviewed for Westbank Corporation’s Board the material terms of the Merger Agreement, as well as the voting agreement to be entered into by each of the directors and certain of the executive officers of Westbank Corporation, and the legal duties of Westbank Corporation’s Board with respect to Westbank Corporation’s shareholders. KBW delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by NewAlliance was “fair” from a financial point of view to Westbank Corporation’s shareholders. Westbank Corporation’s Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

On July 18, 2006, the parties executed the Merger Agreement and issued a joint press release publicly announcing the transaction.

Westbank Corporation’s Reasons for the Merger and the Recommendation of Westbank Corporation’s Board of Directors

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board of Directors of Westbank Corporation consulted with senior management, KBW and Thacher Proffitt, and considered a number of factors, including but not limited to the following, which are not presented in order of priority:
•	a review of the historical financial statements of Westbank Corporation and NewAlliance and certain other internalin formation, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Westbank Corporation and NewAlliance;
•	the respective business strategies of Westbank Corporation and NewAlliance, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of Westbank Corporation and NewAlliance;
•	the historical performance of Westbank Corporation;
•	the current and prospective environment in which Westbank Corporation operates;
•	the merger consideration offered and the belief of the Board of Directors that the merger consideration is a fair amount and that the mixture of stock and cash is favorable and will result in long-term value for the Westbank Corporation’s shareholders;
•	the fact that Westbank Corporation’s shareholders will have the opportunity to elect to receive shares of NewAlliance common stock or cash (subject to the requirement that 50% of Westbank Corporation’s common stock will be exchanged for NewAlliance’s common stock and 50% will be exchanged for cash);
•	the fact that the transaction is expected to be tax-free to Westbank Corporation’s shareholders, to the extent that Westbank Corporation’s shareholders receive NewAlliance’s common stock in exchange for shares of Westbank Corporation’s common stock;
•	the fact that NewAlliance’s common stock has a favorable dividend yield;
•	the ability of NewAlliance to pay the merger consideration;
•	the compatibility of the corporate cultures of Westbank Corporation and NewAlliance;
•	the business and future prospects of NewAlliance and the Board of Director’s view of the quality of NewAlliance’s common stock as an investment of Westbank Corporation’s shareholders;
•	the geographic fit of the branch networks of NewAlliance and Westbank Corporation;
the anticipated effect of the acquisition on employees of Westbank Corporation (including the fact that Westbank Corporation employees who do not continue as employees of NewAlliance will be entitled to receive severance benefits);
•	the effect on Westbank Corporation’s customers and the communities served by Westbank Corporation;
•	advice from Westbank Corporation’s financial advisors, KBW, that the per share merger consideration is fair to Westbank Corporation’s shareholders from a financial point of view;
•	the terms of the Merger Agreement, including but not limited to the representations and warranties of the parties, the covenants, the consideration, the benefits to our employees, employee and executive termination benefit, and the adequacy of the fiduciary out;
•	the likelihood of obtaining the necessary approvals to closing;
•	a review of the terms, to the extent publicly available, of certain other transactions deemed by KBW to be relevant to its review of the proposed merger; and

•	a review of the prospects of Westbank Corporation remaining independent.

Based on the factors described above, the Board of Directors of Westbank Corporation determined that the transaction was desirable and in the best interests of Westbank Corporation’s shareholders and unanimously approved the Merger Agreement.

THE BOARD OF DIRECTORS OF WESTBANK CORPORATION UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

Opinion of Keefe, Bruyette & Woods, Inc.

On June 13, 2006, Westbank Corporation engaged KBW to act as its financial advisor in connection with the transaction. KBW agreed to assist Westbank Corporation in analyzing, structuring, negotiating and effecting a transaction with NewAlliance. Westbank Corporation selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Westbank Corporation and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On July 18, 2006, the Westbank Corporation Board of Directors held a meeting to evaluate the proposed merger of Westbank Corporation with and into NewAlliance. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to Westbank Corporation as to the fairness from a financial point of view of the consideration to be offered in the merger.

The text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Westbank Corporation’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Westbank Corporation board and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Westbank Corporation shareholder as to how the shareholder should vote at the Westbank Corporation Special Meeting on the merger or any related matter.

In arriving at its opinion, KBW has reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Westbank Corporation and NewAlliance and the merger.

In the course of its engagement as financial advisor KBW has, among other things:

i.	reviewed the Merger Agreement;

ii.	reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2005 for Westbank Corporation;

iii.	reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K for the two years ended December 31, 2005 for NewAlliance;

iv.	reviewed certain interim reports and Quarterly Reports on Form 10-Q and certain other communications from Westbank Corporation to its stockholders;

v.	reviewed certain interim reports and Quarterly Reports on Form 10-Q and certain other communications from NewAlliance to its stockholders;

vi.
held discussions with senior management of Westbank Corporation and NewAlliance with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

vii.	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call for Westbank Corporation and NewAlliance and discussed those estimates with management;

viii.	reviewed and studied the historical stock prices and trading volumes of the common stock of Westbank Corporation and NewAlliance;

ix.
reviewed the pro forma financial impact of the merger on NewAlliance, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of Westbank Corporation and NewAlliance;

x.
analyzed certain publicly available information of other financial institutions that KBW deemed comparable or otherwise relevant to its inquiry, and compared Westbank Corporation and NewAlliance from a financial point of view with certain of those institutions;

xi.	reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to its inquiry; and

xii.	conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable it to render its opinion.

In conducting its review and arriving at its opinion, KBW has relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW has not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected synergies, financing costs and other information prepared by and/or reviewed with the management of Westbank Corporation and NewAlliance and used by KBW in its analyses, Westbank Corporation’s and NewAlliance’s management confirmed to KBW that they reflected the best currently available estimates and judgments of the respective management with respect thereto and KBW assumed that such performances would be achieved. KBW expresses no opinion as to such matters or the assumptions on which they are based. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW has assumed, with Westbank Corporation’s consent, that the aggregate allowances for loan and lease losses for Westbank Corporation and NewAlliance are adequate to cover such losses. In rendering its opinion, KBW has not made or obtained any evaluations or appraisals of the property of Westbank Corporation or NewAlliance, nor has KBW examined any individual credit files.

In connection with rendering its opinion, KBW also has assumed that there has been no change material to its analysis in Westbank Corporation’s or NewAlliance’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to KBW. KBW also has assumed in all respects material to its analysis that Westbank Corporation and NewAlliance will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, that the conditions precedent in the Merger Agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. KBW also has assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW has considered such financial and other factors as it has deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Westbank Corporation and NewAlliance; (ii) the assets and liabilities of Westbank Corporation and NewAlliance; and (iii) the nature and terms of certain other merger transactions involving financial institutions. KBW also has taken into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the financial services industry generally. KBW’s opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to KBW through the date hereof. Events occurring after the date hereof could materially affect this opinion. KBW has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Westbank Corporation common stock or NewAlliance common stock will trade following the announcement of the merger or the actual value of the NewAlliance common shares when issued pursuant to the merger, or the prices at which the NewAlliance common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Westbank Corporation and NewAlliance. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Westbank Corporation Board of Directors in making its determination to adopt the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Westbank Corporation Board of Directors or management of Westbank Corporation with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by KBW

The following is a summary of the material analyses presented by KBW to the Westbank Corporation board on July 18, 2006, in connection with its opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Westbank Corporation Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

Transaction Overview. KBW presented a summary of transaction terms and pricing information. KBW noted that the consideration in the transaction was structured so that 50% of Westbank Corporation common shares will be exchanged for $23.00 in cash and 50% will be exchanged for NewAlliance common stock. The number of NewAlliance shares received will be obtained by dividing $23.00 by the average NewAlliance stock price over a defined period of time, subject to the condition that should the average NewAlliance stock price be below $13.30, the exchange ratio will be fixed at 1.7293 NewAlliance shares per Westbank Corporation share, or should the average NewAlliance stock price be above $14.70, the exchange ratio will be fixed at 1.5646 NewAlliance shares per Westbank Corporation share. Based on NewAlliance’s closing stock price of $13.96 on July 17, 2006, Westbank Corporation shareholders would receive $23.00 in NewAlliance stock per Westbank Corporation share. The aggregate deal value to Westbank Corporation common shareholders and option holders was $116 million on July 17, 2006.

Contribution Analysis. KBW analyzed the relative contributions of Westbank Corporation and NewAlliance to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, tangible common equity, 2005 GAAP net income, 2005 cash net income, estimated 2006 net income, estimated 2006 cash net income and market capitalization. KBW compared the relative contribution of balance sheet and income statement items with the pro forma ownership for Westbank Corporation and NewAlliance based on the 50% stock / 50% cash consideration and on the theoretical ownership Westbank Corporation would have received in a 100% stock transaction based on the $23.00 per share value. Balance sheet data was as of March 31, 2006 and market capitalization data was based on July 17, 2006 closing prices. The results of KBW’s analysis are set forth in the following table.

		Westbank
Category	NewAlliance	Corporation
Total Assets	89%	11%
Gross Loans Held for Investment	89%	11%
Total Deposits	87%	13%
Tangible Common Equity	96%	4%

2005 GAAP Net Income	91%	9%
2005 Cash Net Income	93%	7%

		Westbank
Category	NewAlliance	Corporation
2006 Estimated GAAP Net Income	93%	7%
2006 Estimated Cash Net Income	95%	5%

Market Capitalization	95%	5%

Pro Forma Ownership (50% stock / 50% cash)	96%	4%
Pro Forma Ownership (100% stock)	92%	8%

Forecasted Pro Forma Financial Analysis. KBW analyzed the estimated financial impact of the merger on NewAlliance’s earnings per share and cash earnings per share for the years 2007 and 2008. Cash earnings per share is determined by adding per share amortization of acquisition-related intangible assets to earnings per share. In the course of this analysis, KBW used an internal NewAlliance estimate of 2007 earnings per share and assumed a range of 2007 earnings per share estimates for Westbank Corporation of $0.55 to $0.88. These estimates were grown at 8% for both companies in 2008. KBW further assumed, based on management forecasts that the merger will result in cost savings equal to 19.5% and 30.0% of Westbank Corporation’s estimated pre-tax non-interest expense in 2007 and 2008, respectively. The analysis indicated that the transaction is expected to be from 1.2% dilutive to 0.8% accretive to NewAlliance’s 2007 GAAP earnings per share, 0.4% dilutive to 1.2% accretive to NewAlliance’s 2007 cash earnings per share, 1.3% to 3.3% accretive to NewAlliance’s 2008 GAAP earnings per share and 1.6% to 3.2% accretive to NewAlliance’s 2008 cash earnings per share.

The 2007 internal projections for NewAlliance referred to above used an earnings estimate of $0.57 per share, and are consistent with historical accounting policies. These projections are based on the following key assumptions: $161.0 million, or 2.2% balance sheet growth, $7.9 million, or 4.4% increase in net interest income, $1.5 million increase in loan loss provision, $2.0 million, or 3.7% increase in the levels of non-interest income and $857,000, or 0.6% increase in the level of operating expenses in addition to merger related assumptions for cost savings, merger and related charges and the amortization of intangible assets that are discussed above. Management creates these internal projections from time to time for specific purposes, and they do not constitute NewAlliance’s business plan. The actual results achieved by NewAlliance may vary from these internal projections and the variations may be material for this reason and due to changes in the assumptions used in the projections.

Furthermore, the analysis indicated that NewAlliance’s leverage ratio, tier one risk based capital ratio and total capital ratio would all remain well above regulatory minimums for well-capitalized institutions. This analysis was based on internal projections provided by Westbank Corporation’s and NewAlliance’s senior management teams. For all of the above analysis, the actual results achieved by NewAlliance following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed an analysis of the discounted cash flow value of a share of Westbank Corporation based on a five-year projection of Westbank Corporation earnings per share. KBW assumed an estimated earnings per share value in 2007 for Westbank Corporation and assumed that earnings per share in future periods would grow at a range of growth rates. A constant dividend payout ratio based on the current $0.56 annualized dividends per share rate was applied. In 2011, it was assumed that a share of Westbank Corporation common stock would have value equal to that obtained by multiplying 2011 earnings per share by a range of terminal multiples. The dividends paid annually through 2011 and terminal value in 2011, collectively represented as cash flows, were discounted at a discount rate of 12.0%.

KBW presented three sensitivity tables depicting discounted cash flow values based on post 2007 earnings per share growth rates of 6% to 10% and terminal multiples of 14.0 times to 24.0 times. The three tables had varying 2007 cash earnings per share for Westbank Corporation of $0.60, $0.70 and $0.80. For the $0.60 scenario, a range of values from $8.62 to $15.57 was produced. For the $0.70 scenario, a range of values from $9.69 to $17.76 was produced. For the $0.80 scenario, a range of values from $10.75 to $19.96 was produced.

KBW stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Westbank Corporation common stock.

Selected Transaction Analysis. KBW reviewed publicly available information related to other New England bank and thrift transactions.

The two sets of comparable transactions separately included acquisitions of New England banks and thrifts announced after January 1, 2003, with announced transaction values greater than $15 million. The transactions included in the groups were:

Acquirer	Acquiree

Bank Transactions
UCBH Holdings, Inc.	Asian American Bank & Trust Company
LSB Financial	Village Financial Corporation
NewAlliance Bancshares, Inc.	Cornerstone Bancorp, Inc.
TD Bank Financial Group	Banknorth Group, Inc.
First National Lincoln Corporation	FNB Bankshares
Banknorth Group, Inc.	CCBT Financial Companies, Inc.
Banknorth Group, Inc.	First & Ocean BanCorp
Citizens Financial Group, Inc.	Community Bancorp, Inc.

Thrift Transactions
Webster Financial Corporation	NewMil Bancorp, Inc.
Berkshire Hills Bancorp Inc.	Woronoco Bancorp, Inc.
Benjamin Franklin Bancorp, M.H.C.	Chart Bank
Brookline Bancorp, Inc.	Mystic Financial, Inc.
Banknorth Group, Inc.	BostonFed Bancorp, Inc.
Sovereign Bancorp, Inc.	Seacoast Financial Services Corp.
Banknorth Group, Inc.	Foxborough Savings Bank
Seacoast Financial Services Corp.	Abington Bancorp, Inc.
Webster Financial Corporation	FIRSTFED AMERICA BANCORP, INC.
New Haven Savings Bank	Alliance Bancorp of New England, Inc.
New Haven Savings Bank	Connecticut Bancshares, Inc.
Sovereign Bancorp, Inc.	First Essex Bancorp, Inc.
Citizens Financial Group, Inc.	Port Financial Corp.

	NewAlliance		Bank		Bank		Thrift		Thrift
	Westbank		Transaction		Transaction		Transaction		Transaction
Pricing Measure	Transaction		Average		Median		Average		Median

Price / LTM EPS	24.2	x	22.8	x	21.8	x	23.1	x	21.3	x
Price / Est. Current Year EPS	24.5	x	17.9	x	17.9	x	19.7	x	19.0	x
Price / Book	235%		239%		240%		235%		225%
Price / Tang. Book	304%		270%		260%		271%		267%
Core Deposits Premium	16.7%		19.7%		18.0%		20.7%		21.0%
1 Day Market Premium	27.8%		45.0%		40.5%		14.8%		11.9%
1 Month Market Premium	27.4%		45.3%		35.7%		21.1%		26.7%
Westbank Corporation Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of Westbank Corporation to banks based in Massachusetts, Connecticut, New Hampshire, Vermont and Rhode Island with assets between $500 million and $7 billion.

Companies included in the Westbank Corporation peer group were:

Chittenden Corporation
Boston Private Financial Holdings, Inc.
Independent Bank Corp.
Washington Trust Bancorp, Inc.
Century Bancorp, Inc.
Bancorp Rhode Island, Inc.
Merchant Bancshares, Inc.
Enterprise Bancorp, Inc.
Wainwright Bank & Trust Company
Cambridge Bancorp
Northway Financial, Inc.
Slade’s Ferry Bancorp
Patriot National Bancorp, Inc.

To perform this analysis, KBW used financial information as of and for the quarter ended March 31, 2006. Market price information was as of July 17, 2006 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for peer institutions.

KBW’s analysis showed the following concerning Westbank Corporation’s financial performance:

		Bank	Bank
		Peer	Peer
		Group	Group
Performance Measure	Westbank	Average	Median

Core Return on Assets	0.45%	0.81%	0.88%
Core Return on Equity	7.76%	10.30%	10.14%
Net Interest Margin	2.84%	3.71%	3.81%
Fee Income / Total Revenue	14.5%	22.4%	19.5%
Efficiency Ratio	78.5%	70.1%	70.5%

KBW’s analysis showed the following concerning Westbank Corporation’s financial condition:

		Bank	Bank
		Peer	Peer
		Group	Group
Performance Measure	Westbank	Average	Median

Equity / Assets	5.67%	7.80%	7.76%
Tangible Equity / Tangible Assets	4.43%	6.35%	6.43%
Loans / Deposits	75.7%	88.3%	93.2%
Securities / Assets	40.3%	26.1%	21.7%
Loan Loss Reserve / Gross Loans	0.94%	1.27%	1.28%
Non Performing Assets /	0.45%	0.31%	0.19%
Loans + Other Real Estate Owned
Net Charge Offs / Average Loans	0.02%	0.03%	0.01%

KBW’s analysis showed the following concerning Westbank Corporation’s market valuation:

			Bank		Bank
			Peer		Peer
			Group		Group
Valuation Metric	Westbank		Average		Median

One Year Stock Performance	6.1%		1.4%		-1.0%
Stock Price / Book Value per Share	1.84	x	1.72	x	1.70	x
Stock Price / Tangible Book Value per Share	2.38	x	2.27	x	2.04	x
Stock Price / LTM EPS	18.9	x	18.7	x	14.7	x
Stock Price / 2006 Est. EPS	19.1	x	17.6	x	14.1	x
Stock Price / 2007 Est. EPS	16.4	x	16.1	x	13.0	x
Dividend Yield	3.1%		2.5%		2.3%
2006 Dividend Payout	59.6%		40.9%		41.8%

NewAlliance Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of NewAlliance to thrifts based in Massachusetts, Connecticut, New York and New Jersey with assets between $2 billion and $35 billion.

Companies included in the NewAlliance peer group were:

Hudson City Bancorp, Inc.
New York Community Bancorp, Inc.
Astoria Financial Corporation
Provident Financial Services, Inc.
Dime Community Bancshares, Inc.
Provident New York Bancorp
Flushing Financial Corporation
Brookline Bancorp, Inc.
PennFed Financial Services, Inc.
Berkshire Hills Bancorp, Inc.

To perform this analysis, KBW used financial information as of and for the quarter ended March 31, 2006. Market price information was as of July 17, 2006 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for peer institutions.

KBW’s analysis showed the following concerning NewAlliance’s financial performance:

		Thrift	Thrift
		Peer	Peer
		Group	Group
Performance Measure	NewAlliance	Average	Median

Core Return on Assets	0.73%	0.90%	0.94%
Core Return on Equity	3.73%	8.44%	7.74%
Net Interest Margin	2.96%	2.72%	2.87%
Fee Income / Total Revenue	21.5%	12.7%	13.1%
Efficiency Ratio	63.0%	47.7%	47.4%

KBW’s analysis showed the following concerning NewAlliance’s financial condition:

		Thrift	Thrift
		Peer	Peer
		Group	Group
Performance Measure	NewAlliance	Average	Median

Equity / Assets	19.31%	12.65%	11.64%
Tangible Equity / Tangible Assets	12.85%	9.82%	7.64%
Loans / Deposits	90.4%	119.9%	123.0%
Securities / Assets	34.9%	24.0%	22.6%
Loan Loss Reserve / Gross Loans	1.08%	0.70%	0.58%
Non Performing Assets / Loans + Other Real Estate Owned	0.26%	0.13%	0.13%
Net Charge Offs / Average Loans	-0.04%	0.05%	0.00%

KBW’s analysis showed the following concerning NewAlliance’s market valuation:

			Thrift		Thrift
			Peer		Peer
			Group		Group
	NewAlliance		Average		Median

Valuation Metric
One Year Stock Performance	-1.0%		-3.6%		-1.8%
Stock Price / Book Value per Share	1.16	x	1.55	x	1.44	x
Stock Price / Tangible Book Value per Share	1.88	x	2.18	x	1.92	x
Stock Price / LTM EPS	28.5	x	22.0	x	18.4	x
Stock Price / 2006 Est. EPS	27.4	x	19.8	x	16.9	x
Stock Price / 2007 Est. EPS	22.5	x	17.7	x	15.4	x
Dividend Yield	1.7%		2.8%		2.4%
2006 Dividend Payout	47.1%		52.6%		45.6%

Dividend Impact Analysis: KBW performed an analysis depicting that for each share of Westbank Corporation common stock exchanged for NewAlliance common stock, based on the implied exchange ratio as of July 17, 2006, dividends received would be reduced by 29.4%.

The Westbank Corporation Board of Directors has retained KBW as an independent contractor to act as financial advisor to Westbank Corporation regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Westbank Corporation and NewAlliance. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Westbank Corporation and NewAlliance for KBW’s own account and for the accounts of its customers.

Westbank Corporation and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. For the services described above, Westbank Corporation agreed to pay KBW a cash fee of $100,000 concurrently with the execution of a definitive agreement contemplating the consummation of the Transaction. Westbank Corporation will also pay to KBW at the time of closing a cash fee (“Contingent Fee”) equal to 1.00% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Westbank Corporation common stock. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Westbank Corporation also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

The projected financial information for NewAlliance referred to above under the heading “Summary of Analyses of KBW” in this proxy statement/prospectus has been prepared by, and is the responsibility of, NewAlliance’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement/prospectus relates to NewAlliance’s historical financial information. It does not extend to the projected financial information and should not be read to do so. This projected financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

NewAlliance’s Reasons for Seeking the Merger

The purpose of the merger is to enable NewAlliance to acquire the assets and the business of Westbank Corporation through the mergers of Westbank Corporation into NewAlliance and Westbank into NewAlliance Bank. After the merger, Westbank’s branch banking locations will be operated as NewAlliance Bank branches, allowing NewAlliance to expand its community banking business into Massachusetts.

Structure

Westbank Corporation will merge with and into NewAlliance, with NewAlliance continuing as the surviving holding company, and Westbank will merge into NewAlliance Bank, with NewAlliance Bank continuing as the surviving bank following the merger. When the merger takes place, except as discussed below, each issued and outstanding share of Westbank Corporation’s common stock will be converted into the right to receive the merger consideration, as described below. Cash will be paid instead of fractional shares of NewAlliance common stock. Shares of Westbank Corporation’s common stock held as treasury stock will be canceled and shall cease to exist.

NewAlliance and Westbank Corporation expect that the merger will take place in early January 2007. If the merger does not take place by May 1, 2007, either party may terminate the Merger Agreement unless both parties agree to extend it.

Merger Consideration

The Merger Agreement provides that Westbank Corporation shareholders will have the right, with respect to each of their shares of Westbank Corporation common stock, to elect to receive, subject to proration as described below, either (i) shares of NewAlliance’s common stock, (ii) cash or (iii) a combination of the two.

Subject to the possibility of the proration described below:

•
each share of Westbank Corporation common stock that is to be converted into the right to receive shares of NewAlliance’s common stock will be converted into $23.00 of NewAlliance’s common stock so long as NewAlliance’s average stock price (determined over the twenty (20) business days immediately prior to receiving the last regulatory approval of the merger) is between $14.70 per share and $13.30 per share. If the NewAlliance average trading price is greater than $14.70 per share, the exchange ratio shall be fixed at 1.5646 shares of NewAlliance common stock for each share of Westbank Corporation common stock and if the NewAlliance average trading price is less than $13.30 per share, the exchange ratio shall be fixed at 1.7293; and

•	each share of Westbank Corporation common stock that is to be converted into the right to receive cash will be converted into cash in the amount of $23.00.

Election Limitations. The number of shares of Westbank Corporation common stock that will be converted into NewAlliance common stock in the merger must be 50% of the total shares of Westbank Corporation common stock outstanding immediately before completion of the merger. The remaining 50% of the shares of Westbank Corporation common stock will be converted into the cash consideration. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the total number of shares of NewAlliance common stock to be issued and the cash to be paid in the merger. As a result, if you elect to receive only cash or only stock, you may nevertheless receive a mix of cash and stock, and if you elect to receive a particular combination of cash and stock, you may nevertheless receive a different combination of cash and stock.

No guarantee can be made that you will receive solely stock, solely cash, or a particular combination of stock and cash, if you so elect. As a result of the allocation procedures and other limitations outlined in this document and in the Merger Agreement, you may receive NewAlliance common stock or cash in amounts that vary from the amounts you elect to receive.

Proration if Too Much Stock is Elected. If Westbank Corporation shareholders elect to receive more NewAlliance common stock than NewAlliance has agreed to issue in the merger, then all shares with respect to which shareholders have elected to receive cash (“Cash Election Shares”) and all shares of Westbank Corporation common stock with respect to which a shareholder has not, as of the election deadline, made an election by submitting a properly completed election form (“Non Election Share”) will be converted into the right to receive cash. All shares with respect to which shareholders have elected to receive stock (“Stock Election Shares”) will be converted into the right to receive a pro rata portion of the available NewAlliance shares plus cash for those shares not converted into NewAlliance common stock.

Proration if Not Enough Stock is Elected. If Westbank Corporation shareholders elect to receive fewer shares of NewAlliance common stock than are required to be issued in the merger, then all Stock Election Shares will be converted into the right to receive NewAlliance common stock and Cash Election Shares. Non-Election Shares will be treated in the following manner:

•
If the number of Non-Election Shares is sufficient to make up the shortfall in the number of NewAlliance shares that NewAlliance is required to issue, then all Cash Election Shares will be converted into the right to receive cash, and all Non-Election Shares will be converted into the right to receive a combination of cash and NewAlliance common stock in whatever proportion is necessary to make up the shortfall.

•
If the number of Non-Election Shares is insufficient to make up the shortfall, then all Non-Election Shares will be converted into the right to receive NewAlliance common stock, and all Cash Election Shares will be converted into the right to receive a combination of cash and NewAlliance common stock in whatever proportion is necessary to make up the shortfall.

Westbank Corporation Stock Options. On the business day immediately prior to the completion of the merger, each Westbank Corporation stock option which is outstanding, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product obtained by multiplying (i) the positive difference, if any, between $23.00 and the per share exercise price of such option by (ii) the number of shares of Westbank Corporation common stock subject to such option (this product is referred to as the “Option Consideration”). Westbank Corporation will use its reasonable best efforts to obtain the written acknowledgement of each holder of an outstanding option with regard to the cancellation of the option and payment therefore in accordance with the terms of the Merger Agreement. In addition, the amount of Option Consideration to be paid to each holder of an option will be net of any tax withholdings that Westbank Corporation deems necessary or appropriate.

Fractional Shares. Certificates for fractions of shares of NewAlliance’s common stock will not be issued. Instead of a fractional share of NewAlliance’s common stock, a Westbank Corporation shareholder will be entitled to receive an amount of cash equal to the fraction of a share of NewAlliance’s common stock to which the shareholder would otherwise be entitled multiplied by $23.00.

Payment Procedures. The conversion of Westbank Corporation’s common stock into merger consideration will occur automatically upon completion of the merger. Under the Merger Agreement, after the effective time of the merger, NewAlliance will cause its exchange agent to pay the “purchase price” to each Westbank Corporation shareholder who surrenders the appropriate documents to the exchange agent. In this document, the term “purchase price” refers to the (i) shares (if any) of NewAlliance’s common stock, (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of NewAlliance’s common stock, payable to each holder of Westbank Corporation’s common stock.

Election Procedures; Surrender of Stock Certificates

NewAlliance will send an election form under separate cover approximately 15 to 30 business days prior to the anticipated effective time of the merger. The election form entitles the record holder of Westbank Corporation common stock to indicate a preference to receive in exchange for each of such holder’s shares either (a) all cash, (b) all NewAlliance common stock or (c) a combination of cash and NewAlliance common stock. If no election is made, then such holder will receive the consideration described in the proration procedures above.

To make an effective election, a Westbank Corporation shareholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York City time, on the business day that is one business day prior to the closing of the merger. Please do not send your Westbank Corporation stock certificates with your election form.

You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may also revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the Merger Agreement is terminated. Shareholders will not be entitled to revoke or change their elections following the election deadline.

Westbank Corporation shareholders who do not submit a properly completed election form, or who revoke their election prior to the election deadline, will have their shares of Westbank Corporation common stock designated as non-election shares and will receive the consideration described in the proration procedures above.

In addition to the election form, each Westbank Corporation shareholder will be mailed a letter of transmittal no later than three business days after the closing of the merger for use in exchanging his or her Westbank Corporation stock certificates, which will contain instructions with respect to the surrender of such Westbank Corporation stock certificates and the distribution of cash and certificates representing NewAlliance common stock.

NewAlliance will deposit with the exchange agent the certificates representing NewAlliance’s common stock and cash to be issued to Westbank Corporation’s shareholders in exchange for Westbank Corporation’s common stock. Upon surrendering his or her stock certificate(s) representing shares of Westbank Corporation’s common stock, together with the signed letter of transmittal, the Westbank Corporation shareholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of NewAlliance’s common stock to which such holder shall have become entitled, (ii) a check representing the amount of cash to which such holder shall have become entitled, (iii) a combination of certificates and cash and/or (iv) a check representing the amount of cash in lieu of fractional shares. You will not be paid dividends or other distributions declared after the merger with respect to any NewAlliance common stock into which your shares have been converted until you surrender your Westbank Corporation stock certificates for exchange. No interest will be paid or accrue to Westbank Corporation shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time of the merger, there will be no further transfers of the Westbank Corporation common stock.

If any certificate representing shares of NewAlliance’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed and otherwise be in proper form for transfer and that the person requesting the exchange shall either:

•	affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase;

•
pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that such taxes are not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by Westbank Corporation shareholders for six months after the effective time of the merger will be returned to NewAlliance. Any Westbank Corporation shareholder who has not exchanged shares of Westbank Corporation’s common stock for the purchase price in accordance with the Merger Agreement within six months after the effective time of the merger may look only to NewAlliance for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, NewAlliance, Westbank Corporation, the exchange agent or any other person will not be liable to any Westbank Corporation shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Regulatory Approvals

For the mergers of NewAlliance and Westbank Corporation and NewAlliance Bank and Westbank to take place, NewAlliance and Westbank Corporation must receive the approvals of the Federal Deposit Insurance Corporation, referred to in this section as the “FDIC” and the Connecticut Banking Commissioner, the Massachusetts Board of Bank Incorporation and the Massachusetts Division of Banks. In addition, a waiver request of the Federal Reserve Bank of Boston concerning its otherwise required approval must be approved. In this section, these approvals are referred to as the “required regulatory approvals.” NewAlliance and Westbank Corporation have agreed to cooperate to obtain the required regulatory approvals.

By letter dated September 15, 2006 the Federal Reserve Bank of Boston approved the request that it waive its otherwise required approval. In addition, effective October 12, 2006, the FDIC issued its approval of the merger, subject to the approvals of the Connecticut Banking Commissioner, the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation.

An acquisition statement has been filed with the Connecticut Banking Commissioner in connection with the merger of the banks. In reviewing the acquisition statement, the Connecticut Banking Commissioner will review and consider, among other things, whether the investment and lending policies of NewAlliance Bank and Westbank, if applicable, are consistent with safe and sound banking practices and will benefit the economy of the State, whether the services or proposed services of NewAlliance Bank are consistent with safe and sound banking practices and will benefit the economy of the State, the competitive effects of the transaction, and the financial and managerial resources of NewAlliance and NewAlliance Bank. The Connecticut Banking Commissioner must also determine whether the merger will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, and whether the terms of the merger are reasonable and in accordance with law and sound public policy. The Connecticut Banking Commissioner also will review the records of NewAlliance Bank and Westbank under the CRA. The Connecticut Banking Commissioner may, at his discretion, hold a public hearing on the proposed transaction.

An application has been filed with the Massachusetts Division of Banks in connection with the merger of the banks and, in connection with the merger of the bank holding companies, a petition has been filed with the Massachusetts Board of Bank Incorporation. In reviewing the application and petition, the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation will review and consider, among other things, whether or not competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. The Board of Bank Incorporation will also determine, but not be limited to, whether there is a showing of net new benefits. The term “net new benefits” is described as including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s delineated local community as such term is used within section fourteen of chapter one hundred and sixty-seven of the Massachusetts General Laws, and such other matters as the Board of Bank Incorporation may deem necessary or advisable. The Board of Bank Incorporation may not approve the petition until it receives notice from the Massachusetts Housing Partnership Fund that NewAlliance has committed to make the required amount of funds available for 10 years for the purpose of providing loans to the fund for financing, down payment assistance, share loans, closing costs and other costs related to creating affordable rental housing, limited equity cooperatives and affordable home ownership opportunities and tenant management programs and tenant unit acquisition or ownership programs in state funded public housing developments.

NewAlliance and Westbank Corporation are not aware of any other material governmental approvals that are required for the merger to take place that are not described above. If any other approval or action is required, NewAlliance and Westbank Corporation expect that each would seek the approval or take the necessary action.

The merger cannot take place without all required regulatory approvals, which, with the exception of the FDIC’s approval and the Federal Reserve Bank of Boston’s waiver, have not yet been received. There is no assurance that the remaining required regulatory approvals will be received, or if they are, when they will be received, or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the merger.

Conditions to the Merger

Under the Merger Agreement, NewAlliance and Westbank Corporation are not obligated to complete the merger unless the following conditions are satisfied:

•
the Merger Agreement and the merger are approved and adopted by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Westbank Corporation’s common stock entitled to vote at the special meeting;

•
all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals have expired, and none of the regulatory approvals or statutory waiting periods is subject to any condition or restriction, excluding standard conditions normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of NewAlliance’s Board of Directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Westbank Corporation and NewAlliance or otherwise materially impair the value of Westbank Corporation to NewAlliance;

•	no order, judgment or decree is outstanding against a party to the Merger Agreement that would prevent completion of the merger;

•
a Registration Statement registering the shares of NewAlliance common stock to be issued in the merger to holders of the Westbank Corporation common stock under the Securities Act of 1933 has been declared effective by the Securities and Exchange Commission, no stop order suspending the effectiveness of the Registration Statement is issued and no proceedings for that purpose are initiated or threatened by the SEC for that purpose; and

•
NewAlliance and NewAlliance Bank have received an opinion from Tyler Cooper & Alcorn, LLP, or other qualified professional firm on which the parties agree, and Westbank Corporation and Westbank have received an opinion from Thacher Proffitt & Wood LLP, or other qualified professional firm on which the parties agree, reasonably satisfactory in form and substance to the parties and based upon facts on or about the date of such opinion, to the effect that: (i) the merger, when consummated, either will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or will be treated as part of a reorganization within the meaning of that section; (ii) neither the merger or the Bank merger will adversely affect the merger qualifying as a reorganization within the meaning of that section of the Code; (iii) no gain or loss will be recognized by NewAlliance, NewAlliance Bank, Westbank Corporation or Westbank by reason of the merger; (iv) the exchange of Westbank Corporation common stock to the extent exchanged for NewAlliance common stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of Westbank Corporation; (v) subject to any adjustments to basis as a result of cash received in exchange for Westbank Corporation common stock, the basis of NewAlliance common stock to be received by a Westbank Corporation shareholder will be the same as the basis as so adjusted of the Westbank Corporation common stock surrendered in the merger in exchange therefor; and (vi) provided the Westbank Corporation stock surrendered in the merger is held as a capital asset at the time of the merger, the holding period of the NewAlliance common stock to be received by a Westbank Corporation shareholder will include the period during which the Westbank Corporation shareholder held the Westbank Corporation shares surrendered.

NewAlliance is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•
the representations and warranties of Westbank Corporation contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of an earlier date), and NewAlliance has received a certificate to such effect;

•
Westbank Corporation has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and NewAlliance has received a certificate to such effect;

•
Westbank Corporation has obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger by Westbank Corporation, the failure to obtain which would have a material adverse effect on Westbank Corporation; and

•	Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Westbank Corporation.

Westbank Corporation is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•
the representations and warranties of NewAlliance contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of an earlier date), and Westbank Corporation has received a certificate to such effect;

•
NewAlliance has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and Westbank Corporation has received a certificate to such effect;

•
NewAlliance has deposited into a separate segregated account with the exchange agent the cash portion of the merger consideration and shall be ready, willing and able to issue the stock certificates of NewAlliance representing the appropriate number of shares of NewAlliance common stock comprising the stock portion of the merger consideration;

•
NewAlliance has obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger by NewAlliance, the failure to obtain which would have a material adverse effect on NewAlliance; and

•	Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on NewAlliance.

Conduct of Business Pending the Merger

The Merger Agreement contains various restrictions on the operations of Westbank Corporation before the effective time of the merger. In general, the Merger Agreement obligates Westbank Corporation to continue to carry on its business in the ordinary course consistent with past practices, with specific limitations on the operations of Westbank Corporation. Under the Merger Agreement, unless consented to by NewAlliance Bancshares in writing, Westbank Corporation may not:

•	change or waive any provision of its Articles of Organization, Charter or Bylaws, except as required by law;

•	change the number of shares of its authorized capital stock;

•
except pursuant to the exercise of outstanding options, issue or sell any additional shares of Westbank Corporation common stock or any rights with respect thereto, or enter into any contract option or warrant with respect thereto;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

•
declare or pay any dividends or other distributions on the Westbank Corporation common stock, except for a quarterly cash dividend not to exceed $.014 per share, with payment and record dates consistent with past practice, and except that Westbank may pay dividends to Westbank Corporation (as permitted under applicable law or regulations);

•	enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;
•
except in the ordinary course of business consistent with past practice, including non-callable borrowings from the Federal Home Loan Bank of Boston, incur any liabilities or obligations, including any obligation for borrowed money other than borrowings not exceeding the amount reflected on the balance sheet contained in the Westbank Corporation Financial Statements as of December 31, 2005, or acquire any equity, debt, or, except in the ordinary course of business consistent with past practice, other investment securities; in addition, any Federal Home Loan Bank of Boston borrowings or reverse repurchase agreements with a maturity of more than one year must be preapproved by NewAlliance’ Chief Investment Officer;

•
make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate, except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

•
except for commitments issued prior to the date of the Merger Agreement which have not yet expired and which have been disclosed to NewAlliance, and the renewal of existing lines of credit to non-criticized borrowers/relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $1.0 million, except that total credits to existing borrowers may be up to $2.5 million under certain circumstances; in addition, the following require the prior consent of NewAlliance: a residential loan of $750,000 or greater; a consumer loan of $100,000 or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to Westbank Corporation’s loan policy as it exists at the date of the Merger Agreement; any subprime loans or leveraged buy-out loans; any commercial or business loan to or for restaurants, airplanes, gas stations or marinas; any commercial real estate loan for a special use property for development or construction of hotels/motels, golf courses, or assisted living units;

•
grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that such increases shall in any event not result in an annual average adjustment of more than 4.0%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer of NewAlliance;

•
enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date of the Merger Agreement and disclosed to NewAlliance; grant any increase in rates of compensation to, or, except for 2006 cash bonuses disclosed to NewAlliance, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers;

•
adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as disclosed to NewAlliance, or permit the vesting of any material amount of benefits under any such plan other than as required by the existing provisions of such plan; or make any contributions to any Westbank Corporation Employee Plan not in the ordinary course of business consistent with past practice;

•
increase the number of non-officer personnel over the staffing level previously authorized as disclosed to NewAlliance, or increase the number of officers over the number of officers currently employed, without the prior consent of NewAlliance Bancshares’ Chief Operating Officer;

•	except as previously disclosed to NewAlliance, make an application for the opening or closing of any, or open or close any, branch or automated banking facility;

•
make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

•
except in limited circumstances, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

•	make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

•
enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practice;

•	invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

•
except as may be required by changes in applicable law or regulations or in GAAP or PCAOB accounting pronouncements, make any change in policies in existence as of the date of the Merger Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NewAlliance;

•
waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Westbank Corporation or any of its subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

•
other than required purchases of FHLB stock, purchase any equity securities; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with Westbank Corporation’s current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities except in certain limited circumstances; in addition, purchases of any debt securities with a final maturity of more than five (5) years or for which a premium of more than 2% is paid, and any purchase of a structured note or callable security must be pre-approved by NewAlliance’s Chief Investment Officer;

•
other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

•
take any action, other than in accordance with the Merger Agreement, that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, except for payment required to be made in connection with Westbank Corporation’s good faith termination of any employee or director for cause;

•
take any action, other than in accordance with the Merger Agreement, that would give rise to an acceleration of the right to payment to any individual under any Westbank Corporation Employee Plan, provided that if Westbank Corporation or any Westbank Corporation Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation;

•
accelerate the vesting of unvested restricted stock awards granted pursuant to the Westbank Corporation Stock Plan to a date earlier than the date the Westbank Corporation shareholders approve the Merger Agreement;

•
acquire a participation of $1.0 million or more in any loan that would properly be included in the Westbank Corporation Commercial and Industrial Loan Portfolio, without the prior consultation and consent of NewAlliance Banschares;

•	enter into any new or depart from any existing line of business without the prior consent of NewAlliance;

•
materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

•
purchase or sell any residential or consumer loan pool which, individually or when aggregated with other sales or purchases prior to the Effective Time, would exceed $1.0 million without prior approval of NewAlliance’s Chief Investment Officer;

•	elect or appoint a new director;

•	take any action that would prevent or impede the merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

•
take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the merger not being satisfied or (z) a material violation of any provision of the Merger Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

•	agree to do any of the foregoing.

Acquisition Proposals

Under the Merger Agreement, Westbank Corporation has agreed to take, in accordance with applicable law and Westbank Corporation’s articles of organization and bylaws, all action necessary to convene, and to hold a meeting of the shareholders of Westbank Corporation to consider and vote upon the approval and adoption of the Merger Agreement and any other matters required to be approved by Westbank Corporation’s shareholders for consummation of the merger as promptly as practicable after execution of the Merger Agreement. Subject to certain limited exceptions, Westbank Corporation’s Board of Directors is required to recommend such approval, and Westbank Corporation has agreed to take all reasonable, lawful action to solicit such approval by its shareholders.

Notwithstanding the foregoing, neither Westbank Corporation nor the Board of Directors of Westbank Corporation is prohibited from:

•
providing information in response to a request therefor by a person who has made an unsolicited bona fide written “acquisition proposal” if the Westbank Corporation Board of Directors receives from the person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NewAlliance;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the shareholders of Westbank Corporation,

if and only to the extent that, in each such case, (i) Westbank Corporation’s Board of Directors determines in good faith (after consultation with legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) Westbank Corporation’s Board of Directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Westbank Corporation’s shareholders from a financial point of view than the merger, and (iii) the shareholders of Westbank Corporation have not yet approved the Merger Agreement.

An acquisition proposal which is received and considered by Westbank Corporation in compliance with the foregoing provisions and which meets the requirements set forth above is referred to as a “superior proposal.” Westbank Corporation has agreed that it will notify NewAlliance orally within one business day, with written notice to follow within three business days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Westbank Corporation or any of its representatives after the date of the Merger Agreement, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NewAlliance informed of any material developments with respect thereto immediately upon the occurrence thereof.

In the event that Westbank Corporation’s Board of Directors determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a superior proposal, it is required to notify NewAlliance in writing of its intent to terminate the Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the superior proposal. NewAlliance shall have five business days to evaluate and respond to Westbank Corporation’s notice. If NewAlliance proposes an amendment to the Merger Agreement with terms that are at least equal to those in the superior proposal as determined by Westbank Corporation’s Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, Westbank Corporation must accept the proposed amendment. If Westbank Corporation determines otherwise, it may accept the superior proposal.

The Merger Agreement defines an “acquisition proposal” as any proposal or offer with respect to any of the following (other than transactions contemplated by the Merger Agreement) involving Westbank Corporation: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its assets in a single transaction or a series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Expenses; Termination Fee

The Merger Agreement generally provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid for by the party incurring such expense.

Westbank Corporation will be required to pay a $4.5 million termination fee to NewAlliance if NewAlliance terminates the Merger Agreement because Westbank Corporation’s Board of Directors fails to recommend the merger to Westbank Corporation’s shareholders, or if a tender offer or exchange offer for 25% or more of the outstanding shares of Westbank Corporation stock is commenced (other than by NewAlliance) and Westbank Corporation’s Board of Directors recommends acceptance of the offer, or if Westbank Corporation terminates the Merger Agreement in order to accept a superior proposal which has been received and considered by Westbank Corporation and its Board of Directors in compliance with the terms of the Merger Agreement.

Westbank Corporation will also pay the termination fee to NewAlliance if Westbank Corporation or Westbank enters into an agreement for or consummates an acquisition transaction within twelve (12) months after termination of the Agreement and either:

•
the Merger Agreement is terminated by NewAlliance as a result of a material breach by Westbank Corporation or Westbank of a representation, warranty, covenant or other agreement contained in the Merger Agreement and an offer or proposal for another transaction for the acquisition of Westbank Corporation or Westbank by a third party shall have been publicly announced or otherwise communicated or made known to Westbank Corporation’s senior management or Board of Directors prior to the termination of the Merger Agreement; or

•
the Merger Agreement is terminated by either party because Westbank Corporation’s shareholders do not approve the merger at the Special Meeting and an offer or proposal for another transaction for the acquisition of Westbank Corporation or Westbank by a third party shall have been publicly announced or otherwise communicated or made known to Westbank Corporation’s senior management or Board of Directors prior the date of the vote of the shareholders of Westbank Corporation.

Representations and Warranties

In the Merger Agreement, Westbank Corporation made representations and warranties to NewAlliance. The material representations and warranties of Westbank Corporation include the following:

•	capitalization of Westbank Corporation;

•	the proper organization and good standing of Westbank Corporation and its subsidiaries;

•	existence of corporate power and authority of Westbank Corporation to conduct its business and to execute, deliver and perform its various obligations under the transaction documents;

•	ownership of all subsidiaries, including Westbank;

•	a listing of all consents and approvals required to complete the merger;

•	proper presentation and accuracy of Westbank Corporation’s financial statements and books and records;

•	absence of any material adverse changes in Westbank Corporation since the December 31, 2005 Westbank Corporation audited financial statements;

•	existence of material contracts and their effectiveness;

•	operations in material compliance with applicable law;

•
accuracy of disclosures to NewAlliance about Westbank Corporation’s loan portfolio, and compliance with respect to the allowance for possible loan losses in Westbank Corporation’s financial statements with generally accepted accounting policies consistent with Westbank Corporation’s past practices;

•	timely filing of regulatory and securities reports;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	timely filing of tax returns and absence of tax claims;

•	absence of material litigation;

•	existence of employee benefit plans and compliance with applicable law;

•	material compliance with environmental law;

•	existence of appropriate insurance coverage;

•	absence of pending or threatened work stoppage or any labor disputes, arbitration or lawsuit except as disclosed to NewAlliance Bancshares;

•	no brokerage commissions or finder’s fees payable, other than to KBW;

•	absence of off-balance sheet transactions except as disclosed to NewAlliance;

•	receipt of a fairness opinion from KBW;

•	the vote required to approve the Merger Agreement, the inapplicability on any anti-takeover statute and the absence of a trigger of the Westbank Shareholder Rights Agreement;

•	existence of and disclosure about joint ventures;

•	the interests of the officers and directors of Westbank Corporation;

•	ownership of intellectual property used in the conduct of Westbank Corporation’s business; and

•	accuracy of information regarding Westbank Corporation to be included in this document.

In the Merger Agreement, NewAlliance made representations and warranties to Westbank Corporation. The material representations and warranties of NewAlliance include the following:

•	capitalization of NewAlliance;

•	proper organization and good standing of NewAlliance and NewAlliance Bank;

•	existence of corporate power and authority to execute, deliver and perform NewAlliance’s and NewAlliance Bank’s obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the Merger;

•
that the information contained in the various consolidated financial statements of NewAlliance and its subsidiaries delivered to Westbank Corporation is true, correct and complete and fairly presents the consolidated operating results and financial condition of NewAlliance and its subsidiaries;

•	absence of off-balance sheet transactions except as disclosed to Westbank Corporation;

•	timely filing of regulatory and securities reports;

•	no brokerage commissions or finder’s fees payable, other than to Lehman Brothers;

•	timely filing of tax returns and absence of tax claims;

•	absence of material litigation;

•	existence of employee benefit plans and compliance with applicable law;

•
that the shares of NewAlliance common stock to be issued pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights when issued;

•	absence of any material adverse changes in NewAlliance since the December 31, 2005 NewAlliance audited financial statements;

•	operations in material compliance with applicable law; and

•	absence of pending or threatened work stoppage or any labor dispute, arbitration or lawsuit except as disclosed to Westbank Corporation;

Termination and Amendment of the Merger Agreement

Before or after Westbank Corporation shareholders approve the Merger Agreement, it may be terminated:

•	by mutual written consent of NewAlliance and Westbank Corporation;

•
by either NewAlliance or Westbank Corporation in the event of a breach of any of the representations or warranties or covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the party making the representation or warranty or failing to perform or comply with a covenant or agreement, or on the consummation of the transaction;

•
by NewAlliance or Westbank Corporation if the merger is not consummated by May 1, 2007, except to the extent that the failure of the merger to then be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement pursuant to this provision to perform the covenants or agreements of such party set forth in the Merger Agreement;

•
by NewAlliance or Westbank Corporation in the event the approval of any governmental authority required for consummation of the merger has been denied by final nonappealable action of such governmental authority, or such governmental authority has requested the permanent withdrawal of any application therefore, provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals and to timely and fully address any objections raised or questions posed by the governmental authority, except to the extent the failure to obtain any such approval arises out of or results from the failure of the party seeking to terminate the Merger Agreement pursuant to this provision to perform the covenants or agreements of such party set forth in the Merger Agreement;

•
by NewAlliance or Westbank Corporation in the event the approval of the shareholders of Westbank Corporation is not obtained at the Special Meeting of shareholders, except to the extent the failure to obtain such approval arises out of or results from the failure of the party seeking to terminate the Merger Agreement pursuant to this provision to perform the covenants or agreements of such party set forth in the Merger Agreement;

•
by NewAlliance, if at any time prior to the special meeting of Westbank Corporation’s shareholders, the Board of Directors of Westbank Corporation has failed to recommend approval and adoption of the Merger

Agreement to Westbank Corporation shareholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of NewAlliance; or

•
by Westbank Corporation, at any time prior to the approval of the Merger Agreement by the shareholders of Westbank Corporation, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a superior proposal which has been received and considered by Westbank Corporation and the Board of Directors of Westbank Corporation in compliance with the terms of the Merger Agreement.

Prior to the effective time of the merger, any provision of the Merger Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties to the Merger Agreement approved or authorized by their respective Boards of Directors and executed in the same manner as the Merger Agreement, except that, after approval of the merger by the shareholders of Westbank Corporation, no amendment may be made which, under applicable law, requires further approval of such shareholders without obtaining such required further approval.

Material Federal Income Tax Consequences

The following summary discusses the material federal income tax consequences of the merger to Westbank Corporation shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect.

The summary assumes that the holders of shares of Westbank Corporation’s common stock hold their shares as capital assets. The summary applies only to holders of shares of Westbank Corporation common stock that are U.S. persons. For purposes hereof, a U.S. person is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

The summary does not address the tax consequences that may be applicable to particular Westbank Corporation shareholders in light of their individual circumstances or to Westbank Corporation shareholders who are subject to special tax rules, including:

•	tax-exempt organizations;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	banks or other financial institutions;

•	insurance companies;

•	non-United States persons;

•	shareholders who acquired shares of Westbank Corporation’s common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	shareholders who are subject to the alternative minimum tax;

•	shareholders who hold shares of Westbank Corporation’s common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	traders in securities who elect to apply a mark-to-market method of accounting; and

•	holders that do not hold their Westbank Corporation common stock as capital assets.

This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The federal tax consequences of the merger to you will depend primarily on whether you exchange your Westbank Corporation common stock solely for NewAlliance common stock (except for cash received instead of a fractional share of NewAlliance common stock), solely for cash or for a combination of stock and cash.

Exchange Solely for Cash. In general, if, pursuant to the merger, a holder exchanges all of the shares of Westbank Corporation common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Westbank Corporation common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Westbank Corporation common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. Individuals generally qualify for favorable tax rates on long-term capital gains.

Exchange Solely for NewAlliance Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of Westbank Corporation common stock actually owned by it solely for shares of NewAlliance common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of NewAlliance common stock (as discussed below). The aggregate adjusted tax basis of the shares of NewAlliance common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Westbank Corporation common stock surrendered for the NewAlliance common stock, reduced by the adjusted tax basis allocable to any fractional shares deemed received in the merger as described below. The holding period of the NewAlliance common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Westbank Corporation common stock were held.

Exchange for NewAlliance Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of Westbank Corporation common stock actually owned by it for a combination of NewAlliance common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the NewAlliance common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Westbank Corporation common stock surrendered) and (ii) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Westbank Corporation common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of Westbank Corporation’s accumulated earnings and profits as calculated for United States federal income tax purposes.

The aggregate tax basis of NewAlliance common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Westbank Corporation common stock for a combination of NewAlliance common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Westbank Corporation common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of NewAlliance common stock), and increased by the amount of gain, if any, recognized by the holder on the exchange. The holding period of the NewAlliance common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Westbank Corporation common stock surrendered.

Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of NewAlliance common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of Westbank Corporation common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Westbank Corporation common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Westbank Corporation shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to NewAlliance and the exchange agent.

Options. As described above in the section titled “Merger Consideration — Westbank Corporation Stock Options,” upon completion of the merger, subject to the possibility of a future purchase price adjustment, each Westbank Corporation stock option which is outstanding immediately before the merger, whether or not exercisable or vested, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product obtained by multiplying (i) the positive difference, if any, between $23.00 and the per share exercise price of such option by (ii) the number of shares of Westbank Corporation common stock subject to such option. This cash payment to be received by option holders will be treated as ordinary income for federal income tax purposes, and the amount paid to each holder of an option will be net of any tax withholdings that NewAlliance or Westbank Corporation deem necessary or appropriate. The payment of such amount is subject to each holder of an option executing an instrument of cancellation as NewAlliance and Westbank Corporation deem appropriate.

The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Westbank Corporation’s common stock. The tax effects that are applicable to a particular holder of Westbank Corporation common stock may be different from the tax effects that are applicable to other holders of Westbank Corporation common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of Westbank Corporation common stock are urged to consult their own tax advisors.

Holders of Westbank Corporation options are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Accounting Treatment

The merger, if completed, will be treated as a purchase by NewAlliance of Westbank Corporation for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of Westbank Corporation will be recorded on the books of NewAlliance at their respective fair values at the time of the consummation of the merger.

Resales of NewAlliance’s Common Stock Received in the Merger

The issuance of shares in the merger will be registered under the Securities Act of 1933, and the shares will be approved for listing on the New York Stock Exchange and freely transferable, except for shares received in the merger by persons, including directors and executive officers of Westbank Corporation or NewAlliance, who may be deemed to be “affiliates” of any of Westbank Corporation or NewAlliance under the SEC’s Rule 144. The term “affiliate” generally means any person who controls, is controlled by or is under common control with, and for purposes hereof could be deemed to include all executive officers, directors and 10% or greater shareholders of, Westbank Corporation or NewAlliance.

The SEC’s Rule 145 will restrict the sale of NewAlliance common stock received in the merger by affiliates of Westbank Corporation and certain of their family members and related interests. Generally speaking, during the one year period following the effective time of the merger, those persons who are affiliates of Westbank Corporation at the time of the Westbank Corporation Special Meeting, provided they do not become affiliates of NewAlliance at or following the consummation of the merger, may publicly resell any amount of NewAlliance common stock received by them in the merger, subject to certain limitations, including, among other things, that the amount of NewAlliance common stock sold by them in any three-month period may not exceed the greater of 1% of the outstanding shares of NewAlliance common stock or the average weekly reported volume of trading in NewAlliance’s common stock, and that the stock must be sold through a registered broker/dealer. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of NewAlliance after the consummation of the merger may publicly resell the NewAlliance common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144. Affiliates also would be permitted to resell the NewAlliance shares received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act’s registration requirements. This proxy statement/prospectus does not cover any resales of NewAlliance shares received in the merger by persons who may be deemed to be affiliates of NewAlliance or Westbank Corporation.

Affiliates of both parties have previously been notified of their status. The Merger Agreement requires Westbank Corporation to use reasonable efforts to receive a letter agreement from each person who is an affiliate of Westbank Corporation restricting the transferability of any shares of NewAlliance’s common stock received in the merger.

Employee Benefits

NewAlliance Bank expects that it will extend offers of employment to branch office customer service employees of Westbank Corporation as of the effective time of the merger and such other Westbank Corporation employees as NewAlliance reasonably requires for the conduct of its business following the effective time of the merger. Each employee of Westbank Corporation who accepts an offer of employment from NewAlliance Bank will be entitled to participate in whatever benefit plans NewAlliance Bank maintains for the benefit of its similarly situated employees on an equitably equivalent basis, except to the extent that NewAlliance continues to maintain an existing Westbank Corporation plan in which the employee continues to participate. Credit for service with Westbank Corporation will be given for eligibility purposes under NewAlliance’s defined benefit pension plan, employee stock ownership plan and 401(k) plan. No credit for Westbank Corporation employment will be given for benefit accrual or vesting purposes except for vesting in connection with the NewAlliance defined benefit pension plan and the NewAlliance 401(k) Plan generally and, particularly, the employer match with respect to 401(k) Plan participants’ 401(k) Plan investments in the NewAlliance employee stock ownership plan.

With respect to any NewAlliance plan which is a health, life or disability insurance plan, each Westbank Corporation employee who accepts an offer of employment from NewAlliance Bank will not be subject to any eligibility waiting periods or pre-existing condition limitations for conditions covered under such plans, provided that the employee had satisfied any similar waiting period or pre-existing condition limitation under the comparable benefit plan of Westbank Corporation. Each NewAlliance plan that provides health insurance benefits will honor any deductible, co-payment and out-of-pocket expenses incurred under and in accordance with any comparable Westbank Corporation plan for the year in which the effective time of the merger occurs.

Westbank Corporation employees who do not accept an offer of employment from NewAlliance Bank will be entitled to whatever severance benefits, deferred compensation, retirement, salary continuation and surrender agreements, arrangements, policies or programs in place at Westbank Corporation at the time of the Merger Agreement and disclosed to NewAlliance. NewAlliance Bank or Westbank, with the permission of NewAlliance Bank, may pay retention payments to Westbank Corporation employees who remain in the employ of Westbank Corporation through the effective date of the merger or in the employ of NewAlliance for defined periods of time following the effective date of the merger.

Voting Agreements

Westbank Corporation’s directors and Gary L. Briggs, Executive Vice President and John M. Lilly, Treasurer and Chief Financial Officer of Westbank Corporation (the Directors and Messrs. Briggs and Lilly are hereinafter referred to collectively as the “Voters”) have entered into voting agreements. These voting agreements require the Voters to vote all of the shares of Westbank Corporation common stock beneficially owned by them in favor of the Merger Agreement and the merger and against any competing proposals.

As of the record date, the Voters collectively held shares of Westbank Corporation common stock that represented approximately 11.1% of the outstanding Westbank Corporation common stock. None of the Voters were paid additional consideration in connection with the execution of such agreements.

Interests of Westbank Corporation Directors and Executive Officers in the Merger That are Different Than Yours

Some of the members of Westbank Corporation management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Westbank Corporation generally. The board of directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.

Equity-Based Awards. Immediately prior to the effective time of the merger, any unexercised option will be terminated and each holder will receive in consideration for the cancellation of such option a cash payment in an amount equal to the difference between $23.00 and the exercise price of such stock option, multiplied by the number of shares of common stock subject to such option, less any required tax withholdings. In addition, upon shareholder approval of the merger, all unvested shares of restricted stock then outstanding will become fully vested and may be exchanged for cash or stock subject to the election procedures applicable to all shares of Westbank Corporation.

The following table sets forth the number of unexercised options and unvested shares of restricted stock that were held by the executive officers and all non-employee directors as a group as of the date of this document.

		Payment
		Immediately Prior
		to Completion of
		Merger in
		Cancellation		Value of Unvested
		of Unexercised		Shares of Restricted
	Number of	Options (Before	Number of	Stock (Before
	Unexercised	Deduction of	Unvested Shares of	Deduction of
Name	Options	Withholding Taxes)	Restricted Stock	Withholding Taxes)

Donald R. Chase	202,308	$2,326,913	21,600	$ 496,800
Gary L. Briggs	62,842	725,421	7,200	165,600
John M. Lilly	62,842	725,421	7,200	165,600
Kathleen A. Jalbert	-	-	6,000	138,000
Trenton E. Taylor	9,523	104,085	6,000	138,000
All non-employee directors as a group (7 persons)	68,699	783,900	21,000	483,000

Total	406,214	$4,655,740	69,000	$1,587,000

Employment Agreement. Westbank Corporation has entered into an employment agreement with Mr. Donald R. Chase to secure his services as President and Chief Executive Officer. This employment agreement has a term of three years that may be renewed annually after a review of the executive’s performance. This agreement provides for an initial minimum annual salary, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for so long as the executive is subject to suit for claims deriving from service to Westbank Corporation and Westbank after termination. Westbank Corporation and Westbank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, the executive will be owed severance benefits generally equal to the value of the cash compensation and fringe benefits (including the value of accruals under both tax-qualified and nonqualified benefits plans in which he participates) that the executive would have received if he had continued working for the remaining unexpired term of the agreement. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; or other material breach of contract by Westbank Corporation or Westbank which is not cured within 30 days. For 90 days after a change in control, the executive may resign for any reason and collect severance benefits as if he had been discharged without cause calculated as if the remaining unexpired term of the agreement is three years. If Westbank Corporation or Westbank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute” payment under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreement, Westbank Corporation would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that Westbank Corporation, rather than the executive, bears the financial cost of the excise tax. Neither Westbank Corporation nor Westbank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Change of Control Agreements. Westbank Corporation and Westbank have jointly entered into 30 month change of control agreements with each of Messrs. Briggs, Lilly, Taylor and Ms. Jalbert. The term of these agreements is perpetual until Westbank gives notice of non-extension, at which time the term is fixed for 30 months. Generally, Westbank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westbank or Westbank Corporation signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional 30 months. Westbank would pay the same severance benefits if the officer resigns after a change of control. If Westbank or Westbank Corporation experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the officer, on excess parachute payments. Under the change of control agreement, Westbank Corporation would reimburse the officers for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the officers would retain approximately the same net-after tax amounts under the change of control agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Westbank Corporation, rather than the officers, bears the financial cost of the excise tax. Neither Westbank Corporation nor Westbank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Supplemental Retirement Plans. Messrs. Chase, Briggs, Lilly, Taylor and Ms. Jalbert as well as all non-employee directors are participants in supplemental retirement plans under which they will be paid their accrued benefits as of the closing of the merger. These amounts will equal $1,093,302, $214,599, $408,817, $102,467, $115,218, and $323,757 for Messrs. Chase, Briggs, Lilly, Taylor, Ms. Jalbert and the non-employee directors as a group, respectively. These amounts have not increased due to the occurrence of the merger.

New Termination, Release and Noncompetition Agreements. On July 18, 2006, Westbank Corporation, Westbank and NewAlliance entered into a termination, release and noncompetition agreement (a “Termination and Noncompetition Agreement”) with each of Donald R. Chase, the President and Chief Executive Officer of Westbank Corporation, Gary L. Briggs, the Executive Vice President of Westbank Corporation, and John M. Lilly, the Treasurer and Chief Financial Officer of Westbank Corporation. The Termination and Noncompetition Agreements provide that the employment of Messrs. Chase, Briggs and Lilly will be terminated upon completion of the merger and that Messrs. Chase, Briggs and Lilly will receive the severance payments and benefits described below in full satisfaction of their rights under their respective employment or change of control agreement.

Mr. Chase will receive the following payments and benefits under his Termination and Noncompetition Agreement:

•
a lump sum cash payment of $2,824,777 in December 2006, representing the additional accruals that would have been credited to his account under his executive supplemental retirement plan agreement (“SERP”) with Westbank for the next five years;

•	a lump sum cash payment of $300,000 in December 2006, representing a partial prepayment of his cash severance;

•	a maximum lump sum cash payment of $1,627,169 upon completion of the merger, representing his remaining cash severance;

•	a lump sum cash payment of $1,093,302 on the business day immediately preceding the effective date of the merger, representing his vested SERP benefits; and

•	continued health, dental, life and disability coverage until the earlier of 36 months following completion of the merger or the date Mr. Chase commences full-time employment with a new employer.

Mr. Briggs will receive the following payments and benefits under his Termination and Noncompetition Agreement:

•	a maximum lump sum cash payment of $724,627 upon completion of the merger, representing his cash severance;

•	a lump sum cash payment of $214,599 on the business day immediately preceding the effective date of the merger, representing his vested SERP benefits; and

•	continued health, dental, life and disability coverage until the earlier of 30 months following completion of the merger or the date Mr. Briggs commences full-time employment with a new employer.

Mr. Lilly will receive the following payments and benefits under his Termination and Noncompetition Agreement:

•	a maximum lump sum cash payment of $773,510 upon completion of the merger, representing his cash severance;

•	a lump sum cash payment of $408,817 on the business day immediately preceding the effective date of the merger, representing his vested SERP benefits; and

•	continued health, dental, life and disability coverage until the earlier of 30 months following completion of the merger or the date Mr. Lilly commences full-time employment with a new employer.

The lump sum cash payments to each of the executives will be reduced by applicable tax withholdings. The maximum cash severance amounts to be paid upon completion of the merger to Messrs. Chase, Briggs and Lilly are subject to reduction if such amounts, either alone or together with other payments and benefits the executive is entitled to receive, constitute parachute payments under Section 280G of the Code and either (1) Westbank Corporation or Westbank fails to make all of the payments required to be made in December 2006, (2) Westbank Corporation fails to accelerate the vesting of all of the unvested restricted stock awards held by the executive to the date of the Special Meeting, or (3) any of the representations of the executive and Westbank Corporation as to the executive’s historical compensation and severance payments and benefits is incorrect. If the severance payments and benefits constitute a parachute payment and none of clauses (1) to (3) above are applicable, then the executive would be entitled to receive reimbursement of the 20% excise tax that would be imposed on the parachute payments in excess of his five-year average taxable compensation, plus an additional gross-up payment to place him in the same after-tax position that he would have been in if no excise tax had been imposed. None of the severance payments or benefits to Messrs. Chase, Briggs and Lilly are expected to be a parachute payment under Section 280G of the Code.

Pursuant to their Termination and Noncompetition Agreements, each of Messrs. Chase, Briggs and Lilly agreed not to compete against NewAlliance, NewAlliance Bank or any of their subsidiaries through any enterprise or entity located in either Hampden County in Massachusetts or Windham County in Connecticut for a period of 12 months following completion of the merger. In addition, Messrs. Chase, Briggs and Lilly each agreed for a period of 12 months following completion of the merger not to (1) solicit or induce any employee of NewAlliance or any of its subsidiaries to leave the employment of such entities, or (2) solicit any customer of NewAlliance or any of its subsidiaries to transact business with any competing business, or to reduce or refrain from doing any business with NewAlliance or its subsidiaries, or to interfere with or damage any relationship between NewAlliance or its subsidiaries and any such customers.

New Termination and Release Agreements. On July 18, 2006, Westbank Corporation, Westbank and NewAlliance entered into a termination and release agreement (a “Termination and Release Agreement”) with each of

Kathleen A. Jalbert, the Senior Vice President - Branch Administration of Westbank, and Trenton E. Taylor, the Senior Vice President - Collections of Westbank. The Termination and Release Agreements provide that the employment of Ms. Jalbert and Mr. Taylor will be terminated upon completion of the merger and that Ms. Jalbert and Mr. Taylor will receive the severance payments and benefits described below in full satisfaction of their rights under their respective change of control agreement.

Ms. Jalbert will receive the following payments and benefits under her Termination and Release Agreement:

•	a lump sum cash payment of $250,000 in December 2006, representing a partial prepayment of her cash severance;

•	a maximum lump sum cash payment of $97,576 upon completion of the merger, representing her remaining cash severance;

•	a lump sum cash payment of $115,218 on the business day immediately preceding the effective date of the merger, representing her vested SERP benefits; and

•	continued health, dental, life and disability coverage until the earlier of 30 months following completion of the merger or the date Ms. Jalbert commences full-time employment with a new employer.

Mr. Taylor will receive the following payments and benefits under his Termination and Release Agreement:

•	a lump sum cash payment of $125,000 in December 2006, representing a partial prepayment of his cash severance;

•	a maximum lump sum cash payment of $222,576 upon completion of the merger, representing his remaining cash severance;

•	a lump sum cash payment of $102,467 on the business day immediately preceding the effective date of the merger, representing his vested SERP benefits; and

•	continued health, dental, life and disability coverage until the earlier of 30 months following completion of the merger or the date Mr. Taylor commences full-time employment with a new employer.

The lump sum cash payments to each of the officers will be reduced by applicable tax withholdings. The maximum cash severance amounts to be paid upon completion of the merger to Ms. Jalbert and Mr. Taylor are subject to reduction if such amounts, either alone or together with other payments and benefits the officer is entitled to receive, constitute parachute payments under Section 280G of the Code and either (1) Westbank Corporation or Westbank fails to make all of the payments required to be made in December 2006, (2) Westbank Corporation fails to accelerate the vesting of all of the unvested restricted stock awards held by the officer to the date of the Special Meeting, or (3) any of the representations of the officer and Westbank Corporation as to the officer’s historical compensation and severance payments and benefits is incorrect. If the severance payments and benefits constitute a parachute payment and none of clauses (1) to (3) above are applicable, then the officer would be entitled to receive reimbursement of the 20% excise tax that would be imposed on the parachute payments in excess of his or her five-year average taxable compensation, plus an additional gross-up payment to place the officer in the same after-tax position that the officer would have been in if no excise tax had been imposed. None of the severance payments or benefits to Ms. Jalbert and Mr. Taylor are expected to be a parachute payment under Section 280G of the Code.

NewAlliance’s Massachusetts Division Advisory Board. The Merger Agreement provides that NewAlliance will establish a Massachusetts Division Advisory Board, which will operate pursuant to a written Charter consistent with the terms of the Merger Agreement. NewAlliance has agreed to invite all of Westbank Corporation’s directors and Mr. Lilly to serve as members of its Massachusetts Division Advisory Board for a period of at least one year from the date of the Merger. Each member of the NewAlliance Massachusetts Division Advisory Board will receive an annual retainer of $12,000.

Indemnification . NewAlliance has agreed to indemnify and hold harmless each of Westbank Corporation’s present and former directors and officers from costs and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent permitted under applicable state or federal law and under the Articles of Organization and Bylaws of Westbank Corporation. NewAlliance has also agreed that it will maintain, for six years following the effective time of the merger, Westbank Corporation’s existing directors’ and officers’ liability insurance policy, or provide a policy providing similar coverage, for the benefit of Westbank Corporation’s present and former directors and officers, provided that the aggregate cost of such policy does not exceed two times the annual cost currently expended by Westbank Corporation with respect to such insurance. Alternatively, NewAlliance may, in consultation with Westbank Corporation, purchase “tail coverage” for a period of six years following the effective time of the merger for Westbank Corporation’s present and former officers and directors, with coverage in amount and scope, and containing such terms and conditions, which are not less favorable than Westbank Corporation’s current policy, subject to the premium cap in the preceding sentence.

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

Set forth below is a description of NewAlliance’s capital stock, as well as a summary of the material differences between the rights of holders of Westbank Corporation’s common stock and their prospective rights as holders of NewAlliance’s common stock. If the Merger Agreement is approved and the merger takes place, some or all of the holders of Westbank Corporation’s common stock will become holders of NewAlliance’s common stock. As a result, NewAlliance’s restated certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the “Delaware corporation law,” will govern the rights of current holders of Westbank Corporation’s common stock who receive shares of NewAlliance common stock in the merger. The rights of those shareholders are governed at the present time by the certificate of incorporation and the bylaws of Westbank Corporation and the applicable provisions of the General Laws of Massachusetts.

The following comparison is based on the current terms of the governing documents of NewAlliance and Westbank Corporation and on the provisions of the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of NewAlliance’s common stock and Westbank Corporation’s common stock.

NewAlliance’s Common Stock

NewAlliance is authorized to issue 190,000,000 shares of common stock, par value $.01 per share. As of October 31, 2006, 109,550,526 shares of NewAlliance’s common stock were outstanding, and NewAlliance had 8,414,250 outstanding stock options granted to directors, officers and other employees for shares of NewAlliance’s common stock. Each share of NewAlliance’s common stock has the same relative rights and is identical in all respects to each other share of NewAlliance’s common stock. NewAlliance’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Holders of NewAlliance’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. NewAlliance’s common stock is not subject to additional calls or assessments by NewAlliance, and all shares of NewAlliance’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of NewAlliance’s common stock, its lack of preemptive rights, the classification of NewAlliance’s Board of Directors and provisions of NewAlliance’s certificate of incorporation and bylaws that may prevent a change in control of NewAlliance or that would operate only in an extraordinary corporate transaction involving NewAlliance or its subsidiaries, see “—Certificate of Incorporation and Bylaw Provisions.” Holders of NewAlliance’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of NewAlliance out of any assets legally available for distribution.

In the unlikely event of any liquidation, dissolution or winding up of NewAlliance, the holders of NewAlliance’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of NewAlliance available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of NewAlliance and after the liquidation preferences of all outstanding shares of any class of stock having preference over NewAlliance’s common stock have been fully paid or set aside.

Westbank Corporation’s Common Stock

Westbank Corporation’s articles of organization authorize 9,000,000 shares of Westbank Corporation’s common stock, par value $2.00 per share, of which 4,823,224 shares were outstanding as of October 31, 2006. In addition, as of October 31, 2006, there were outstanding options to purchase 465,845 shares of Westbank Corporation’s common stock granted to directors, officers and other employees of Westbank Corporation.

Each share of Westbank Corporation’s common stock has the same relative rights and is identical in all respects to each other share of Westbank Corporation’s common stock. As with NewAlliance’s common stock, Westbank Corporation’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Holders of Westbank Corporation’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Westbank Corporation’s common stock have distribution and liquidation rights similar to those of holders of NewAlliance’s common stock. All shares of Westbank Corporation’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Westbank Corporation’s common stock, its lack of preemptive rights and provisions in Westbank Corporation’s certificate of incorporation which may prevent a change in control of Westbank Corporation, see “—Certificate of Incorporation and Bylaw Provisions.”

NewAlliance’s Preferred Stock

NewAlliance’s certificate of incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 38,000,000 shares of serial preferred stock, par value $.01 per share, for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to NewAlliance’s common stock. No NewAlliance preferred stock has been issued as of October 31, 2006.

Westbank Corporation’s Preferred Stock

Westbank Corporation’s articles of organization authorize its Board of Directors, without further shareholder approval, to issue up to 100,000 shares of serial preferred stock, par value $5.00 per share. Westbank Corporation’s Board of Directors has broad authority, similar to that of NewAlliance’s Board of Directors, with respect to determining rights and preferences of the serial preferred stock, which various rights and preferences could be similar to those available with respect to NewAlliance’s preferred stock. No Westbank Corporation preferred stock has been issued as of October 31, 2006.

Certificate of Incorporation, Articles of Organization and Bylaw Provisions

The following discussion is a general summary of provisions of NewAlliance’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the articles of organization and bylaws of Westbank Corporation. The discussion is necessarily general and, for provisions contained in NewAlliance’s certificate of incorporation and bylaws or in Westbank Corporation’s articles of organization and bylaws, reference should be made to the documents in question. Some of the provisions included in NewAlliance’s certificate of incorporation and bylaws may serve to discourage a change in control of NewAlliance even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of NewAlliance and to discourage other takeover attempts.

Directors. NewAlliance’s bylaws provide that the number of directors will be no fewer than eight and no more than fifteen. Westbank Corporation’s bylaws provide that the number of directors will be fixed by resolution duly adopted from time to time by the Board of Directors.

NewAlliance’s directors may be removed by the shareholders at any time, but only for cause and only by an affirmative vote of 80% of the voting power of the then outstanding shares of capital stock of NewAlliance entitled to vote generally in the election of directors, voting together as a single class.

Westbank Corporation’s directors may be removed at any time, with or without cause by a vote of a majority of the directors then in office, or by the affirmative vote of the holders of at least two-thirds (2/3) of all the outstanding capital stock entitled to vote on election of directors at a meeting of the shareholders called for that purpose, but removal of a director by such vote of shareholders shall only be for cause.

Call of Annual Meetings. NewAlliance’s bylaws provide that the annual meeting of shareholders shall be held at such place, date and time as the Board of Directors shall decide, which date shall be within 13 months following the last annual meeting of shareholders.

Westbank Corporation’s bylaws provide that the annual meeting of shareholders shall be held on the third Wednesday of April each year (or the next business day thereafter if the third Wednesday is a legal holiday) at the principal office of Westbank Corporation unless a different place is fixed by the directors or the president.

Special Meetings and Shareholder Action Without a Meeting. NewAlliance’s certificate of incorporation states that any action required or permitted to be taken by shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders. Shareholders are not authorized to call a Special Meeting of shareholders.

Westbank Corporation’s bylaws provide that the board of directors or any one or more shareholders owning, in the aggregate, not less than two-thirds (2/3) of the voting stock of Westbank Corporation or such lesser percentage, if any, established by applicable law as the maximum percentage permitted to be required for such action, may call a special meeting of shareholders at any time. Westbank Corporation’s bylaws provide that shareholder action can be taken without a meeting only upon the written consent of the holders of all the voting stock entitled to vote on the matter.

Limitation on Liability of Directors and Indemnification. NewAlliance’s certificate of incorporation provides that NewAlliance shall indemnify and hold harmless, directors and officers of NewAlliance and each person serving at the request of NewAlliance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent authorized by the Delaware General Corporation Law, as amended. Expenses, including attorneys’ fees, which may be indemnifiable under this provision, incurred in defending a proceeding, for which the Delaware General Corporation Law requires advancement, shall be made by NewAlliance only upon the delivery of an agreement by or on behalf of the indemnified person to repay all amounts advanced if the indemnified person is later found not to be entitled to be indemnified for such expenses by NewAlliance.

NewAlliance’s certificate of incorporation also provides that a director shall not be personally liable to NewAlliance or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to NewAlliance or its shareholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Westbank Corporation’s articles of organization provide that no director shall be personally liable to Westbank Corporation for monetary damages for breach of fiduciary duty by such director as a director unless such liability results from (i) any breach of the director’s duty of loyalty to Westbank Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) liability under sections sixty-one or sixty-two of chapter 156B of the Massachusetts General Laws, or (iv) any transaction from which the director derived an improper personal benefit.

Westbank Corporation’s bylaws provide for indemnification of its officers and directors against all liabilities and expenses (including attorney’s fees) reasonably incurred by any such officer or director in connection with or arising out of any action, suit or proceeding (and any criminal action with respect to which he had no reasonable cause to believe his action was unlawful) in which such officer or director is involved by reason of his being an officer or director of Westbank Corporation or its affiliates, unless it is finally adjudged that such officer or director had not acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Westbank Corporation. Such officer or director shall also be entitled to indemnification if such action or matter is compromised or settled, but only if the Board of Directors determines in good faith that such officer or director had acted in good faith and in a manner he reasonably believed to be in or not opposed to Westbank Corporation’s best interests or, in connection with a criminal matter that such officer or director had no reasonable cause to believe his conduct was unlawful. Such indemnification may include payment by Westbank Corporation of expenses in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay such payment if he shall later be adjudicated to be not entitled to indemnification.

Cumulative Voting. Neither NewAlliance nor Westbank Corporation shareholders have cumulative voting rights in the election of directors.

Preemptive Rights. Neither NewAlliance nor Westbank Corporation shareholders have preemptive rights.

Notice of Meetings. NewAlliance’s bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders. Westbank Corporation’s bylaws require that notice of an annual or special meeting of shareholders must be mailed at least 7 days prior to such meeting.

Quorum. NewAlliance’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. Similarly, Westbank Corporation’s bylaws provide that the holders of a majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

General Vote. NewAlliance’s bylaws provide that any matter brought before a meeting of shareholders (other than the election of directors) will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or NewAlliance’s certificate of incorporation. Westbank Corporation’s bylaws provide that any matter brought before a meeting of shareholders will be decided by the vote of the holders of a majority of the outstanding shares unless otherwise provided by law or Westbank Corporation’s articles of organization or bylaws.

Record Date. NewAlliance’s bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. Westbank Corporation’s bylaws contain no provision for fixing the record date for annual or special meetings of shareholders, and under these circumstances, the provisions of the Massachusetts General Laws Chapter 156D, Section 7.07 provide that the Board of Directors may fix the record date not more than 70 days prior to such meetings.

RESTRICTIONS ON ACQUISITION OF NEWALLIANCE AND NEWALLIANCE BANK

General.

Although NewAlliance is not aware of any effort that might be made to obtain control of NewAlliance in the foreseeable future, certain provisions are included as part of NewAlliance’s certificate of incorporation to protect the interests of NewAlliance and its shareholders from takeovers which the Board of Directors of NewAlliance might conclude are not in the best interests of NewAlliance or NewAlliance’s shareholders.

The following discussion is a general summary of the material provisions of NewAlliance’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NewAlliance’s certificate of incorporation and bylaws, reference should be made to the document in question, each of which is a part of its filings with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 59.

Provisions In NewAlliance’s Certificate Of Incorporation And Bylaws.

NewAlliance’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of NewAlliance more difficult.

The following description is a summary of the provisions of the NewAlliance certificate of incorporation and bylaws. See “WHERE YOU CAN FIND MORE INFORMATION” on page 59 as to how to review a copy of these documents.

Directors. The NewAlliance Board of Directors is divided into three classes. The members of each class is elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of NewAlliance’s Board. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an special meeting of shareholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Shareholders are not authorized to call a special meeting of shareholders.

Prohibition on Cumulative Voting. The NewAlliance certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The NewAlliance certificate of incorporation provides that until April 1, 2009, (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the outstanding shares of NewAlliance common stock, and (ii) in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Authorized but Unissued Shares of Common Stock. NewAlliance has authorized but unissued shares of common stock. See “DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS” on page 51.

The Board of Directors could use these shares of common stock to render more difficult or to discourage an attempt to obtain control of NewAlliance by means of a merger, tender offer or proxy contest.

Authorized but Unissued Shares of Preferred Stock. The NewAlliance certificate of incorporation also authorizes 38,000,000 shares of preferred stock. See “DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS” on page 51. NewAlliance is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of NewAlliance that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of NewAlliance. The NewAlliance Board of Directors has no present plan or understanding to issue any preferred stock.

Restrictions on Removing Directors from Office. The NewAlliance certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Amendments to Certificate of Incorporation and Bylaws. Amendments to the NewAlliance certificate of incorporation must be approved by the NewAlliance Board of Directors and also by a majority of the outstanding shares of NewAlliance’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)
The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of NewAlliance common stock, or more than 5% of NewAlliance common stock for control purposes;

(ii)	The inability of shareholders to act by written consent;

(iii)	The inability of shareholders to call special meetings of shareholders;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(vii)	The requirement that at least 80% of shareholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws;

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NewAlliance; and

(x)	The provisions concerning business combinations with interested shareholders and others.

The NewAlliance bylaws may be amended by the affirmative vote of majority of the directors of NewAlliance or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Supermajority Vote. NewAlliance’s certificate of incorporation requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding shares of stock to approve a business combination with an interested shareholder, including the following transactions: (i) any acquisition or consolidation with an interested shareholder, as defined in the certificate of incorporation, or an affiliate of any interested shareholder; (ii) any sale, lease or other disposition of 25% or more of NewAlliance’s assets to an interested shareholder or an affiliate of such interested shareholder; (iii) the issuance or transfer by NewAlliance of any securities to an interested shareholder or an affiliate of such interested shareholder in exchange for cash, securities or other property having a fair market value of at least 25% of NewAlliance outstanding common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of NewAlliance proposed by an interested shareholder or an affiliate of such interested shareholder; or (v) any transaction which has the effect of increasing the proportional share of the ownership of securities of NewAlliance by an interested shareholder or an affiliate of such interested shareholder. An interested shareholder is defined in the NewAlliance certificate of incorporation as the owner of more than 10% of voting power of the outstanding voting stock, a person who has succeeded (including through assignment) to any shares of the voting stock within a two-year period of such voting stock being owned by an interested shareholder through a series of transactions, not involving a public offering, or an affiliate of NewAlliance who was the beneficial owner of at least 10% of its voting stock within a two-year period immediately prior to the date in question. Voting stock is defined in NewAlliance’s certificate of incorporation as outstanding shares of NewAlliance entitled to vote in the election of directors. Only a majority vote of shareholders is required, however, if two-thirds of NewAlliance’s disinterested directors approve the transaction, or certain fair price provisions are satisfied. NewAlliance’s certificate of incorporation also requires the affirmative vote of 80% of the then-outstanding shares of stock to approve other business combination transactions unless approved by two-thirds of disinterested directorships.

Plan of Conversion

NewAlliance’s plan of conversion, which was approved by the Connecticut Banking Commissioner, contains a provision permitted by Connecticut law prohibiting any party from offering to acquire or acquiring 10% or more of NewAlliance’s common stock for a period of five years following the conversion, that is, until April 1, 2009, without having first obtained permission to make such an offer or acquisition from the Connecticut Banking Commissioner.

Delaware General Corporation Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such “person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)
Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination or the transaction which resulted in the shareholder acquiring 15%;

(2)
Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation s directors who are also officers and by certain employee stock plans);

(3)	Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

(4)
Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of NewAlliance.

The Federal Reserve Board may prohibit an acquisition of control if:

•	It would result in a monopoly or substantially lessen competition;

•	The financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	The competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of NewAlliance and (b) before any other company could acquire 25% or more of the common stock of NewAlliance.

Federal Securities Laws. NewAlliance common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, NewAlliance is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

PROPOSAL II – AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

Westbank Corporation does not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the Westbank Corporation proxy card, to vote proxies in accordance with the determination of a majority of Westbank Corporation’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise. In order to allow proxies that have been received by Westbank Corporation at the time of the Special Meeting to be voted for an adjournment, if necessary, Westbank Corporation has submitted the question of adjournment to its stockholders as a separate matter for consideration. If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to Westbank Corporation’s shareholders, other than an announcement at the Special Meeting of the hour, date and place to which the Special Meeting is adjourned. However, no proxy that is voted against the Merger Agreement will be voted in favor of any adjournment or postponement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report of NewAlliance Bancshares, Inc. on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of and for the year ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference in this proxy statement/prospectus from Westbank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of Westbank Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004 incorporated in this proxy statement/prospectus by reference to Westbank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of NewAlliance’s common stock to be issued in the merger will be passed upon by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut. Certain federal income tax matters described herein will also be passed upon by Tyler Cooper & Alcorn, LLP on behalf of NewAlliance and NewAlliance Bank and by Thacher Proffitt & Wood, LLP on behalf of Westbank Corporation and Westbank.

WHERE YOU CAN FIND MORE INFORMATION

Westbank Corporation and NewAlliance Bancshares, Inc. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Westbank Corporation and NewAlliance Bancshares, Inc. at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Room 1580, Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Both Westbank Corporation’s and NewAlliance’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

This document incorporates important business and financial information about NewAlliance and Westbank Corporation that is not included in or delivered with the document.

The SEC allows NewAlliance and Westbank Corporation to “incorporate by reference” into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. NewAlliance and Westbank Corporation incorporate by reference the respective documents filed by them with the SEC listed below and any future filings made by them with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the election deadline date.

This document incorporates by reference the following documents that have previously been filed with the SEC by NewAlliance (File No. 001-32007):

•	Annual Report on Form 10-K for the year ended December 31, 2005; filed on February 28, 2006, and amended on Form 10K/A filed on October 30, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•
Current Reports on Form 8-K filed with the SEC on March 9, 2006; April 3, 2006; April 12, 2006; April 24, 2006; May 2, 2006; June 30, 2006; July 19, 2006; July 25, 2006 July 27, 2006; September 13, 2006; September 19, 2006; September 22, 2006; October 31, 2006; and November 2, 2006;

•	Proxy Statement for Annual Meeting of Shareholders held on April 11, 2006, filed with the SEC on March 10, 2006; and

•	Registration Statement on Form 8-A filed with the SEC on December 7, 2004.

All documents subsequently filed by NewAlliance pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effective date of the merger, shall be deemed to be incorporated by reference into this document.

You may request a copy of the NewAlliance documents incorporated by reference in this document, at no cost, by writing NewAlliance at the following address:

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, CT 06510
Attention: Judith E. Falango, Vice President-Corporate Communications

Or by contacting Judith E. Falango at (203) 789-2814

This document also incorporates by reference the following documents that have previously been filed with the SEC by Westbank Corporation (File No. 000-12784):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•
Current Report on Form 8-K filed with the SEC on January 31, 2006, two Current Reports on Form 8-K filed with the SEC on April 21, 2006, Current Report on Form 8-K filed with the SEC on July 19, 2006, and Current Report on Form 8-K filed with the SEC on July 31, 2006; and

•	Proxy Statement for Annual Meeting of Shareholders held on April 19, 2006 and filed with the SEC on March 14, 2006.

All documents subsequently filed by Westbank Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effective date of the merger, shall be deemed to be incorporated by reference into this document.

You may request a copy of the Westbank Corporation documents incorporated by reference in this document, at no cost, by writing Westbank Corporation at the following address:

Westbank Corporation
225 Park Avenue
West Springfield, Massachusetts 01090-0149
Attention: John M. Lilly, Treasurer

Or by contacting John M. Lilly at (413) 747-1465.

In order to ensure timely delivery of the documents in advance of Westbank Corporation’s Special Meeting, any request should be made by December 6, 2006.

NewAlliance Bank and NewAlliance have filed: (a) applications for approval of the merger and acquisition with the Connecticut Banking Commissioner; (b) applications for approval of the merger and acquisition with the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation; (c) an application for the merger of NewAlliance Bank and Westbank with the Federal Deposit Insurance Corporation; and (d) a waiver request with the Board of Governors of the Federal Reserve System. Pursuant to the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained in the applications. Non-confidential portions of the applications may be examined at the office of the Connecticut Banking Commissioner, 260 Constitution Plaza, Hartford, CT 06103-1060, and at the Office of the Regional Director of the FDIC located at 15 Braintree Hill Office Park, Braintree, MA 021845 and at the Office of the Massachusetts Commissioner of Banks, One South Station, Third Floor, Boston, MA 02110.

Neither NewAlliance nor Westbank Corporation has authorized anyone to give any information or make any representation about the merger of the two companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain forward-looking statements about the transaction and about Westbank Corporation and NewAlliance. Statements containing the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts,” “intends,” “seeks,” “may,” “should,” “would,” “continues,” “hope” and similar expressions, or the negative of these terms, constitute forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “RISK FACTORS” on page 16. Such risks, uncertainties and changes in condition, significance, value and effect could cause Westbank Corporation’s or NewAlliance’s actual results to differ materially from those anticipated events. In evaluating the transaction, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled “RISK FACTORS“ on page 16.

Although each company believes its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that its plans, intentions or expectations will be achieved. Accordingly, you should not place undue reliance on them. Westbank Corporation shareholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from anticipated results or those discussed elsewhere in this document as a result of various risk factors described in the section entitled “RISK FACTORS” on page 16. Listed below, and discussed elsewhere, are some important risks, uncertainties and contingencies that could cause each company’s actual results, performance or achievements to be materially different from the forward-looking statements made in this document, particularly if the transaction is not completed. These factors, risks, uncertainties and contingencies include, but are not limited to, the following:

•	the strength of the United States economy in general and the strength of the regional and local economies in which Westbank Corporation and NewAlliance conduct operations;

•	the effects of changing economic conditions in Westbank Corporation’s and NewAlliance’s market areas and nationally;

•	the effects of, and changes, in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	changes in federal and state banking, insurance and investment laws and regulations which could impact the operations of Westbank Corporation and NewAlliance;

•	inflation, interest rate, market and monetary fluctuations;

•
NewAlliance’s ability in connection with this and any other acquisition to complete such acquisition and to (1) successfully integrate assets, liabilities, customers, systems and management personnel NewAlliance acquires into its operations, (2) realize related revenue enhancements and cost savings within expected time frames, (3) cap its expected one time charges at anticipated levels and acquire assets and liabilities which, at acquisition closing, have fair values which support NewAlliance’s estimated values for such assets and liabilities, and (4) attract new customers and business in a market where it has not operated previously;

•	NewAlliance’s business strategy of growth through acquisitions, which could have an impact on NewAlliance’s earnings and results of operations;

•	potentially higher levels of loan loss by NewAlliance due to its recent growth;

•	NewAlliance’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretations of generally accepted accounting principles;

•	failure to close the transaction to which this document relates on the expected closing date or at all;

•	uncertainty related to the transaction and contractual restrictions imposed on Westbank Corporation and NewAlliance while the transaction is pending;

•	the occurrence of adverse changes in the securities markets;

•	the effects of changes in technology or in consumer spending and savings habits;

•	terrorist attacks in the United States or upon United States interests abroad, or armed conflicts involving the United States military;

•	regulatory or judicial proceedings;

•	changes in asset quality;

•	changes in the value of the goodwill of Westbank Corporation or NewAlliance, or both;

•
regulatory restrictions and reduced earnings or non-receipt of dividends by NewAlliance from NewAlliance Bank or by Westbank Corporation from Westbank, which could limit the dividend payments of NewAlliance and Westbank Corporation;

•	improper functioning of information technology systems;

•	inadequate allowances for loan losses, which would reduce earnings;

•	increased competition in the banking and financial services industry; and

•	increased credit risk related to the commercial real estate and commercial loan portfolios of Westbank Corporation or NewAlliance or both.

The effects of these factors are difficult to predict. New factors emerge from time to time and neither NewAlliance nor Westbank Corporation can assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date of this document. While NewAlliance and Westbank Corporation periodically reassess material trends and uncertainties affecting their performance in connection with the preparation of management’s discussion and analysis of results of operations and financial condition contained in the quarterly and annual reports, NewAlliance and Westbank Corporation do not intend to review, revise or update any particular forward looking statement.

These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference in this document, including NewAlliance’s and Westbank Corporation’s Annual Reports on Form 10-K (as amended for NewAlliance on Form 10-K/A) for the year ended December 31, 2005, NewAlliance’s and Westbank Corporation’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, and NewAlliance’s and Westbank Corporation’s Current Reports on Form 8-K.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEWALLIANCE BANCSHARES, INC.

AND

NEWALLIANCE BANK

AND

WESTBANK CORPORATION

AND

WESTBANK

DATED AS OF

July 18, 2006

A-i

A-ii

A-iii

FORM OF VOTING AGREEMENT	A-B-1
EXHIBIT C
FORM OF TERMINATION, RELEASE AND NONCOMPETITION AGREEMENT	A-C-1
EXHIBIT D
FORM OF TERMINATION AND RELEASE AGREEMENT	A-D-1
EXHIBIT E
FORM OF AFFILIATES AGREEMENT	A-E-1
ANNEX I
Shareholder Agreement	A-E-3

A-iv

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 18, 2006 is by and among NEWALLIANCE BANCSHARES, INC., a Delaware corporation (“NewAlliance”), NEWALLIANCE BANK, a Connecticut-chartered savings bank and wholly owned subsidiary of NewAlliance (“NAB”), WESTBANK CORPORATION, a Massachusetts corporation (“Westbank”), and WESTBANK, a Massachusetts-chartered bank and trust company and wholly-owned subsidiary of Westbank (“WB”).

W  I  T  N  E  S  S  E  T  H:

          WHEREAS, the Boards of Directors of NewAlliance, NAB, Westbank and WB have determined that it is in the best interest of their respective companies and shareholders to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein:

          Westbank will merge with and into NewAlliance, with NewAlliance being the surviving entity (the “Merger”);

          Prior to the consummation of the Merger, NAB and WB will enter into a merger agreement, in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which WB will merge with and into NAB, with NAB being the surviving entity (the “Bank Merger”), which Bank Merger shall be consummated immediately following the Merger;

          WHEREAS, all of the directors and Gary L. Briggs, Executive Vice President, and John M. Lilly, Treasurer and Chief Financial Officer of Westbank have agreed, in their capacities as shareholders of Westbank, to vote their shares of Westbank Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NewAlliance prior to or on the date hereof in the form attached hereto as Exhibit B;

          WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and

          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1     Certain Definitions.    As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.9 hereof.

“Acquisition Proposal” shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Westbank or WB: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” shall mean any of the following (other than the transactions contemplated hereunder) involving Westbank or any Westbank Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Bank Merger” shall have the meaning set forth in the Recitals hereto.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates NAB or WB, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the Department, the Division and the FRB.

“BHCA” shall mean Bank Holding Company Act of 1956, as amended.

“Board of Bank Incorporation” shall mean the Massachusetts Commissioner of Banks, the Massachusetts Commissioner of Revenue and the Treasurer of the Commonwealth of Massachusetts.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut or the Commonwealth of Massachusetts are authorized or obligated to close.

“Cash Election Consideration” shall have the meaning set forth in Section 3.1.3 hereof.

“Cash Election Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Certificate” shall mean certificates evidencing shares of Westbank Common Stock.

“CGS” shall mean the Connecticut General Statutes, as amended.

“Closing” shall have the meaning set forth in Section 2.3 hereof

“Closing Date” shall have the meaning set forth in Section 2.3 hereof.

“Code” shall have the meaning set forth in the Recitals hereto.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Connecticut Banking Law” shall mean the Banking Law of Connecticut, CGS §36a-1 et seq., as amended.

“Continuing Employee” shall have the meaning set forth in Section 7.5.2 hereof.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Department” shall mean the Connecticut Department of Banking.

“Determination Date” shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“DIF” shall mean Deposit Insurance Fund administered by the FDIC.

“Division” shall mean the Massachusetts Division of Banks.

“DOJ” shall mean the United States Department of Justice.

“Effective Date” shall mean the date on which the Effective Time occurs.

“Effective Time” shall mean the date and time specified pursuant to Section 2.3 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order,

judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq., the Connecticut Transfer Act, C.G.S. §22a-134, et seq.; Chapter 21E of the Massachusetts General Laws and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect at or prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer and Trust Company or another reputable exchange agent designated by NewAlliance and reasonably acceptable to Westbank, which shall act as agent for NewAlliance in connection with the exchange procedures for converting Certificates and Options into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by the executive officers and directors of such Person (in the ordinary performance of their duties without additional inquiry specific to this Agreement), and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Massachusetts Banking Law” shall mean Massachusetts General Laws, Chapter 167, Chapters 167A through 167H, and Chapter 172, as amended.

“Massachusetts Division Advisory Board” shall have the meaning set forth in Section 2.6 hereof.

“Material Adverse Effect” shall mean, with respect to Westbank or NewAlliance, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Westbank and its Subsidiaries taken as a whole, or NewAlliance and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Westbank, on the one hand, or NewAlliance, on the other hand, to consummate the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated in this Agreement, (e) changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies or their market prices generally, and (f) changes or events after the date of this Agreement affecting the financial services industry generally and not specifically relating to Westbank or any of the Westbank Subsidiaries.

“Materials of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated at the Effective Time as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Maximum Premium Amount” shall have the meaning set forth in Section 7.6.1 hereof.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall mean the consideration paid by NewAlliance to holders of Westbank Common Stock under Section 3.1 hereof.

“Merger Registration Statement” shall have the meaning set forth in Section 8.2 hereto.

“NAB” shall mean NewAlliance Bank, a Connecticut-chartered stock savings bank with its principal offices located at 195 Church Street, New Haven, Connecticut 06510, and shall include the predecessor financial institution to NewAlliance Bank, namely, New Haven Savings Bank, a Connecticut-chartered mutual savings bank, which converted from mutual to stock form and changed its name to NewAlliance Bank, effective April 1, 2004.

“NASDAQ” shall mean the National Association of Securities Dealers Automatic Quotation System, f/k/a “National Market”, and now known as “The NASDAQ Global Market.”

“NewAlliance” shall mean NewAlliance Bancshares, Inc., a Delaware corporation with its principal office at 195 Church Street, New Haven, Connecticut 06510 which shall be the surviving corporation in the Merger.

“NewAlliance Amendment” shall have the meaning set forth in Section 6.10(b) hereof.

“NewAlliance Base Period Trading Price” of NewAlliance Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of NewAlliance Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive NYSE trading days ending at the close of trading on the fifth trading date prior to the Determination Date.

“NewAlliance Common Stock” shall mean the common stock, par value $0.01 per share, of NewAlliance.

“NewAlliance DISCLOSURE SCHEDULE” shall mean a written, signed disclosure schedule delivered by NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“NewAlliance Employee Plan(s)” shall mean all qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of NewAlliance or any NewAlliance Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

“NewAlliance Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of NewAlliance as of December 31, 2005 and 2004; the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of NewAlliance for each of the two (2) years ended 2005 and 2004 as filed by NewAlliance in its Securities Documents; the audited consolidated balance sheets (including related notes and schedules, if any) of NAB, then known as New Haven Savings Bank, for the year ended 2003 and the consolidated statements of operations, and changes in cash flows (including related notes and schedules, if any) of NAB, then known as New Haven Savings Bank, for the year ended 2003.

“NewAlliance Subsidiary” shall mean a Subsidiary controlled by NewAlliance.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Option Consideration” shall have the meaning set forth in Section 3.1.4 hereof.

“Options” shall mean options to purchase shares of Westbank Common Stock granted pursuant to the Westbank Option Plans as set forth in Section 4.1 of the Westbank DISCLOSURE SCHEDULE.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1 hereof.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, provided, however, that SEC Forms 3, 4, 5 and 144 and Schedules 13D and 13G shall not be deemed to be Securities Documents.

“Securities Laws” shall mean the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

“Severance Plan” shall have the meaning set forth in Section 7.5.4 hereof.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2 hereof.

“Stock Election Price” shall have the meaning set forth in Section 3.1.2 hereof.

“Stock Election Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Stock Merger Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall mean NAB as the resulting institution of the Bank Merger.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall have the meaning set forth in Section 4.10.5 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.5 hereof.

“Terminated Employees” shall have the meaning set forth in Section 6.17 hereof.

“Termination Date” shall mean May 1, 2007.

“WB” shall mean WB, a Massachusetts-chartered bank and trust company with its principal offices located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149.

“Westbank” shall mean Westbank, a Massachusetts corporation with its principal office located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149.

“Westbank Common Stock” shall mean the common stock, par value $2.00 per share, of Westbank.

“Westbank DISCLOSURE SCHEDULE” shall mean a written, signed disclosure schedule delivered by Westbank to NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Westbank Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, (including employment, change of control or other severance agreements), supplemental retirement, consultant, bonus, retiree, medical or group insurance contract or any other material incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of Westbank or any Westbank Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

“Westbank Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Westbank as of December 31, 2005, 2004 and 2003 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Westbank for each of the three (3) years ended 2005, 2004 and 2003 as filed by Westbank in its Securities Documents.

“Westbank Option Plans” shall mean the Westbank 1995 Directors Stock Incentive Plan, the Westbank 1996 Stock Incentive Plan and the Westbank 2006 Equity Incentive Plan.

“Westbank Shareholder Rights Agreement” shall mean the Westbank Amended and Restated Shareholder Rights Agreement dated as of November 19, 1997 by and between Westbank and State Street Bank and Trust Company, as Rights Agent.

“Westbank Stock Plan” shall mean the Westbank 2004 Recognition and Retention Plan and the Westbank 2006 Equity Incentive Plan.

“Westbank Subsidiary” shall mean a Subsidiary controlled by Westbank.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1    The Merger. As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time the Merger will be consummated by the merger of Westbank with and into NewAlliance, with NewAlliance as the surviving corporation (the “Surviving Corporation”) in accordance with the provisions of the DGCL. At the Effective Time of the Merger, each share of Westbank Common Stock and each Option will be converted into the right to receive the Merger Consideration, as applicable, pursuant to the terms of Article III hereof. The parties agree that the target date for the Effective Time is January 2, 2007.

2.2    The Bank Merger. The Bank Merger shall be consummated immediately following the Merger.

2.3    Effective Time. The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing (“Closing Date”), in accordance with the DGCL (the “Closing”). The “Effective Time” of the Merger shall be the close of business on the date that the certificate of merger as to the Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in such certificate of merger, provided that the Effective Time shall not occur prior to January 1, 2007. NewAlliance and Westbank each will use reasonable best efforts to cause the Effective Time to occur on January 2, 2007.

2.4    Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of NewAlliance as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.5    Directors and Officers of Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of NewAlliance immediately prior to the Effective Time. The officers of NewAlliance immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

2.6    Directors and Officers of Surviving Bank. The directors of NAB immediately after the Effective Time shall be the directors of NAB immediately prior to the Effective Time. The officers of NAB immediately prior to the Effective Time, together with any additional officers of WB as the directors of NAB may appoint consistent with Massachusetts Banking Law, shall be the officers of NAB immediately after the Effective Time. NAB shall, effective as of the Effective Time, establish a Massachusetts Division Advisory Board (the “Massachusetts Division Advisory Board”), which shall operate pursuant to a written Charter consistent with this Section 2.6, and on or prior to the Closing Date, all of the directors of Westbank as of the date immediately prior to the Closing Date and the Treasurer and Chief Financial Officer of Westbank, John M. Lilly, shall be invited to serve as members of such Massachusetts Division Advisory Board until at least the first anniversary of the Closing Date. Massachusetts Division Advisory Board members will not perform policy making functions but will meet periodically to make recommendations to NAB’s management concerning the operations of its Massachusetts operations. Each member of the Massachusetts Division Advisory Board shall receive an annual retainer of $12,000.

2.7    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of Westbank (or WB) acquired or to be acquired by reason of, or as a result of, the Merger or Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, Westbank, WB and their officers and directors shall be deemed to have granted to the Surviving Corporation and Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation and the Surviving Bank are fully authorized in the name of Westbank, WB or otherwise to take any and all such action.

2.8    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL with respect to NewAlliance and Westbank, and the Bank Merger shall have the effects set forth in Connecticut Banking Law with respect to NAB and WB.

2.9    Possible Alternative Structures. Prior to the Effective Time, NAB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, provided that (i) there are no adverse federal or state income tax consequences to Westbank and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of Westbank Common Stock and Options under this

Agreement is not thereby changed in kind or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of Westbank’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of any Governmental Entity or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1    Exchange of Westbank Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of NewAlliance, NAB, Westbank, WB or the holders of any of the shares of Westbank Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1    All shares of Westbank Common Stock held in the treasury of Westbank and each share of Westbank Common Stock owned by NewAlliance or any direct or indirect wholly owned subsidiary of NewAlliance or of Westbank immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.2    Each outstanding share of Westbank Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of NewAlliance Common Stock (the “Stock Election Consideration”) shall, subject to the provisions of Section 3.3 generally, be converted into and become the right to receive from NewAlliance that number of shares of NewAlliance Common Stock (the “Stock Election Price”) determined by dividing $23.00 by the NewAlliance Base Period Trading Price, as may be adjusted as provided below, computed to four decimal places (the “Exchange Ratio”);provided,however, if the NewAlliance Base Period Trading Price shall be greater than $14.70, the Exchange Ratio shall be fixed at 1.5646; provided,further,however, that if the NewAlliance Base Period Trading Price is less than $13.30, then the Exchange Ratio shall be fixed at 1.7293.

3.1.3    Each outstanding share of Westbank Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash (the “Cash Election Consideration”) shall, subject to the provisions of Section 3.1.7, be converted into the right to receive a cash payment of twenty-three ($23.00) dollars (the “Cash Election Price”).

3.1.4.    Each Option which remains issued and outstanding as of the Business Day immediately prior to the Effective Date shall, by virtue of the Merger and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment from Westbank or WB on the Business Day immediately prior to the Effective Date in an amount determined by multiplying (i) the positive difference, if any, between the Cash Election Price and the exercise price of such Option for each share of Westbank Common Stock subject to such Option (the “Option Price”) by (ii) the number of shares of Westbank Common Stock subject to such Option (this product shall be referred to as the “Option Consideration”).

The payment of the Option Consideration, referred to in this Section 3.1.4, to each holder of an Option shall be made by Westbank or WB on the Business Day immediately prior to the Effective Date, subject to a review of the calculation by NewAlliance. Each of Westbank and WB shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Option with regard to the cancellation of such Option and the payment therefor in accordance with the terms of this Agreement. Westbank or WB shall make necessary tax withholdings from the Option Consideration, as they deem appropriate.

3.1.5    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NewAlliance Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NewAlliance Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NewAlliance. In lieu of the issuance of any such fractional share, NewAlliance shall pay to each former holder of Westbank Common Stock who otherwise would be entitled to receive a fractional share of NewAlliance Common Stock, an amount in cash determined by multiplying the Cash Election Price by the fraction of a share of NewAlliance Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof (the “Fractional Share Consideration”). No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Westbank Common Stock owned by a Westbank shareholder shall be combined so as to calculate the maximum number of whole shares of NewAlliance Common Stock issuable to such Westbank shareholder.

The Stock Election Consideration, the Cash Election Consideration and the Fractional Share Consideration shall be referred to as the “Stock Merger Consideration,” and the Stock Merger Consideration and the Option Consideration are sometimes referred to collectively as the “Merger Consideration.”

3.1.6    After the Effective Time, shares of Westbank Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1.6 be a right to receive the Merger Consideration.

3.1.7    Notwithstanding any other provision of this Agreement to the contrary, if either of the tax opinions referred to in Section 9.1.5 cannot be rendered because the counsel charged with providing either of such opinions reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then NewAlliance shall reduce the aggregate number of Cash Election Shares, and thereby the aggregate Cash Election Consideration, by the minimum extent necessary to enable each of such tax opinions to be rendered, and correspondingly increase the aggregate number of shares of Westbank Common Stock to be converted into the Stock Election Price.

3.1.8    Each unvested restricted share of Westbank Common Stock granted under the Westbank Stock Plan which is outstanding immediately prior to the date the Westbank shareholders approve the transactions contemplated by this Agreement shall vest and become free of restrictions at the close of business on the day the Westbank shareholders approve the transactions contemplated by this Agreement or such earlier date as may be agreed to by NewAlliance or provided under the terms of the Westbank Stock Plan.

3.2    Proration and Election Procedures. The Parties acknowledge that for United States federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code. Consistent with that intent, notwithstanding any provision of this Agreement to the contrary, the aggregate Merger Consideration payable to all holders of Westbank Common Stock shall include such number of shares of NewAlliance Common Stock as is necessary in order that the aggregate number of shares of Westbank Common Stock exchanged through the Merger for shares of NewAlliance Common Stock is fifty percent (50%) of the total number of shares of Westbank Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”). Subject to the Stock Conversion Number, holders of Westbank Common Stock may elect to receive shares of NewAlliance Common Stock or the Cash Election Price in exchange for their shares of Westbank Common Stock in accordance with the following procedures.

3.2.1    An election form (“Election Form”) will be sent by NewAlliance no later than fifteen (15) Business Days and no earlier than thirty (30) Business Days prior to the expected Effective Time (provided that it need not be sent until the approvals from the Bank Regulators as set forth in Section 8.3 have been obtained) to each holder of record of Westbank Common Stock permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive, subject to the pro-ration procedures described in Section 3.2.2, (i) all NewAlliance Common Stock with respect to each share of such holder’s Westbank Common Stock, as provided herein (the “Stock Election Shares”); (ii) all cash with respect to each share of such holder’s Westbank Common Stock, as provided herein (the “Cash Election Shares”) or (iii) a combination of Stock Merger Consideration consisting of a mixture of Stock Election Consideration and Cash Election Consideration with respect to each share of such holder’s Westbank Common Stock, as provided herein. Any shares of Westbank Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed Non-Election Shares (“Non-Election Shares”).

3.2.2    The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on a date determined by NewAlliance, which date shall not be earlier than the fifteenth (15th) Business Day following but not including the date of mailing of the Election Form or such other date as NewAlliance and Westbank shall mutually agree upon, provided in any event, the Election Deadline shall be at or before the Effective Time. Any election to receive NewAlliance Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received, including by facsimile, by the Exchange Agent at or prior to the

Election Deadline. The Certificate or Certificates representing Westbank Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. The Exchange Agent shall promptly calculate the allocation, if any, among holders of Westbank Common Stock of rights to receive the Stock Election Price and the Cash Election Price as follows:

If the number of Stock Election Shares does not equal the Stock Conversion Number, then the Stock Election Shares and the Cash Election Shares will be converted into the right to receive NewAlliance Common Stock and cash in the following manner:

            (a)    If the aggregate number of Stock Election Shares (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Westbank Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Election Consideration; and

            (b)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

            (i)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Election Consideration; or

            (ii)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Election Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election

Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Election Consideration.

3.3       Procedures for Exchange of Westbank Common Stock.

3.3.1    NewAlliance to Make Merger Consideration Available. At or before the Effective Time, NewAlliance shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Westbank Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of NewAlliance Common Stock sufficient to pay the Stock Election Price and an estimated amount of cash sufficient to pay the aggregate Cash Election Consideration and the aggregate Fractional Share Consideration payable hereunder (such cash and certificates for shares of NewAlliance Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2    Exchange of Certificates. No later than 3 Business Days after the Effective Time, NewAlliance shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for, as the case may be, certificates representing the shares of NewAlliance Common Stock, cash in respect of the Cash Election Price, and cash in respect of the Fractional Share Price. The letter of transmittal (which shall be subject to the reasonable approval of Westbank) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares (if any) of NewAlliance Common Stock to which such former holder of Westbank Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Westbank Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.1.3 hereof, and (iii) a check representing the amount of cash (if any) payable in respect of the Fractional Share Price, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1.5, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of Westbank for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NewAlliance Common Stock until NewAlliance has received the written agreement of such Person contemplated by Section 8.4 hereof.

3.3.3    Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Westbank Common Stock shall have no rights, after the Effective Time, with respect to such Westbank Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NewAlliance Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with Section 3.3. After the surrender of a Certificate in accordance with Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NewAlliance Common Stock represented by such Certificate.

3.3.4    Surrender by Person Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Stock Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5    Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Westbank of the Westbank Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6    Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, NewAlliance shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NewAlliance (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NewAlliance nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NewAlliance, the posting by such person of a bond in such amount as NewAlliance may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, NewAlliance or the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8    Withholding. NewAlliance or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Westbank Common Stock such amounts as

NewAlliance (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NewAlliance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Westbank Common Stock in respect of whom such deduction and withholding were made by NewAlliance or the Exchange Agent.

3.3.9     Reservation of Shares. Effective upon the date of this Agreement, NewAlliance shall reserve for issuance a sufficient number of shares of the NewAlliance Common Stock for the purpose of issuing shares of NewAlliance Common Stock to the Westbank shareholders in accordance with this Article III.

3.3.10    Listing of Additional Shares. Prior to the Effective Time, NewAlliance shall notify the NYSE of the additional shares of NewAlliance Common Stock to be issued by NewAlliance in exchange for the shares of Westbank Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WESTBANK AND WB

Westbank and WB represent and warrant to NewAlliance and NAB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Westbank DISCLOSURE SCHEDULE delivered by Westbank to NewAlliance on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, provided, however, that WB’s representations and warranties made herein are limited to only representations and warranties with respect to WB.

4.1    Capital Structure. The authorized capital stock of Westbank consists of nine million shares of common stock, par value $2.00 per share, and one hundred thousand shares of preferred stock, par value $5.00 per share. As of the date of this Agreement, 4,817,714 shares of Westbank Common Stock are issued and outstanding and 32,298 shares of Westbank Common Stock are directly or indirectly held by Westbank as treasury stock. As of the date of this Agreement there are no shares of Westbank preferred stock issued or outstanding. All outstanding shares of Westbank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Westbank Common Stock has been issued in violation of the preemptive rights of any Person. Except for (a) the Westbank Option Plans pursuant to which there are outstanding options to acquire 471,355 shares of Westbank Common Stock, (b) the Westbank Stock Plan pursuant to which 92,505 restricted shares of Westbank Common Stock have been granted, all of which are included in the 4,817,714 shares of Westbank Common Stock set forth above as issued and outstanding and (c) the Westbank Shareholder Rights Agreement, pursuant to which there are 4,817,714 Units (as defined in the Westbank Shareholder Rights Agreement) outstanding, a schedule as to all of which is set forth in Section 4.1 of the Westbank DISCLOSURE SCHEDULE, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Westbank.

4.2    Organization, Standing and Authority of Westbank. Westbank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Westbank. Westbank is duly registered as a bank holding company under the BHCA. Westbank has heretofore delivered to NewAlliance and has included as Section 4.2 of the Westbank DISCLOSURE SCHEDULE true, complete and correct copies of the Articles of Organization and Bylaws of Westbank as in effect as of the date hereof.

4.3    Ownership of Westbank Subsidiaries. Set forth in Section 4.3 of the Westbank DISCLOSURE SCHEDULE is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Westbank Subsidiary. Except for (a) capital stock of the Westbank Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in Section 4.3 of the Westbank DISCLOSURE SCHEDULE, Westbank does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each Westbank Subsidiary that are owned by Westbank or any Westbank Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are directly or indirectly owned by Westbank free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Westbank Subsidiary and there are no agreements, understandings or commitments relating to the right of Westbank to vote or to dispose of such capital stock or other ownership interests.

4.4    Organization, Standing and Authority of Westbank Subsidiaries. Each Westbank Subsidiary is a banking organization, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each Westbank Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Westbank. Westbank is authorized to own each Westbank Subsidiary under the BHCA. The deposit accounts of WB are insured by the FDIC through the DIF to the maximum extent permitted by the FDIA. WB has paid all premiums and assessments required by the FDIC. Westbank has heretofore delivered or made available to

NewAlliance and has included as Section 4.4 of the Westbank DISCLOSURE SCHEDULE true, complete and correct copies of the Articles of Organization and Bylaws of WB and each other Westbank Subsidiary as in effect as of the date hereof.

4.5      Authorized and Effective Agreement.

4.5.1    Each of Westbank and WB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of Westbank’s shareholders of this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Westbank and WB, except for the approval of this Agreement by Westbank’s shareholders. This Agreement has been duly and validly executed and delivered by Westbank and WB and, assuming due authorization and execution by NewAlliance and NAB, constitutes the legal, valid and binding obligations of Westbank and WB, enforceable against Westbank and WB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by WB, will have been duly and validly executed and delivered by WB and, assuming due authorization and execution by NAB, will constitute the legal, valid and binding obligation of WB, enforceable against WB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2    Neither the execution and delivery of this Agreement by Westbank or WB, the execution and delivery of the Bank Merger Agreement by WB, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Westbank and WB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of Westbank or the equivalent documents of any Westbank Subsidiary, (ii) except as set forth in Section 4.5.2(ii) of the Westbank DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Westbank or any Westbank Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Westbank or any Westbank Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Westbank or any Westbank Subsidiary.

4.5.3    Except as set forth in Section 4.5.3 of the Westbank DISCLOSURE SCHEDULE and except for (i) filings of applications, notices or other forms with, and consents, approvals or waivers by, the Federal Reserve Board, the Department, the FDIC, the Division, the Board of Bank Incorporation, the Connecticut Secretary of the State, the Delaware Secretary of State and the Secretary of the Commonwealth of Massachusetts; (ii) the filing and effectiveness of the Merger Registration Statement with the SEC; and (iii) the approval of this Agreement by the requisite vote of the shareholders of Westbank, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary on the part of Westbank or WB in connection with the execution and delivery by Westbank and WB of this Agreement, the execution and delivery by WB of the Bank Merger Agreement, the consummation of the Merger by Westbank, and the consummation of the Bank Merger by WB.

4.5.4    As of the date hereof, neither Westbank nor WB has Knowledge of any reasons relating to Westbank or WB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of Westbank and WB as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Westbank, could have a Material Adverse Effect on the business of Westbank or WB or materially impair the value of Westbank and WB to NewAlliance or NAB.

4.6      Securities Documents and Regulatory Reports.

4.6.1    Except as set forth in Section 4.6.1 of the Westbank DISCLOSURE SCHEDULE, since December 31, 2002, Westbank has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

4.6.2    Since December 31, 2002, each of Westbank and WB has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports, as the same may have been amended, were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 4.6.2 of the Westbank DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of Westbank and WB, neither Westbank nor WB was required to correct or change any action, procedure or proceeding which Westbank or WB believes has not been corrected or changed as required as of the date hereof.

4.7      Financial Statements.

4.7.1    Westbank has previously delivered or made available to NewAlliance complete and accurate copies of the Westbank Financial Statements. The Westbank Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Westbank for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q.

4.7.2    Each of the Westbank Financial Statements referred to in Section 4.7.1 has been prepared in accordance with GAAP and, if applicable, the accounting pronouncements of the PCAOB, during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim Westbank Financial Statements). To Westbank’s Knowledge, the audits of Westbank and Westbank Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Westbank and the Westbank Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Westbank and its Subsidiaries. The minute books of Westbank and each Westbank Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2002 through the date of this Agreement.

4.7.3    Except (i) as set forth in Section 4.7.3(i) of the Westbank DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the Westbank Financial Statements as of December 31, 2005, 2004 and 2003 (including related notes), (iii) for liabilities incurred since December 31, 2005 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Westbank nor any Westbank Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Westbank on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of Westbank or the notes thereto.

4.8      Material Adverse Change. Since December 31, 2005 to the date hereof (i) Westbank and each Westbank Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Westbank.

4.9        Environmental Matters.

4.9.1    Except as set forth in Section 4.9.1 of the Westbank DISCLOSURE SCHEDULE, with respect to Westbank and each Westbank Subsidiary:

            (a)    To Westbank’s Knowledge, each of Westbank and the Westbank Subsidiaries, the Participation Facilities and the Loan Properties are, and for the past five (5) years have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

            (b)    Westbank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Westbank’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the Westbank Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, and liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of

Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the Westbank Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by Westbank or any Westbank Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

            (c)    Westbank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Westbank’s Knowledge, no such action is threatened, and to Westbank’s Knowledge there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or Westbank or any of the Westbank Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, and liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

            (d)    To Westbank’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by Westbank or any Westbank Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

            (e)    Neither Westbank nor any Westbank Subsidiary has received (and to Westbank’s knowledge there is no reasonable basis to expect) any written notice, demand, letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

            (f)    To Westbank’s Knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Westbank or any of the Westbank Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently owned or operated by Westbank or any of the Westbank Subsidiaries or any Participation Facility, and all underground storage tanks previously existing on any such properties located in Massachusetts have been removed in accordance with the Massachusetts Contingency Plan; and

            (g)    To Westbank’s Knowledge during the period of (s) Westbank’s or any of the Westbank Subsidiaries’ ownership or operation of any of their respective currently owned or operated properties or (t) Westbank’s or any of the Westbank Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties, other than in amounts permitted under Environmental Law. To Westbank’s Knowledge, prior to the period of (x) Westbank’s or any of the Westbank Subsidiaries’ ownership or operation of any of their respective currently owned or operated properties or (y) Westbank’s or any of Westbank Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties, other than in amounts permitted under Environmental Law.

4.9.2    “Loan Property” means any property in which the applicable party (or a Subsidiary of it) currently holds a direct security interest or has held a direct security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3    Except as set forth in Section 4.9.3 of the Westbank DISCLOSURE SCHEDULE, Westbank does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past five (5) years (other than so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties currently or formerly owned or leased by Westbank or any Westbank Subsidiary or any Participation Facility. Westbank has delivered to NAB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring in its possession.

4.9.4    Except as set forth in Section 4.9.4 of the Westbank DISCLOSURE SCHEDULE, no real property located in Connecticut and currently or formerly owned or leased by Westbank or any Westbank Subsidiary, and, to Westbank’s Knowledge, no Loan Property located in Connecticut and no Participation Facility located in Connecticut meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, CGS Section 22a-134 et seq. No condition exists at any real property located in Connecticut and currently or formerly owned or leased by Westbank or any Westbank Subsidiary, or, to Westbank’s Knowledge any Loan Property located in Connecticut or any Participation Facility located in Connecticut that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

4.10     Tax Matters.

4.10.1    Westbank and each Westbank Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. Westbank and each Westbank Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither Westbank nor any Westbank Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established other than

Taxes being contested in good faith as described in Section 4.10.1 of the Westbank DISCLOSURE SCHEDULE. Except as further set forth in Section 4.10.1 of the Westbank DISCLOSURE SCHEDULE, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by Westbank or any Westbank Subsidiary is pending or, to Westbank’s Knowledge, threatened and to Westbank’s Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2    Westbank and each Westbank Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3    Except as set forth in Section 4.10.3 of the Westbank DISCLOSURE SCHEDULE, all Tax Returns filed by Westbank and its Subsidiaries are complete and accurate. Neither Westbank nor any Westbank Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the Westbank DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to Westbank or any Westbank Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to Westbank’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against Westbank or any Westbank Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to Westbank or any Westbank Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by Westbank and its Subsidiaries with respect to any Tax matter currently in force.

4.10.4    Except as set forth in Section 4.10.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than a Tax allocation agreement between Westbank and WB), or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Westbank or any Westbank Subsidiary (nor does Westbank have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).

4.10.5    As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.11    Legal Proceedings. Except as set forth in Section 4.11 of the Westbank DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of Westbank or any Westbank Subsidiary, threatened against Westbank or any Westbank Subsidiary or against any asset, interest or right of Westbank or any Westbank Subsidiary, or against any officer, director or employee of any of them, and neither Westbank nor any Westbank Subsidiary is a party to any unsatisfied order, judgment or decree.

4.12    Compliance with Laws.

4.12.1    Each of Westbank and the Westbank Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Westbank, no suspension or cancellation of any of the same is threatened.

4.12.2    Except as set forth in Section 4.12.2, or 4.9 as to Environmental Laws, of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary is in violation of its respective Articles of Organization, Charter or other chartering instrument or Bylaws, has received written notice of any material uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Westbank, Westbank along with its executive officers and directors is not in violation of any Securities Laws; and neither Westbank nor any Westbank Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that Westbank or any Westbank Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither Westbank nor any Westbank Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing, except as set forth in Section 4.12.2 of the Westbank DISCLOSURE SCHEDULE. Since December 31, 2002, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of Westbank, investigation into the business or operations of Westbank, or any Westbank Subsidiary. Westbank has not received any objection from any regulatory agency to Westbank’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Westbank or any of the Westbank Subsidiaries.

         4.13    Certain Information. None of the information supplied by Westbank, any Westbank Subsidiary or their agents or representatives relating to Westbank and its Subsidiaries for the purpose of being included or incorporated by reference in the Proxy Statement-Prospectus, as of the date(s) such Proxy Statement-Prospectus is mailed to shareholders of Westbank, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify the information as of the earlier date.

4.14    Employee Benefit Plans.

4.14.1    Westbank has set forth in Section 4.14.1 of the Westbank DISCLOSURE SCHEDULE all Westbank Employee Plans, and Westbank has previously furnished or made available to NewAlliance accurate and complete copies of the same together with (i) the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

4.14.2    None of Westbank, any Westbank Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to Westbank’s Knowledge, any fiduciary of such plan has incurred any liability to the PBCG (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of Westbank or any Westbank Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

4.14.3    Except as set forth in Section 4.14.3 of the Westbank DISCLOSURE SCHEDULE: (a) neither Westbank nor any Westbank Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by Westbank or any Westbank Subsidiary with respect to any Westbank Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“Westbank Defined Benefit Plan”) currently or formerly maintained by Westbank or any entity which is considered an affiliated employer with Westbank under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full to the extent required by ERISA from time to time; (c) no Westbank Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; (d) the fair market value of the assets of each Westbank Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such Westbank Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Westbank Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Westbank

Defined Benefit Plan as of the date hereof; (e) neither Westbank nor any ERISA Affiliate has provided, or is required to provide, security to any Westbank Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither Westbank nor any ERISA Affiliate has contributed to any “multi-employer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither Westbank, nor any ERISA Affiliate, nor any Westbank Employee Plan, including any Westbank Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which Westbank, any ERISA Affiliate, and any Westbank Employee Plan, including any Westbank Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.14.4    A favorable determination letter has been issued by the Internal Revenue Service, with respect to each Westbank Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (a “Westbank Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Westbank’s Knowledge, is threatened to be revoked, and Westbank does not know of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2005 under GAAP, which was not reflected on the consolidated statement of financial condition of Westbank at December 31, 2005 included in the Westbank Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

4.14.5    Except as specifically identified in Section 4.14.5 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has any obligations for post-retirement or post-employment benefits (including but not limited to health, life or disability insurance for retirees) under any Westbank Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Westbank Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to Westbank.

4.14.6    The Westbank Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code (including without limitation, Section 409A thereof to the extent applicable), all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.7    There are no pending or, to the Knowledge of Westbank, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Westbank Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.8    Section 4.14.8 of the Westbank DISCLOSURE SCHEDULE sets forth (i) the maximum amount that could be paid to each executive officer and director of Westbank or any Westbank Subsidiary as a result of the transactions contemplated by this Agreement under all non-tax-qualified Westbank Employee Plans currently in effect, other than those agreements superceded by the Termination and Release Agreements being entered into pursuant to Section 7.5.7 hereof; and (ii) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each individual covered by an employment or change of control agreement or who may otherwise have excess parachute payments under Section 280G of the Code, calculated as of December 31, 2006 based on compensation through December 31, 2005 and estimated compensation for 2006 for each such individual who it is estimated at the time of Closing will be a “disqualified individual” within the meaning of Final Treasury Regulation Section 1.280G-1, Q&A 15 to 21.

4.14.9    Except as set forth in Section 4.14.9 of the Westbank DISCLOSURE SCHEDULE, with respect to any Westbank Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “Westbank Welfare Plan”): (i) each such Westbank Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Westbank to a material tax under Code Section 4976(a); (iii) each Westbank Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such Westbank Welfare Plan (including any such plan covering former employees of Westbank or any Westbank Subsidiary) may be amended or terminated by Westbank or NAB or NewAlliance on or at any time after the Effective Date without incurring liability to participants in such Plan thereunder except as required to satisfy the terms of the Plan.

4.14.10    All of the life insurance policies owned by Westbank or WB on the lives of the directors and employees of Westbank or WB, including those policies held by rabbi trusts, may be surrendered or otherwise terminated by NewAlliance following the Effective Time, except as disclosed on Section 4.14.10 of the Westbank DISCLOSURE SCHEDULE.

4.14.11    With respect to those directors with a supplemental retirement plan agreement who have reached normal retirement age and who continue to serve as of the date of this Agreement, such directors shall be deemed to have a “Termination of Service” as defined in their agreement upon completion of the Merger and shall be entitled to receive the retirement benefits specified in paragraph III(A) of such agreements.

4.15     Certain Contracts.

4.15.1    Except for this Agreement, and those agreements and other documents which have been filed as exhibits to Westbank’s Securities Documents or set forth in Section 4.15.1 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank

Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of Westbank or any Westbank Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by Westbank or WB; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which Westbank or any Westbank Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Westbank or any Westbank Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Westbank or WB to engage in any type of banking or bank-related business which Westbank or WB is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Westbank or any Westbank Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.15.2    Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or any prior merger of WB by virtue of a legal conclusion, prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Westbank DISCLOSURE SCHEDULE 4.15.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Westbank nor any Westbank Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.15.3    The agreements, contracts, arrangements and instruments referred to in Section 4.15.1 and 4.15.2 are in full force and effect on the date hereof, and neither Westbank nor any Westbank Subsidiary (nor, to the Knowledge of Westbank, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on Section 4.15.3 of the Westbank DISCLOSURE SCHEDULE, no party to the agreements, contracts, arrangements or instruments referred to in Sections 4.15.1 and 4.15.2 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement referred to in Sections 4.15.1 and 4.15.2 to which Westbank or any Westbank Subsidiary is a party or under which Westbank or any Westbank Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

4.15.4    Except as set forth in Section 4.15.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments in connection with any officer or director in the event of a change of control.

4.16   Brokers and Finders. Except as set forth in Section 4.16 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17    Insurance. Section 4.17 of the Westbank DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by Westbank or any Westbank Subsidiary as of the date hereof and any claims thereunder in excess of $50,000 since December 31, 2002. Except as set forth in Section 4.17 of the Westbank DISCLOSURE SCHEDULE, since December 31, 2002, neither Westbank nor any Westbank Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefor because of an event at Westbank or at a Westbank Subsidiary, or has any Knowledge of, or received any written notice that, any such insurance coverage will be terminated or the premiums therefor increased because of such an event at Westbank or at a Westbank Subsidiary.

4.18    Properties. Section 4.18 of the Westbank DISCLOSURE SCHEDULE sets forth the street address of all real property in which Westbank or any Westbank Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any Westbank Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by Westbank or any Westbank Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on Westbank’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of Westbank and each Westbank Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of Westbank contained in the Westbank Financial Statements dated December 31, 2005 or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of Westbank contained in the Westbank Financial Statements as of December 31, 2005. All real and personal property leased or licensed by Westbank or any Westbank Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 4.18 of the Westbank DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time or as a result of the Merger.

4.19    Labor. No work stoppage involving Westbank or any Westbank Subsidiary is pending or, to the Knowledge of Westbank, threatened. Except as set forth in Section 4.19 of the

Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary is involved in, or to the Knowledge of Westbank, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of Westbank and the Westbank Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of Westbank, there have been no efforts to unionize or organize any employees of Westbank or any Westbank Subsidiary.

4.20    Certain Transactions. Since December 31, 2005, neither Westbank nor any Westbank Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Westbank DISCLOSURE SCHEDULE.

4.21    Fairness Opinion. Westbank has received an oral opinion from Keefe, Bruyette & Woods, Inc. confirmed in writing to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Westbank pursuant to this Agreement is fair to such shareholders from a financial point of view and Keefe, Bruyette & Woods, Inc. has consented to the inclusion of its written opinion in the Proxy Statement-Prospectus. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22    Loan Portfolio.

4.22.1    The allowance for possible losses reflected in Westbank’s audited consolidated statement of financial condition contained in the Westbank Financial Statements dated December 31, 2005 was, and the allowance for possible losses shown on the balance sheets in Westbank’s Securities Documents for periods ending after December 31, 2005 were and will be, as of the dates thereof, in accordance with GAAP and consistent with Westbank’s past practices.

4.22.2    Section 4.22.2 of the Westbank DISCLOSURE SCHEDULE sets forth a listing, as of June 30, 2006, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by Westbank or any Westbank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 4.22.2 of the Westbank DISCLOSURE

SCHEDULE may exclude the listing of any individual loan with an outstanding principal balance of less than $25,000.

4.22.3    All loans receivable (including discounts) and accrued interest entered on the books of Westbank and the Westbank Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Westbank’s or the appropriate Westbank Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE. Except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE, the loans, discounts and the accrued interest reflected on the books of Westbank and the Westbank Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE, and other than loans pledged to the FHLB of Boston, all such loans are owned by Westbank or the appropriate Westbank Subsidiary free and clear of any liens.

4.22.4    All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 4.22.3 hereof are, in all respects, valid, true and genuine, and what they purport to be.

4.23     Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1    The Boards of Directors of Westbank and WB, as applicable, have approved the acceptance by Westbank and WB of the offer of NewAlliance to enter into this Agreement and the Bank Merger Agreement and have approved Westbank and WB entering into this Agreement and WB entering into the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The affirmative vote of the holders of two-thirds (2/3) of the shares of Westbank Common Stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby (including the Bank Merger) on behalf of Westbank.

4.23.2    No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of Westbank’s Articles of Organization or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

4.23.3    Westbank has taken all action necessary or appropriate so that (a) the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not, or (b) any act by a third party does not and will not (y) result in the ability of any person to exercise any Rights (as defined in the Westbank Shareholder Rights Agreement) under the Westbank Shareholder Rights Agreement or (z) enable or require any Rights to separate from the shares of Westbank Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Stock Acquisition Date” (as such terms are defined in the Westbank Shareholder Rights Agreement) has occurred or can occur.

4.24    Material Interests of Certain Persons. Except as set forth in Section 4.24 of the Westbank DISCLOSURE SCHEDULE, no officer or director of Westbank or a Westbank

Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Westbank or any of the Westbank Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, Westbank or any Westbank Subsidiary.

4.25    Joint Ventures. Section 4.25 of the Westbank DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which Westbank or any Westbank Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of Westbank or any Westbank Subsidiary to invest in such Joint Venture.

4.26    Intellectual Property. Except as set forth in Section 4.26 of the Westbank DISCLOSURE SCHEDULE, Westbank and each Westbank Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount, all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the Westbank DISCLOSURE SCHEDULE. Neither Westbank nor any Westbank Subsidiary has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which Westbank or any Westbank Subsidiary is a party and pursuant to which Westbank or any Westbank Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Westbank or any Westbank Subsidiary product.

4.27    Disclosures. None of the representations and warranties of Westbank and WB or any of the written information or documents furnished or to be furnished by Westbank or WB to NewAlliance in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWALLIANCE AND NAB

NewAlliance represents and warrants to Westbank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the NEWALLIANCE DISCLOSURE SCHEDULE delivered by NewAlliance to Westbank on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Unless otherwise specified, any reference to NewAlliance in this Article V shall include NewAlliance and any direct or indirect Subsidiary of NewAlliance.

5.1    Capital Structure. The authorized capital stock of NewAlliance consists of 190 million shares of common stock, par value $0.01 per share and 38 million shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 109,777,926 shares of NewAlliance Common Stock are issued and outstanding and no shares of preferred stock are issued or outstanding. All outstanding shares of NewAlliance Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of NewAlliance Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. There are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of NewAlliance.

5.2    Organization, Standing and Authority of NewAlliance. NewAlliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is duly registered as a bank holding company under the BHCA. True, complete and correct copies of the Certificate of Incorporation and Bylaws of NewAlliance as in effect as of the date hereof are included in its Securities Documents, more specifically, filed as Exhibits 3.1 and 3.2 respectively to its Quarterly Report to the SEC on Form 10-Q filed August 13, 2004.

5.3    Organization, Standing and Authority of NewAlliance Subsidiaries. Each NewAlliance Subsidiary is a savings bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each NewAlliance Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is authorized to own each NewAlliance Subsidiary under the BHCA. The deposit accounts of NAB are insured by the FDIC through the DIF to the maximum extent permitted by the FDIA. NAB has paid all premiums and assessments required by the FDIC.

5.4    Authorized and Effective Agreement.

          5.4.1    Each of NewAlliance and NAB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NewAlliance and NAB. This Agreement has been duly and validly executed and delivered by NewAlliance and NAB and, assuming due authorization, execution and delivery by Westbank and WB, constitutes the legal, valid and binding obligation of NewAlliance and NAB, enforceable against NewAlliance and NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by NAB, will have been duly and validly executed and delivered by NAB and, assuming due authorization and execution by WB, will constitute the legal, valid and binding obligation of NAB, enforceable against NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          5.4.2    Neither the execution and delivery of this Agreement by NewAlliance or NAB, the execution and delivery of the Bank Merger Agreement by NAB, nor consummation of the transactions contemplated hereby or thereby, nor compliance by NewAlliance and NAB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NewAlliance or the equivalent documents of any NewAlliance Subsidiary, (ii) except as set forth in Section 5.4.2(ii) of the NEWALLIANCE DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NewAlliance or any NewAlliance Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewAlliance or any NewAlliance Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NewAlliance or any NewAlliance Subsidiary.

5.4.3    Except as set forth in Section 5.4.3 of the NEWALLIANCE DISCLOSURE SCHEDULE and except for (i) filings of applications, notices or other forms with, and consents, approvals or waivers by the Federal Reserve Board, the Department, the FDIC, the Division, the Board of Bank Incorporation, the Connecticut Secretary of the State, the Delaware Secretary of State, and the Secretary of the Commonwealth of Massachusetts, (ii) the filing and effectiveness of the Merger Registration Statement with the SEC, and (iii) the approval of this Agreement by the requisite vote of the shareholders of Westbank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NewAlliance or NAB in connection with the execution and delivery by NewAlliance and NAB of this Agreement, the execution and delivery by NAB of the Bank Merger Agreement, the consummation of the Merger by NewAlliance, and the consummation of the Bank Merger by NAB.

5.4.4    As of the date hereof, NewAlliance has no Knowledge of any reasons relating to NewAlliance or NAB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of NewAlliance and NAB carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NewAlliance and NAB, could have a Material Adverse Effect on the business of NewAlliance or NAB.

5.5        Regulatory Reports.

5.5.1    NewAlliance has timely filed with the SEC and NASDAQ or NYSE (as appropriate) all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

5.5.2    Since December 31, 2002 and, since April 1, 2004, respectively, NAB and NewAlliance have duly filed with the Bank Regulators, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 5.5.2 of the NEWALLIANCE DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of NewAlliance and NAB, neither NewAlliance nor NAB was required to correct or change any action, procedure or proceeding which NewAlliance or NAB believes has not been corrected or changed as required as of the date hereof.

5.6        Financial Statements.

5.6.1    NewAlliance has previously delivered or made available to Westbank complete and accurate copies of the NewAlliance Financial Statements. The NewAlliance Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of NewAlliance and NAB, as applicable, for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited NewAlliance statements, as permitted by Form 10-Q.

5.6.2    Each of the NewAlliance Financial Statements referred to in Section 5.6.1 have been or will be, as the case may be, prepared in accordance with GAAP, and/or as applicable, the accounting pronouncements of PCAOB, during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim NewAlliance Financial Statements). The audits of NewAlliance and NewAlliance Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of NewAlliance and the NewAlliance Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NewAlliance and its Subsidiaries. The minute books of NewAlliance and each NewAlliance Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2001 through the date of this Agreement.

5.6.3    Except (i) as set forth in Section 5.6.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the NewAlliance Financial Statements as of December 31, 2005 (including related notes), (iii) for liabilities incurred since December 31, 2005 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither NewAlliance nor any NewAlliance Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of NewAlliance on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of NewAlliance or the notes thereto.

5.7        Material Adverse Change. Since December 31, 2005 to the date hereof (i) NewAlliance and each NewAlliance Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance.

5.8        Compliance with Laws.

5.8.1    Each of NewAlliance and the NewAlliance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of NewAlliance, no suspension or cancellation of any of the same is threatened.

5.8.2    Except as set forth in Section 5.8.2 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or has received written notice of any uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of NewAlliance, NewAlliance along with its executive officers and directors is not in violation of any Securities Laws; and neither NewAlliance nor any NewAlliance Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that NewAlliance or any NewAlliance Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither NewAlliance nor any NewAlliance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2002, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of NewAlliance, investigation into the business or operations of NewAlliance, or any NewAlliance Subsidiary. NewAlliance has not received any objection from any regulatory agency to NewAlliance’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of NewAlliance or any of the NewAlliance Subsidiaries.

5.9      Brokers and Finders. Except as set forth in Section 5.9 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.10    Labor. No work stoppage involving NewAlliance or any NewAlliance Subsidiary is pending or, to the Knowledge of NewAlliance, threatened. Except as set forth in Section 5.10 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is involved in, or to the Knowledge of NewAlliance, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of NewAlliance and the NewAlliance Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the Knowledge of NewAlliance, there have been no efforts to unionize or organize any employees of NewAlliance or any NewAlliance Subsidiary.

5.11    Certain Transactions. Since December 31, 2005, neither NewAlliance nor any NewAlliance Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 5.11 of the NEWALLIANCE DISCLOSURE SCHEDULE.

5.12    Disclosures. None of the representations and warranties of NewAlliance or NAB or any of the written information or documents furnished or to be furnished by NewAlliance to Westbank in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.13    Tax Matters.

5.13.1    NewAlliance and each NewAlliance Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. NewAlliance and each NewAlliance Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of all Taxes required to be paid in respect to the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time, other than Taxes being contested in good faith. Except as set forth in Section 5.13.1 of the NEWALLIANCE DISCLOSURE SCHEDULE, as of the date hereof, no audit examination or deficiency or refund litigation with respect to any Tax Returns filed by NewAlliance or any NewAlliance Subsidiary is pending or, to NewAlliance’s Knowledge, threatened and to NewAlliance’s Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

5.13.2    NewAlliance and each NewAlliance Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

5.13.3    Except as set forth in Section 5.13.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, all Tax Returns filed by NewAlliance and its Subsidiaries are complete and accurate. Neither NewAlliance nor any NewAlliance Subsidiary is delinquent in the payment of any Tax, assessment, or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. There is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to NewAlliance or any NewAlliance Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to NewAlliance’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against NewAlliance or any NewAlliance Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to NewAlliance or any NewAlliance Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by NewAlliance and its Subsidiaries with respect to any Tax matter currently in force.

5.13.4    Except as set forth in Section 5.13.4 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between NewAlliance and NAB) or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by NewAlliance or any NewAlliance Subsidiary (nor does NewAlliance have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).

5.14  Legal Proceedings. Except as disclosed in its Securities Documents, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of NewAlliance or any NewAlliance Subsidiary, threatened against NewAlliance or any NewAlliance Subsidiary or against any asset, interest, or right of NewAlliance or any NewAlliance Subsidiary, or against any officer, director or employee of any of them, other than routine litigation incurred in the ordinary course of business and immaterial in amount to the financial condition of NewAlliance, and neither NewAlliance nor any NewAlliance Subsidiary is a party to any unsatisfied order, judgment or decree.

5.15  NewAlliance Common Stock. The shares of NewAlliance Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16    Employee Benefit Plans.

5.16.1    NewAlliance has set forth in Section 5.16.1 of the NEWALLIANCE DISCLOSURE SCHEDULE the primary NewAlliance Employee Plans, and NewAlliance has previously furnished or made available to Westbank accurate and complete copies of the same together with (i) the annual reports filed with any governmental agency for any qualified plans for the last plan year, (ii) the Summary Annual Report provided to Participants for the last plan year; and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

5.16.2    None of NewAlliance, any NewAlliance Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to NewAlliance’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of NewAlliance or any NewAlliance Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

5.16.3    A favorable determination letter has been issued by the Internal Revenue Service, with respect to each NewAlliance Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (a “NewAlliance Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of NewAlliance’s Knowledge, is threatened to be revoked, and NewAlliance does not know of any ground on which such revocation may be based. Except as set forth in Section 5.16.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2005 under GAAP, which was not reflected on the consolidated statement of financial condition of NewAlliance at December 31, 2005 included in the NewAlliance Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

5.16.4    The NewAlliance Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

5.16.5    There are no pending or, to the Knowledge of NewAlliance, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the NewAlliance Employee Plans or any trust related thereto or any fiduciary thereof.

ARTICLE VI

COVENANTS OF WESTBANK AND WB

6.1       Conduct of Business

6.1.1    Affirmative Covenants. Except with the written consent of NewAlliance, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Westbank will operate its business, and it will cause each of the Westbank Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) materially and adversely affect the ability of Westbank or WB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) materially and adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

6.1.2    Negative Covenants. Westbank agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by NewAlliance in writing, Westbank will not, and will cause each of the Westbank Subsidiaries not to:

(a)        change or waive any provision of its Articles of Organization, Charter or Bylaws, except as required by law;

(b)        change the number of shares of its authorized capital stock;

(c)        issue any capital stock or issue or grant any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Westbank or any of the Westbank Subsidiaries, or any securities convertible into shares of such stock; except that Westbank may issue shares of Westbank Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding Options exercised prior to the Effective Date under and in accordance with the terms of the Westbank Option Plans, and nothing contained in this Agreement shall be construed as limiting or restricting the exercise by their holders of any such currently outstanding Options under and in accordance with the terms of such Westbank Option Plans prior to the Effective Date;

(d)        effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(e)        declare or pay any dividends or other distributions with respect to its capital stock except that (i) Westbank may continue to pay its regular quarterly cash dividend of $0.14 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by Westbank prior to the Effective Time and the payment thereof shall be coordinated with NewAlliance so that holders of Westbank Common Stock do not receive dividends on both Westbank Common Stock and NewAlliance Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Westbank Common Stock or NewAlliance Common Stock received in the Merger in respect of such quarter), and (ii) any Westbank Subsidiary may pay dividends to Westbank (as permitted under applicable law or regulations).

(f)        enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(g)        except in the ordinary course of business consistent with past practice, including non-callable borrowings from the Federal Home Loan Bank of Boston (“FHLBB”), incur any liabilities or obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than borrowings not exceeding the amount reflected on the balance sheet contained in the Westbank Financial Statements as of December 31, 2005), or acquire any equity, debt, or except in the ordinary course of business consistent with past practice, other investment securities. In addition, any FHLBB borrowings or reverse repurchase agreements with a maturity of more than one year must be pre-approved by NewAlliance’s Chief Investment Officer;

(h)        make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate, except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

(i)        except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1.2(i) of the Westbank DISCLOSURE SCHEDULE, and the renewal of existing lines of credit to non-criticized borrowers/relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $1.0 million. In addition, the following require the prior consent of NewAlliance: a residential loan of $750,000 or greater; a consumer loan of $100,000 or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to WB’s loan policy as it exists at the date of this Agreement; any subprime loans or leveraged buy-out loans; any commercial or business loan to or for restaurants, airplanes, gas stations or marinas; any commercial real estate loan for a special use property for development or construction of hotels/motels, golf courses, or assisted living units. Such consent shall not be unreasonably withheld, conditioned or delayed, and NewAlliance shall be deemed to have provided such consent unless NewAlliance provides a written refusal to consent within five Business Days of receipt of any such consent request. Notwithstanding the $1.0 million limitation above, the limitation on total credit to borrowing relationships of existing borrowers may be up to $2.5 million in the aggregate if approved by (i) either Westbank’s loan committee or Westbank’s Board of Directors and (ii) NewAlliance (through written or oral consent provided by NewAlliance). During the period from the date of this Agreement to the Effective Time, within two (2) business days after WB delivers to the members of any of its credit committees applicable information and reports for the next upcoming meeting of such committee, Westbank shall provide to a representative designated by NewAlliance access to the same information and reports as are provided to WB’s credit committee members with respect to new loans or renewals thereof and extensions of credit proposed to be made by WB;

(j)    (i)    grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that such increases shall in any event not result in an annual average adjustment of more than 4.0%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer or NewAlliance; enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date hereof set forth on Schedule 6.1.2(j)(i) of the Westbank DISCLOSURE SCHEDULE, grant any increase in rates of compensation to, or, except as described in Section 6.1.2(j)(i) of the Westbank DISCLOSURE SCHEDULE or as contemplated by this Agreement, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers (provided that no bonuses shall be paid to any of the officers of Westbank or WB with an employment or change of control agreement); adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2 (j)(i) of the Westbank DISCLOSURE SCHEDULE (provided that any amendment required by law or the terms of such plan shall be submitted to NewAlliance and its counsel for their review prior to such adoption), or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Westbank Employee Plan not in the ordinary course of business consistent with past practice. Nothing herein shall prevent WB from paying cash awards pursuant to the “anniversary award program” disclosed in Section 4.14.1 of the Westbank DISCLOSURE SCHEDULE; or

          (ii)    increase the number of (A) non-officer personnel employed by Westbank or any Westbank Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the Westbank DISCLOSURE SCHEDULE, or (B) officers employed by Westbank or any Westbank Subsidiary over the number of such officers currently so employed, without the prior consent of NewAlliance’s Chief Operating Officer, which consent will not be unreasonably withheld, conditioned or delayed.

(k)        except as set forth on Section 6.1.2(k) of the Westbank DISCLOSURE SCHEDULE make an application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l)        make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

(m)        subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n)        make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(o)        enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practice;

(p)        invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q)        except as may be required by changes in applicable law or regulations or in GAAP or PCAOB accounting pronouncements, make any change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NewAlliance;

(r)        waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Westbank or any Westbank Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(s)        other than required purchases of FHLB stock, purchase any equity securities; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with Westbank’s current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in prepayment speeds in collateralized mortgage obligations or mortgage-backed securities are not subject to the limitations of this Section 6.1.2(t)). In addition, purchases of any debt securities with a final maturity of more than five (5) years or for which a premium of more than 2% is paid, and any purchase of a structured note or callable security must be pre-approved by NewAlliance’s Chief Investment Officer;

(t)        other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

(u)        except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, provided that if Westbank or any Westbank Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to severance or other compensation, the termination shall not be deemed to be a violation of this Agreement;

(v)        except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any Westbank Employee Plan, provided that if Westbank or any Westbank Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation of this Agreement;

(w)        accelerate the vesting of unvested restricted stock awards granted pursuant to the Westbank Stock Plan to a date earlier than the date the Westbank shareholders approve the transactions contemplated by this Agreement;

(x)        without the prior consultation and consent, not to be unreasonably withheld, of NewAlliance’s Executive Vice President – Business and Retail Banking Services, acquire a participation of $1.0 million or more in any loan that would properly be included in the Westbank Commercial and Industrial Loan Portfolio;

(y)        enter into any new or depart from any existing line of business without the prior consent of NewAlliance’s Chief Operating Officer, which consent shall not be unreasonably withheld, conditioned or delayed;

(z)        materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

(aa)      purchase or sell any residential or consumer loan pool which, individually or when aggregated with other sales or purchases prior to the Effective Time, would exceed $1.0 million without prior approval of NewAlliance’s Chief Investment Officer;

(bb)      elect or appoint a new director;

(cc)      take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

(dd)      take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(ee)      agree to do any of the foregoing.

6.2      Current Information. During the period from the date of this Agreement to the Effective Time, Westbank will cause one or more of its representatives to confer with representatives of NewAlliance and report on the general status of its ongoing operations at such times as NewAlliance may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by Westbank or WB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Westbank or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Westbank shall not be obligated to take any such action prior to the Effective Time and, unless Westbank otherwise agrees, no conversion shall take place prior to the Effective Time. Westbank will promptly notify NewAlliance of any material change from the normal course of the business of Westbank or any Westbank Subsidiary or in the operation of the properties of Westbank or any Westbank Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Westbank or any Westbank Subsidiary. Westbank will also provide NewAlliance such information with respect to such events as NewAlliance may reasonably request from time to time. Within twenty-five (25) days after the end of each month, Westbank will deliver to NewAlliance a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with its current financial reporting practices.

6.3      Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, Westbank will permit NewAlliance and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Westbank Subsidiaries, and shall disclose and make available to NewAlliance during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of Westbank or any Westbank Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NewAlliance may have a reasonable interest; provided, however, that Westbank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, Westbank and the Westbank Subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement or the transactions contemplated herein, or (ii) any third party proposal to acquire a controlling interest in Westbank. Westbank shall provide and shall request its auditors to provide NewAlliance with such historical financial information regarding Westbank and any Westbank Subsidiary (and related audit reports and consents) as NewAlliance may reasonably request for securities disclosure purposes. NewAlliance shall use reasonable efforts to minimize any interference with Westbank’s and any Westbank Subsidiary’s regular business operations during any such access to Westbank’s or any Westbank Subsidiary’s personnel, property, books or records. Westbank and its Subsidiaries shall permit NewAlliance, at NewAlliance’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by Westbank or any Westbank Subsidiary and, to the extent Westbank or the applicable Westbank Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. NewAlliance agrees to indemnify and hold harmless, Westbank, each Westbank Subsidiary, and any landlord or other Persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by NewAlliance with respect to, any such real property under this Section.

6.4      Financial and Other Statements.

6.4.1    Promptly upon receipt thereof, Westbank will furnish to NewAlliance copies of each annual, interim or special audit of the books of Westbank and the Westbank Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to Westbank by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of Westbank and the Westbank Subsidiaries made by such accountants and/or internal auditors.

6.4.2    As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Westbank will deliver to NewAlliance any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, Westbank will furnish to NewAlliance copies of all such financial statements and reports as it or any Westbank Subsidiary shall send to its shareholders, the FDIC, the FRB, the Division or any other regulatory authority, except as legally prohibited thereby.

6.4.3    Westbank will advise NewAlliance promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Westbank or any of the Westbank Subsidiaries.

6.4.4    Westbank will promptly furnish to NewAlliance such additional financial data as NewAlliance may reasonably request, including without limitation, detailed monthly loan reports, deposit reports, asset liability reports, pricing committee reports, liquidity reports and investment reports.

6.5      Maintenance of Insurance. Westbank shall continue to maintain, and shall cause its Subsidiaries to continue to maintain, such insurance in such amounts as are reasonable to cover such risks as are consistent with its past practices.

6.6      Disclosure Supplements. From time to time prior to the Effective Time, Westbank and WB will promptly supplement or amend the Westbank DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Westbank DISCLOSURE SCHEDULE or which is necessary to correct any information in such Westbank DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such Westbank DISCLOSURE SCHEDULE shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the Westbank DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or in the aggregate result in the failure of a condition set forth in Article IX to be satisfied.

6.7      Consents and Approvals of Third Parties. Westbank shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, Westbank shall utilize the services of a professional proxy-soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

6.8      Reasonable Best Efforts. Subject to the terms and conditions herein provided, Westbank shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.9      Failure to Fulfill Conditions. In the event that Westbank determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly so notify NewAlliance.

6.10    Acquisition Proposals. (a) Westbank agrees that neither it nor any of Westbank’s Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Westbank further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Westbank or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Westbank Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NewAlliance; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of Westbank, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Westbank Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Westbank Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to Westbank’s shareholders from a financial point of view than the Merger, and (iii) the shareholders of Westbank have not yet approved this Agreement at the Westbank Shareholders Meeting. An Acquisition Proposal which is received and considered by Westbank in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” Westbank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Westbank agrees that it will notify NewAlliance orally within one (1) Business Day, with written notice to follow within three (3) Business Days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Westbank or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NewAlliance informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b)    In the event that the Board of Directors of Westbank determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NewAlliance in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement or similar agreement (each an “Acquisition Agreement”) with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. NewAlliance shall have five Business Days to evaluate and respond to Westbank’s notice. If NewAlliance delivers to Westbank in writing prior to the expiration of the five Business Day period provided above (x) an amendment to Sections 3.1.2, 3.1.3 and 3.1.4 of this Agreement increasing the Merger Consideration to an amount, and (y) adjusting other material terms and conditions such that they are at least equal to that of such Superior Proposal (the “NewAlliance Amendment”), as determined by Westbank’s Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, then Westbank shall accept the NewAlliance Amendment and reject the Superior Proposal. Westbank shall have five Business Days to evaluate the NewAlliance Amendment.

(c)    In the event that the Board of Directors of Westbank determines under Section 6.10(b) that the NewAlliance Amendment is not at least equal to the Superior Proposal, Westbank can terminate this Agreement in order to execute an Acquisition Agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to Westbank’s shareholders of, the Superior Proposal as provided in Section 11.1.9.

6.11    Board of Directors and Committee Meetings. Westbank shall provide to NewAlliance (a) notice of any and all meetings of its Board of Directors, Executive Committee, and Loan Committee, which notice shall be no less timely than the notice required to be provided to Westbank’s or WB’s directors, and (b) copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such meeting at such time as customarily provided to Westbank’s or WB’s directors, excluding, however, any materials pertaining to NewAlliance, the transactions contemplated by this Agreement, or any third party proposal to acquire a controlling interest in Westbank or WB.

6.12    Reserves and Merger-Related Costs. Not earlier than sixty (60) days before the anticipated Effective Time, to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, Westbank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Westbank and WB to those of NewAlliance (as such practices and methods are to be applied to Westbank and WB from and after the Closing Date) and NewAlliance’s plans with respect to the conduct of the business of Westbank and WB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Westbank, provided, however, that Westbank shall not be required to take such action unless NewAlliance agrees in writing that (i) all conditions to Closing set forth in Sections 9.1 and 9.3 have been satisfied or waived (except for the expiration of any applicable waiting periods relating to any governmental approvals) and (ii) all opinions, certificates, letters and other documents to be received by NewAlliance, Westbank or WB on the Closing Date have been delivered into escrow fully signed, and subject only to the expiration of any governmental waiting period. Prior to the delivery by NewAlliance of the writing referred to in the preceding sentence, Westbank shall provide NewAlliance a written statement, certified without personal liability by the chief executive officer of Westbank and dated that date of such writing, that the representation made in Section 4.22.1 hereof with respect to Westbank’s allowance for possible loan losses is true as of such date in all material respects or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Westbank or any Westbank Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by Westbank pursuant to this Section 6.12 if, in the opinion of Westbank’s independent auditors, such action would contravene GAAP. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Westbank or its management with any such adjustments.

6.13    Transaction Expenses of Westbank.

6.13.1    For planning purposes, Westbank shall, within ten (10) days from the date hereof, provide NewAlliance with Westbank’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Westbank in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Westbank shall promptly notify NewAlliance if or when it determines that it expects to exceed its budget.

6.14    Certain Policies of Westbank. Upon the request of NewAlliance and NAB, Westbank and WB shall, consistent with GAAP and regulatory accounting principles, use their reasonable best efforts to record certain accounting adjustments to the policies of Westbank and WB so as to reflect the policies of NewAlliance and NAB and to implement internal control procedures which are consistent with NewAlliance’s and NAB’s current internal control procedures to allow NewAlliance to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that Westbank and WB shall not be obligated to record any such accounting adjustments or implement any internal control procedures pursuant to this Section 6.14 unless and until Westbank and WB shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time and in no event until the day prior to the Effective Date. Westbank’s and WB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.14.

6.15    Amendments to Plans.

6.15.1    With respect to each Westbank Employee Plan subject to Section 409A of the Code, Westbank agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to NewAlliance and its counsel at least ten days prior to their proposed adoption by Westbank or WB and shall be subject to the prior approval of NewAlliance, which shall not be unreasonably withheld.

6.15.2    Prior to December 31, 2006, Westbank shall amend its Money Purchase Pension plan and its 401(k) Retirement Plan (to the extent practicable under applicable law) in order to exclude from the compensation covered by such plans the following items: (a) any compensation recognized with respect to stock options or restricted stock awards subsequent to June 30, 2006, (b) any severance payments, including any severance to be prepaid in 2006, and (c) the payment of benefits pursuant to any Westbank Employee Plan, including the supplemental retirement plan agreements. Such amendments shall be provided to NewAlliance and its counsel at least ten days prior to their proposed adoption by Westbank or WB and shall be subject to the prior approval of NewAlliance, which shall not be unreasonably withheld.

6.16    Acceleration of Restricted Stock Awards. Westbank shall take, or shall cause the committee administering the Westbank Stock Plan to take, all action necessary to cause each unvested restricted share of Westbank Common Stock to become vested and free of restrictions as of the date specified in Section 3.1.8 hereof.

6.17    WB Severance Payments. WB shall pay those of its employees who are not Continuing Employees, as defined in Section 7.5.2 hereof, whose employment is terminated as of the Effective Time other than for cause, disability or retirement (“Terminated Employees”) in accordance with a severance plan to be adopted by WB with terms no more generous than the Severance Plan, as defined in Section 7.5.4 below.

ARTICLE VII

COVENANTS OF NEWALLIANCE AND NAB

7.1      Disclosure Supplements. From time to time prior to the Effective Time, NewAlliance will promptly supplement or amend the NEWALLIANCE DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NEWALLIANCE DISCLOSURE SCHEDULE or which is necessary to correct any information in such NEWALLIANCE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NEWALLIANCE DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2      Consents and Approvals of Third Parties. NewAlliance shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3      Reasonable Best Efforts. Subject to the terms and conditions herein provided, NewAlliance shall use all reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.4      Failure to Fulfill Conditions. In the event that NewAlliance determines that a condition to its obligation to complete the Merger or the Bank Merger Agreement cannot be fulfilled and that it will not waive that condition, it will promptly so notify Westbank.

7.5      Employees and Employee Benefits.

7.5.1    NAB anticipates employing branch office customer service employees of WB and such other employees of WB as NAB shall reasonably require for the conduct of NAB’s business following the Effective Time. In addition, NAL and WB may wish to provide retention bonuses to employees of WB who remain employed at WB through the Effective Time, or at NAB for an interim period following the Effective Time as disclosed in Section 7.5.1 of the

NewAlliance DISCLOSURE SCHEDULE, and pursuant to a retention agreement substantially similar to agreements used by NewAlliance in previous acquisitions.

7.5.2    Except as set forth below, each employee of WB who remains employed by NAB following the Effective Time (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and/or other compensation and benefit plans of WB that NAB may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans that NAB may maintain for the benefit of its similarly situated employees, if such Continuing Employee is not otherwise then participating in a similar plan of WB then provided by NAB, in each case other than as set forth in the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referred to in Section 7.5.7 hereof. The parties hereto acknowledge that Continuing Employees shall not be entitled to receive any specific level of grants under any stock option plan or restricted stock plan of NewAlliance. Any grants that may be made to the Continuing Employees under any of such plans will be subject to the sole discretion of the Board of Directors of NewAlliance or the committee administering such plans. Continuing Employees shall be eligible to participate in all NewAlliance employee benefit plans in accordance with plan documents, including, but not limited to, NewAlliance’s 401(k) plan, employee stock ownership plan and defined benefit plan. Continuing Employees shall not receive credit for service with Westbank and the Westbank Subsidiaries under any existing NewAlliance employee plan or any NewAlliance benefit plan in which such employees would be eligible to enroll for any purposes under any NewAlliance benefit plan, except as set forth below. With respect to the NewAlliance defined benefit pension plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility to participate and vesting under such plan (but not for purposes of benefit accrual); with respect to the NewAlliance employee stock ownership plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility to participate under such plan and for purposes of vesting under Section 7.4(b)(1) of the employee stock ownership plan only with respect to employer matching contributions related to the NewAlliance 401(k) plan (but not in any event for purposes of benefit accrual or for vesting of any other amounts under the employee stock ownership plan, including but not limited to employer contributions made pursuant to Section 4.1(b) of the employee stock ownership plan); and with respect to the NewAlliance 401(k) plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility and vesting. NewAlliance and NAB shall credit the accrued but unused vacation and sick time of the Continuing Employees at the Effective Time under the applicable policies of Westbank, as set forth on Section 7.5.2 of the Westbank DISCLOSURE SCHEDULE. Nothing herein shall limit the ability of NewAlliance to amend or terminate any of the Westbank Employee Plans in accordance with their terms at any time after the Effective Time. At the Effective Time, NewAlliance shall become the plan sponsor of each Westbank Employee Plan. Westbank agrees to take or cause to be taken such actions as NewAlliance may reasonably request to give effect to such assumption. NewAlliance shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any Westbank Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by NewAlliance.

7.5.3    If Continuing Employees become eligible to participate in a medical, dental, health or disability plan which is a NewAlliance Employee Plan, NewAlliance shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans that are NewAlliance Employee Plans and are covered under the applicable medical, health, dental or disability plans that are Westbank Employee Plans, (ii) credit under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Westbank Employee Plan prior to the Effective Time.

7.5.4    NAB and NewAlliance shall pay and provide severance benefits to Continuing Employees as provided under the NAB and NewAlliance severance plan (a copy of which has been provided to Westbank and is referred to as the “Severance Plan”) treating service with Westbank, WB and any Westbank Subsidiary as service with NAB and NewAlliance for all purposes (providing benefits as if the Severance Plan had been adopted by Westbank, WB, and all Westbank Subsidiaries prior to the Effective Time) in accordance with its terms as in effect on the date of this Agreement for a period of twelve months following the Effective Time.

7.5.5    For a period of six months following the Effective Time, NewAlliance shall make available (through written or intra-net notice) to Continuing Employees of Westbank, WB or a Westbank Subsidiary notification regarding opportunities for positions with NewAlliance or NAB, and shall respond to inquiries concerning open positions at NewAlliance from any former employees of Westbank, WB or a Westbank subsidiary, whose employment was terminated at or following the Effective Time other than for cause, disability or retirement (“Terminated Employees”) and shall consider any application submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of NewAlliance.

7.5.6    Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE contains all employment and change of control, severance, deferred compensation, retirement, salary continuation and similar agreements, arrangements, policies or programs with any employee or director of Westbank or any Westbank Subsidiary and all Westbank Employee Plans (“Benefit Agreements”). At and following the Effective Time, NewAlliance shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of Westbank existing as of the Effective Time under the Benefit Agreements other than those employment agreements and change in control agreements covered by the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referenced in Section 7.5.7 hereof. NewAlliance acknowledges that the consummation of the Merger will constitute a “change-in-control” of Westbank for purposes of any of the Benefit Agreements of Westbank (except where otherwise set forth in Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE). Any employee or director of Westbank or any of its Subsidiaries who is a party to an agreement which has been set forth in Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE excluding the employment agreements and change in control agreements covered by the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referenced in Section 7.5.7 hereof (with the agreements not excluded referred to herein as the “Executive Agreements”) who becomes entitled to benefits thereunder shall be entitled to receive the cash benefits payable under such agreement at the time and in the amounts provided for by the agreement; provided, however, that the employee or director executes and delivers to NewAlliance an instrument in form and substance satisfactory to NewAlliance acknowledging that the employee or director has received the payment in full satisfaction of his or her rights under such agreement. To the extent that an employee of Westbank or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, disability insurance, or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes an officer, employee or consultant of NewAlliance or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as an officer, employee or consultant of NewAlliance or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person’s service as an officer, employee or consultant of NewAlliance or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

7.5.7    Concurrently with the execution of this Agreement by the parties hereto, (i) each of Donald R. Chase, Gary L. Briggs and John M. Lilly shall enter into a Termination, Release and Noncompetition Agreement with Westbank, WB, and NewAlliance substantially in the form of Exhibit C hereto, and (ii) each of Kathleen A. Jalbert and Trenton E. Taylor shall enter into a Termination and Release Agreement with Westbank, WB and NewAlliance substantially in the form of Exhibit D hereto.

The dollar amounts to be paid to each of the officers named in this Section 7.5.7 are set forth on Section 7.5.7 of the NEWALLIANCE DISCLOSURE SCHEDULE. In consideration of the amounts to be paid to the officers named in this Section 7.5.7 pursuant to their respective Termination, Release and Noncompetition Agreements or Termination and Release Agreements, Westbank and WB agree that they will make no severance or other change in control payments or benefits to such officers pursuant to the existing employment or change of control agreements with such officers.

7.5.8    With respect to each director or executive officer who has a supplemental retirement plan (“SERP”) agreement with Westbank or WB and who has not yet reached his normal retirement age under such agreement, Westbank or WB shall pay a lump sum cash amount to such participant immediately prior to the Effective Time in an amount equal to such participant’s accrued liability retirement account under such agreement (which accrued amount for each participant as of December 31, 2006 is set forth in Section 4.14.8 of the Westbank DISCLOSURE SCHEDULE), with the SERP agreement to be terminated as of the Effective Date. In addition, Westbank and WB shall notify the trustee and the benefits determiner under each of the rabbi trusts for such SERP agreements of the payments to be made pursuant to this section.

7.6      Directors and Officers Indemnification and Insurance.

7.6.1    NewAlliance shall maintain in effect for six (6) years following the Effective Time the current directors’ and officers’ liability insurance policies maintained by Westbank and the Westbank Subsidiaries (provided, that NewAlliance may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NewAlliance be required to expend in the aggregate pursuant to this Section 7.6.1 more than 200% of the annual cost currently expended by Westbank with respect to such insurance (the “Maximum Premium Amount”). In connection with the foregoing, Westbank agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Notwithstanding the above, Westbank may, in consultation with NewAlliance, purchase “tail coverage” for a period of six (6) years following the Effective Time for its officers and directors provided the cost for such coverage in the aggregate does not exceed the Maximum Premium Amount. If such coverage is purchased, NewAlliance shall not be required to provide the insurance set forth in this Section 7.6.1.

7.6.2    NewAlliance shall, and/or shall cause the appropriate NewAlliance Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Westbank or WB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NewAlliance, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Westbank or a Westbank Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or federal law and under Westbank’s Articles of Organization and Bylaws. NewAlliance shall pay expenses, including reasonable attorney’s fees, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.6.2 upon learning of any Claim, shall notify NewAlliance (but the failure so to notify NewAlliance shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure prejudices NewAlliance) and shall deliver to NewAlliance the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NewAlliance shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NewAlliance shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NewAlliance elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NewAlliance and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NewAlliance shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NewAlliance shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NewAlliance shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Westbank or any Westbank Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Westbank or any Westbank Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NewAlliance who are not involved in such proceeding.

7.7      Conduct of Business. Except with the written consent of Westbank, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will operate its business, and it will cause each of the NewAlliance Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of NewAlliance or NAB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement. Subject to the forgoing qualifications (i) and (ii), nothing herein shall be interpreted as precluding NewAlliance or NAB from entering into agreements with respect to or consummating mergers with or acquisitions of other companies at any time.

7.8      Financial and Other Statements.

7.8.1    Promptly upon receipt thereof, NewAlliance will furnish to Westbank copies of each annual, interim or special audit of the books of NewAlliance and the NewAlliance Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to NewAlliance by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of NewAlliance and the NewAlliance Subsidiaries made by such accountants and/or internal auditors.

7.8.2    As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NewAlliance will deliver to Westbank any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, NewAlliance will furnish to Westbank copies of all such financial statements and reports as it or any NewAlliance Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

7.8.3    NewAlliance will advise Westbank promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NewAlliance or any of the NewAlliance Subsidiaries.

7.8.4    NewAlliance will promptly furnish to Westbank such additional financial data as Westbank may reasonably request, including without limitation, detailed monthly loan reports.

7.9      Current Information. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will cause one or more of its representatives to confer with representatives of Westbank and report on the general status of its ongoing operations at such times as Westbank may reasonably request. NewAlliance will promptly notify Westbank of any material change from the normal course of business of NewAlliance or NAB or in the operation of the properties of NewAlliance or NAB and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NewAlliance or NAB.

7.10    Negative Covenants. NewAlliance agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by Westbank in writing which consent shall not unreasonably be withheld, conditioned or delayed, NewAlliance will not, and will cause each of the NewAlliance Subsidiaries not to;

(a)    make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(b)    take any action that would result in the representations and warranties of NewAlliance and any NewAlliance Subsidiary contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

(c)    take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(d)    take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code; or

(e)    agree to do any of the foregoing.

7.11    Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, NewAlliance shall permit Westbank and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the NewAlliance Subsidiaries, and shall disclose and make available to Westbank during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of NewAlliance or any NewAlliance Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Westbank may have a reasonable interest; provided, however, that NewAlliance shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, NewAlliance and the NewAlliance subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement, or the transactions contemplated hereunder, or (ii) any third party proposal to acquire a controlling interest in NewAlliance. NewAlliance shall provide and shall request its auditors to provide Westbank with such historical financial information regarding NewAlliance and any NewAlliance Subsidiary (and related audit reports and consents) as Westbank may reasonably request for securities disclosure purposes. Westbank shall use reasonable efforts to minimize any interference with NewAlliance’s and any NewAlliance Subsidiary’s regular business operations during any such access to NewAlliance’s or any NewAlliance Subsidiary’s personnel, property, books or records.

7.12    Stock Listing. NewAlliance agrees to list on the NYSE (or such other national securities exchange on which the shares of the NewAlliance Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of NewAlliance Common Stock to be issued in the Merger.

7.13    Stock and Cash Reserve. NewAlliance agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of NewAlliance Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1      Westbank Special Meeting.

Westbank will, in accordance with applicable law and Westbank’s Articles of Organization and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Westbank Shareholders Meeting”) for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in Westbank’s and NewAlliance’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Westbank as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein (including the Bank Merger), and (iii) cooperate and consult with NewAlliance with respect to each of the foregoing matters. Except with the prior approval of NewAlliance, no other matters shall be submitted for approval of the Westbank shareholders at the Westbank Shareholders Meeting.

8.2      Proxy Statement – Prospectus.

8.2.1    For the purposes of (x) registering NewAlliance Common Stock to be offered to holders of Westbank Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Westbank Shareholders Meeting, NewAlliance, at its expense, shall draft and prepare, and Westbank shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NewAlliance in the Merger (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Westbank to the Westbank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NewAlliance shall provide Westbank and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement-Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NewAlliance shall file the Merger Registration Statement with the SEC. Each of NewAlliance and Westbank shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Westbank shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. NewAlliance shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Westbank shall furnish to NewAlliance all information concerning Westbank and the holders of Westbank Common Stock as may be reasonably requested in connection with such action.

8.2.2    Westbank shall provide NewAlliance with any information concerning Westbank and its Subsidiaries that NewAlliance may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Westbank promptly copies of all correspondence between it or any of its representatives and the SEC. NewAlliance shall provide Westbank and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NewAlliance and Westbank agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Westbank Common Stock entitled to vote at the Westbank Shareholders Meeting referred to in Section 8.1 hereof at the earliest practicable time.

8.2.3    Westbank and NewAlliance shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Westbank shall cooperate with NewAlliance in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and NewAlliance shall file an amended Merger Registration Statement with the SEC, and Westbank shall mail an amended Proxy Statement-Prospectus to Westbank’s shareholders. Westbank, on the one hand, and NewAlliance on the other shall each provide to the other a “comfort” letter from its independent registered public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the Effective Date of the Merger, with respect to certain financial information regarding Westbank and NewAlliance in the Proxy Statement-Prospectus, respectively, each in form and substance which is customary in transactions such as the Merger, unless waived by the Parties.

8.3      Regulatory Approvals. Each of Westbank, WB and NewAlliance will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Bank Merger. Westbank and NewAlliance will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NewAlliance, NAB, Westbank or WB to any governmental body in connection with the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, NewAlliance, NAB, Westbank and WB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4      Affiliates. Westbank shall use all reasonable efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Westbank to deliver to NewAlliance, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date this Agreement, a written agreement, in the form of Exhibit E hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of any shares of NewAlliance Common Stock to be received by such “affiliate,” as a result of the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.5      Compliance with Anti-Trust Laws. Each of NewAlliance and Westbank shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the Merger as violative of anti-trust laws, each of NewAlliance and Westbank shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit. NewAlliance and Westbank shall use reasonable best efforts in good faith to take such action as may be required: (a) by the FRB, the Department, the Division, the Board of Bank Incorporation and the Antitrust Division of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among other things and only to the extent NewAlliance so desires, the willingness of NewAlliance to accept an order agreeing to the divestiture, or the holding separate, of any assets of NewAlliance or Westbank.

8.6      Execution of Bank Merger Agreement. Contemporaneously with the execution of this Agreement, WB and NAB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

ARTICLE IX

CLOSING CONDITIONS

9.1      Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party under this Agreement to proceed to Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

9.1.1    Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of Westbank.

9.1.2    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3    Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that would, in the good faith reasonable judgment of the Board of Directors of NewAlliance, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Westbank, WB and NewAlliance or otherwise materially impair the value of Westbank or WB to NewAlliance.

9.1.4    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NewAlliance Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5    Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing immediately prior to the Closing Date: (a) NewAlliance and NAB shall have received an opinion of NewAlliance and NAB’s counsel, or such other qualified professional firm on which the parties shall agree, and (b) Westbank and WB shall have received an opinion of Westbank and WB’s counsel, or such other qualified professional firm on which the parties shall agree, in each case reasonably acceptable in form and substance to NewAlliance, Westbank and WB dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(i)    The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(ii)    Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

(iii)    No gain or loss will be recognized by NewAlliance, NAB, Westbank or WB by reason of the Merger;

(iv)    The exchange of Westbank Common Stock to the extent exchanged for NewAlliance Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of Westbank;

(v)    Subject to any adjustments to basis as a result of any cash received in exchange for Westbank Common Stock, the basis of the NewAlliance Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Westbank shareholder will be the same as the basis, as so adjusted, of the Westbank Common Stock surrendered pursuant to the Merger in exchange therefor; and

(vi)    The holding period of the shares of NewAlliance Common Stock to be received by a shareholder of Westbank will include the period during which the shareholder held the shares of Westbank Common Stock surrendered in exchange therefor, provided the Westbank Common Stock surrendered is held as a capital asset at the Effective Time.

Each of NewAlliance, Westbank, NAB and WB shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

9.2      Conditions to the Obligations of NewAlliance under this Agreement. The obligations of NewAlliance under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

9.2.1    Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by NewAlliance, the representations and warranties of Westbank and WB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and Westbank shall have delivered to NewAlliance a certificate of Westbank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Westbank as of the Effective Time.

9.2.2    Agreements and Covenants. As of the Closing Date, Westbank and each Westbank Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and NewAlliance shall have received a certificate signed on behalf of Westbank by the Chief Executive Officer and Chief Financial Officer of Westbank to such effect dated as of the Effective Time.

9.2.3    Permits, Authorizations, Etc. Westbank and the Westbank Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Westbank and the Bank Merger by WB, the failure to obtain which would have a Material Adverse Effect on Westbank and its Subsidiaries, taken as a whole.

9.2.4    No Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Westbank or WB, or both.

9.3      Conditions to the Obligations of Westbank under this Agreement. The obligations of Westbank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing:

9.3.1    Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Westbank, the representations and warranties of NewAlliance and NAB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); and NewAlliance shall have delivered to Westbank a certificate of NewAlliance to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NewAlliance as of the Effective Time.

9.3.2    Agreements and Covenants. As of the Closing Date, NewAlliance and each NewAlliance Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and Westbank shall have received a certificate signed on behalf of NewAlliance by the Chief Executive Officer and Chief Financial Officer of NewAlliance to such effect dated as of the Effective Time.

9.3.3    Permits, Authorizations, Etc. NewAlliance and the NewAlliance Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by NewAlliance and the Bank Merger by NAB, the failure to obtain which would have a Material Adverse Effect on NewAlliance and its Subsidiaries, taken as a whole.

9.3.4    Payment of Merger Consideration. NewAlliance shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Westbank with a certificate evidencing such delivery.

9.3.5    No Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance or NAB, or both.

ARTICLE X

THE CLOSING

10.1    Time and Place. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven, Connecticut at 10:00 a.m. on January 2, 2007, or such other date as the parties may mutually agree, but in no event prior to January 1, 2007 and in no event prior to the date on which the last condition precedent pursuant to this Agreement has been fulfilled or waived, including the expiration of any applicable waiting period.

10.2    Deliveries at the Closing. At the Closing there shall be delivered (i) to NewAlliance and Westbank the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of Westbank the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1    Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of WestBank:

11.1.1    By the mutual written agreement of NewAlliance and Westbank;

11.1.2    By either NewAlliance or Westbank, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.2, a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party making such representations or warranties or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable representation or warranty by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the representation or warranty;

11.1.3    By either NewAlliance or Westbank, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, including also any failure to satisfy a condition to Closing, which failure (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.3, a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party so failing or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable performance obligation by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the performance obligation;

11.1.4    By (a) Westbank, if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the SEC by December 31, 2006, or (b) either NewAlliance or Westbank, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NewAlliance and Westbank; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure to achieve effectiveness of the Merger Registration Statement or of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5    By either NewAlliance or Westbank if the shareholders of Westbank shall have voted at the Westbank shareholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6    By either NewAlliance or Westbank if (i) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become non-appealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, (ii) any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and non-appealable, any of the foregoing being termed an “Adverse Action”, provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals from any applicable Governmental Entity and to timely and fully address any objections raised or questions posed by such Governmental Entity;

11.1.7    By NewAlliance if at any time prior to the Westbank Shareholder meeting, (a) Westbank shall have materially breached Section 6.10 of this Agreement, (b) the Westbank Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NewAlliance or (c) Westbank shall have materially breached its obligations under Section 8.1 by failing to call, give notice of, convene and hold the Westbank Shareholders Meeting in accordance with Section 8.1.

11.1.8    By NewAlliance if a tender offer or exchange offer for 25% or more of the outstanding shares of Westbank Common Stock is commenced (other than by NewAlliance), and the Westbank Board of Directors recommends that the shareholders of Westbank tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

11.1.9    At any time prior to the Westbank Shareholders Meeting, by Westbank in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Westbank and the Westbank Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by Westbank pursuant to this Section 11.1.9 only after the fifth (5th) Business Day following NewAlliance’s receipt of written notice from Westbank advising NewAlliance that Westbank is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five (5)-Business Day period, NewAlliance does not, in its sole discretion, make an offer to Westbank that Westbank’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

11.2    Effect of Termination.

11.2.1    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2    In the event of termination of this Agreement pursuant to Section 11.1, except as provided in Section 11.2.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

11.2.3    In recognition of the efforts, expenses and other opportunities foregone by NewAlliance while structuring and pursuing the Merger, the parties hereto agree that Westbank shall pay to NewAlliance a termination fee of $4,500,000 (the “Westbank Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)    this Agreement is terminated by NewAlliance pursuant to Sections 11.1.7 or 11.1.8;

(ii)    this Agreement is terminated by Westbank pursuant to Section 11.1.9; or

(iii)    this Agreement is terminated by (A) NewAlliance pursuant to Section 11.1.2 or 11.1.3 or (B) by either NewAlliance or Westbank pursuant to Section 11.1.5, and in the case of any termination pursuant to Section 11.1.2, 11.1.3 or 11.1.5 an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Westbank or the Westbank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination of this Agreement in the case of clause (A), or the date of the vote of the shareholders of Westbank in the case of clause (B), and in any such event, Westbank or WB enters into any agreement with respect to, or consummates, an Acquisition Transaction within twelve (12) months after such termination of this Agreement.

In the event the Westbank Termination Fee shall become payable pursuant to Section 11.2.3 (i) or (ii), Westbank shall pay to NewAlliance the Westbank Termination Fee on or before the third Business Day following the date of termination of this Agreement. In the event the Westbank Termination Fee shall become payable pursuant to Section 11.2.3 (iii), Westbank shall pay to NewAlliance the Westbank Termination Fee on the date of execution of such agreement or consummation of the Acquisition Transaction. Any amount that becomes payable pursuant to this Section 11.2.3 shall be paid by wire transfer of immediately available funds to an account designated by NewAlliance.

11.2.4    If payment of the Westbank Termination Fee is timely made, then NewAlliance will not have any other rights or claims against Westbank, any Westbank Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Westbank Termination Fee under Section 11.2.3 will constitute the sole and exclusive remedy of NewAlliance against Westbank, any Westbank Subsidiaries, or their respective officers and directors. If Westbank fails to pay the amounts due under Section 11.2.3 above within the time period specified therein, Westbank shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by NewAlliance in connection with any action in which it prevails, including the filing of any lawsuit taken to collect payment of such amount, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

11.3    Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Westbank), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Westbank, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Westbank’s shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1    Confidentiality. Except as specifically set forth herein, NewAlliance and Westbank mutually agree to be bound by the terms of the confidentiality agreement dated as of June 7, 2006 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2    Public Announcements. Westbank and NewAlliance shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Westbank nor NewAlliance shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3    Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.5, 2.6, 7.6, and 7.7, which shall survive or be performed after the Effective Date.

12.4    Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to Westbank or WB, to:

Westbank
225 Park Avenue
West Springfield, MA 01090-0149
Attention: Donald R. Chase
Fax: (413) 747-1468

With required copies to:

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, N.W.
Suite 800
Washington, D.C. 20006
Attention: Richard A. Schaberg, Esq.
Fax: (202) 626-1930

If to NewAlliance or NAB, to:

NewAlliance Bank
195 Church Street
New Haven, CT 06510
Attention: Merrill B. Blanksteen, Executive Vice President and CFO
Fax: 203-789-2650

With required copies to:

Tyler Cooper & Alcorn, LLP
185 Asylum Street - 35th Floor
Hartford, Connecticut 06103-3488
Attention: William W. Bouton III, Esq.
Fax: (860) 278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5    Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement other than the severance benefits described in Section 7.5.4 and the insurance provided under Section 7.6.

12.6    Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7    Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9    Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10  Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, NewAlliance, NAB, Westbank and WB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

NEWALLIANCE BANCSHARES, INC.

By: /s/ Merrill B. Blanksteen Name: Merrill B. Blanksteen Title: Executive Vice President and Chief Financial Officer

NEWALLIANCE BANK

By: /s/ Merrill B. Blanksteen Name: Merrill B. Blanksteen Title: Executive Vice President and Chief Financial Officer

WESTBANK CORPORATION

By: /s/ Donald R. Chase Name: Donald R. Chase Title: President and Chief Executive Officer

WESTBANK

By: /s/ Donald R. Chase Name: Donald R. Chase Title: President and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

ARTICLES OF COMBINATION
and
BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (the “Bank Merger Agreement”) are made and entered into this 18th day of July, 2006 between NewAlliance Bank, a Connecticut chartered savings bank (“NAB”), and WESTBANK, a Massachusetts chartered bank and trust company (“WB”).

WITNESSETH

WHEREAS, NewAlliance Bancshares, Inc., a Delaware corporation, (“NewAlliance”) Westbank, a Massachusetts corporation (“Westbank”) have entered into an Agreement and Plan of Merger dated as of July 18, 2006 (the “Agreement”);

WHEREAS, NAB is a wholly owned subsidiary of NewAlliance, and WB is a wholly owned subsidiary of Westbank;

WHEREAS, pursuant to the Agreement, NewAlliance has acquired Westbank through a merger of Westbank with and into NewAlliance with NewAlliance being the surviving entity, and NAB will acquire WB through a merger of WB with and into NAB, with NAB being the surviving bank;

WHEREAS, NAB has issued and outstanding 1,000 shares of common stock, par value $.01 per share (“NAB Common Stock”), and WB has issued and outstanding 335,337 shares of common stock, par value $5.00 per share (“WB Stock”); and

WHEREAS, all of the issued and outstanding shares of NAB Common Stock and all of the issued and outstanding shares of WB Stock have been voted in favor of the merger of WB with and into NAB;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

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1.1     “Bank Merger” shall refer to the merger of WB with and into NAB as provided in Section 2.1 of this Bank Merger Agreement.

1.2     “Connecticut Banking Commissioner” shall mean the Banking Commissioner of the State of Connecticut.

1.3       “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.4       “Massachusetts Commissioner of Banks” shall mean the Commissioner of Banking of the Commonwealth of Massachusetts.

1.5       “Massachusetts Division of Banks” shall mean the Division of Banks of the Commonwealth of Massachusetts.

1.6       “Merging Banks” shall collectively refer to WB and NAB.

1.7       “SOS” means the Office of the Connecticut Secretary of the State.

1.8       “Surviving Bank” shall refer to NAB as the surviving bank in the Bank Merger. The location of the main office will be in the City of New Haven, Connecticut.

ARTICLE 2
TERMS OF THE BANK MERGER

2.1        The Bank Merger

(a)    Subject to the terms and conditions set forth in the Agreement at the Effective Time, WB shall be merged with and into NAB pursuant to Sections 36a-410a and 36a-412 of the Connecticut Banking Law and Massachusetts General Laws Chapter 172, Section 36. NAB shall be the Surviving Bank in the Bank Merger. shall continue to be regulated by the Connecticut Banking Commissioner and, to the extent of the Surviving Bank’s operations located in Massachusetts, the Massachusetts Commissioner of Banks.

(b)    As a result of the Bank Merger,

(i)   each share of WB Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist as shares of capital stock of WB or the Surviving Bank; and

(ii)  the 1,000 shares of NAB Common Stock issued and outstanding immediately prior to the Effective Time shall constitute all of the issued and outstanding shares of the Surviving Bank.

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(c)    The Bank Merger shall have the effects set forth at Sections 36a-410a and 36a-412 of the Connecticut Banking Law.

2.2        Effective Time

The Bank Merger shall become effective as of the close of business on the date that this Bank Merger Agreement and Articles of Combination are filed with the SOS and the Secretary of the Commonwealth of Massachusetts, or such other time as stated in such documents. The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other “Governmental Entities” as contemplated by the Agreement.

2.3        Name of the Surviving Bank

The name of the Surviving Bank shall be “NewAlliance Bank.”

2.4        Charter

On and after the Effective Time, the Articles of Organization, as amended, of WB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank, until further amended in accordance with applicable law.

2.5        Bylaws

On and after the Effective Time, the Bylaws, as amended, of NAB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until further amended in accordance with applicable law.

2.6        Directors and Officers

The directors of Surviving Bank immediately after the Effective Time shall be the directors of NAB immediately prior to the Effective Time. The officers of NAB immediately prior to the Effective Time, together with any additional officers of WB as the Directors of NAB may appoint, shall be the officers of the Surviving Bank immediately after the Effective Time.

2.7        Effects of the Merger.

(a)         Upon consummation of the Bank Merger, and in addition to the effects under applicable law, including without limitation Sections 36a-410a and 36a-412 of the Connecticut Banking Law,

(i)    all rights, franchises and interests of WB in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and

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committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by WB immediately prior to the Effective Time; and

(ii)    the Surviving Bank shall be liable for all liabilities of WB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of WB shall be preserved unimpaired.

ARTICLE 3
MISCELLANEOUS

3.1        Amendments

To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.2        Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of WB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, WB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of WB or otherwise to take any and all such action.

3.3        Successors

This Bank Merger Agreement shall be binding on the successors of NAB and WB.

3.4        Counterparts

This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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In accordance with the procedures set forth in the Banking Law of the State of Connecticut and other applicable law, NAB and WB have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

NEWALLIANCE BANK

By: ____________________________________ Name: Merrill B. Blanksteen Title: Executive Vice President and Chief Financial Officer

ATTEST:

By: _________________________________________
Name: Brian S. Arsenault
Title: Executive Vice President and Corporate Secretary

The Board of Directors of NewAlliance Bank

______________________ Roxanne J. Coady	______________________ John F. Croweak
______________________ Sheila B. Flanagan	______________________ Richard J. Grossi
______________________ Robert J. Lyons Jr.	______________________ Eric A. Marziali
______________________ Julia M. McNamara	______________________ Peyton R. Patterson
______________________ Joseph H. Rossi	______________________ Gerald B. Rosenberg
______________________ Cornell Scott	______________________ Nathaniel D. Woodson
______________________ Joseph A. Zaccagnino

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WESTBANK

By: ____________________________________ Name: Donald R. Chase Title: President and Chief Executive Officer

ATTEST:

By: _________________________________________
Name:_______________________________________
Title: ________________________________________

The Board of Directors of Westbank

______________________ Ernest N. LaFlamme, Jr.,	______________________ G. Wayne McCary
______________________ Mark A. Beauregard	______________________ Robert J. Perlak
______________________ David R. Chamberland	______________________ George R. Sullivan
______________________ Donald R. Chase	______________________ James E. Tremble

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EXHIBIT B

FORM OF VOTING AGREEMENT

July 18, 2006

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

The undersigned is a director or executive officer of Westbank Corporation (“Westbank”) and is the beneficial holder of shares of common stock of Westbank (“Westbank Common Stock”).

Westbank and NewAlliance Bancshares, Inc. (“NewAlliance”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Westbank with and into NewAlliance, with NewAlliance as the surviving corporation of the merger (the “Merger”), and the merger of Westbank (“WB”) with and into NewAlliance Bank (“NAB”), with NAB as the surviving corporation (the “Bank Merger”), such execution being a condition in the case of NewAlliance to the execution and delivery of this letter agreement (“Letter Agreement”). In consideration of the substantial expenses that NewAlliance will incur in connection with the transactions contemplated by the Agreement and in order to induce NewAlliance to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Westbank and not in his or her capacity as a director or executive officer of Westbank, as follows:

1.    The undersigned, while this Letter Agreement is in effect, shall vote or cause to be voted in favor of the Agreement and the Merger all of the shares of Westbank Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (the “Subject Shares”), at the special meeting of Westbank’s shareholders to be called and held following the date hereof, to consider the Agreement, the Merger and the Bank Merger (the “Special Meeting”). The undersigned shall not sell, pledge, transfer or otherwise dispose of any Subject Shares, provided, however, the undersigned may pledge Subject Shares acquired hereafter in order to secure indebtedness to a financial institution incurred by the undersigned to finance the exercise price of Options to acquire such Subject Shares; and provided further, however, that the undersigned may transfer his or her Subject Shares to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, lineal descendents or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement. The Subject Shares owned by the undersigned as of the date of this Letter Agreement are identified on Annex I.

2.    At any meeting of shareholders of Westbank, however called, or at any adjournment thereof, or in any other circumstances in which the undersigned is entitled to vote, consent or

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give any other approval, except as otherwise agreed to in writing in advance by NewAlliance, the undersigned shall vote or cause to be voted the Subject Shares against the following actions:

(i)    any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Westbank or WB under the Agreement or of the undersigned hereunder; or

(ii)    any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Bank Merger, including, but not limited to:

(A) the adoption by Westbank of any proposal or offer with respect to any of the following (other than the transactions contemplated by the Agreement) involving Westbank or any Westbank Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

(B) after the Agreement and Merger have been approved by the shareholders of Westbank, any action to abandon the Agreement and Merger. The undersigned further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

3.    The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, NewAlliance shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.    The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this Letter Agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Westbank and shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or executive officer of Westbank.

5.    This Letter Agreement shall automatically terminate if the Agreement is not entered into by the parties thereto or upon termination of the Agreement in accordance with its terms.

7.    This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.

Very truly yours,

_______________________________________

Name: __________________________________

Accepted and agreed to as of the date first above written:

NEWALLIANCE BANCSHARES, INC.

By:___________________________________

Name:_________________________________

Title:__________________________________

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EXHIBIT C

FORM OF TERMINATION, RELEASE AND NONCOMPETITION AGREEMENT

This Termination, Release and Noncompetition Agreement (the “Agreement”) is entered into as of July 18, 2006 by and among _________________ (the “Executive”), Westbank Corporation (“WBC”), a Massachusetts corporation, Westbank, a Massachusetts chartered bank and trust company and a wholly-owned subsidiary of WBC, and NewAlliance Bancshares, Inc. (“NewAlliance”), a Delaware corporation.

RECITALS:

WHEREAS, NewAlliance, NewAlliance Bank, WBC and Westbank are entering into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Merger Agreement”); and

WHEREAS, Section 7.5.7 of the Merger Agreement provides that NewAlliance, WBC, Westbank and the Executive shall enter into this Agreement, which shall terminate the employment agreement between WBC and the Executive dated December 17, 2003 (the “Employment Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, WBC, Westbank and NewAlliance agree as follows:

1.         Actions to be Taken in 2006.

(a)        The Executive hereby agrees to take the following actions between the date hereof and December 29, 2006, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 29, 2006 (or such other date as may be specified below):

(i)    consent, to the extent any such consent is required by the Executive, to the accelerated vesting as of the date the shareholders of WBC approve the Merger Agreement of all unvested restricted stock awards granted to the Executive with respect to the common stock of WBC, provided that any unvested restricted stock awards scheduled to vest prior to such date shall vest on their originally scheduled vesting date;

(ii)    exercise on or before December 22, 2006 all non-qualified stock options held by the Executive to purchase the common stock of WBC;

(iii)    accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_______ (with applicable withholding taxes to be subtracted from such amount), representing a partial prepayment of the cash severance the Executive is entitled to under Section 9(b)(iv) of the Employment Agreement;

(iv)    accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_________ (with applicable withholding taxes to be subtracted from

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such amount), in full satisfaction of both WBC’s obligations under Section 9(b)(vii) of the Employment Agreement and NewAlliance’s agreement to extend such benefits to cover the years 2010 and 2011;

(v)    accept on or before December 29, 2006 such prepayment, if any, of the dollar amount specified in Section 2(a) below that may be mutually agreed to by WBC and NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below; and

(vi)    cooperate with NewAlliance and WBC and take such other steps as may in good faith be requested of the Executive by NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below.

(b)        WBC shall take all steps necessary to accelerate as of the date the shareholders of WBC approve the Merger Agreement the vesting of all of the unvested restricted stock awards granted to the Executive, and WBC or Westbank shall pay to the Executive on December 22, 2006 the amounts specified in Sections 1(a)(iii) and (iv) above.

(c)        In the event the above actions are taken but are insufficient to avoid the potential reduction in payments under Section 2(c) below, then WBC or Westbank shall prepay to the Executive on or before December 29, 2006 such portion of the dollar amount specified in Section 2(a) below as shall be mutually agreed to by WBC and NewAlliance (which agreement shall not be unreasonably withheld or delayed).

2.         Payments to Be Made as of the Effective Time of the Merger.

(a)        As of the Effective Time of the Merger, provided the Executive is still employed by WBC immediately prior to such date and provided that the Executive and WBC have taken all of the actions required to be taken pursuant to Section 1 hereof, and in consideration of the obligations and commitments of the Executive under this Agreement, WBC or Westbank shall pay to the Executive a lump sum cash amount equal to $_________, subject to adjustment as set forth in Section 2(c) below (the “Maximum Amount”), less applicable tax withholdings and less any portion thereof that is prepaid in December 2006 pursuant to Sections 1(a)(v) and 1(c) above. In consideration of such payment and the other provisions of this Agreement, the Executive, WBC, Westbank and NewAlliance hereby agree that the Employment Agreement and the Executive’s employment with WBC shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger, except as set forth in Section 4 hereof. The Executive agrees that the above payment shall be in complete satisfaction of all of his rights to payments or benefits under the Employment Agreement, except as set forth in Section 4 hereof.

(b)        WBC and the Executive represent and warrant that the information with respect to the Executive contained in Section 4.14.8 of the WBC Disclosure Schedule to the Merger Agreement accurately reflects the Executive’s taxable Form W-2 income for each of the four years ended December 31, 2005 and contains a complete listing of all payments or benefits to the Executive that could be deemed to be a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), based on the assumptions set forth in such schedule.

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(c)        Each of the parties hereto agrees that if the actions specified in Section 1 above are taken as required, then based on Section 2(b) above the payments and benefits to be provided to the Executive should not trigger any tax reimbursement payments pursuant to Section 12 of the Employment Agreement. In the event any of the actions specified in Section 1 above is not taken as required, or if any of the representations in Section 2(b) is not correct, and if such failure results in the Maximum Amount, either alone or together with other payments and benefits which the Executive has the right to receive from NewAlliance, WBC or Westbank, whether pursuant to this Agreement or otherwise, being a “parachute payment” under Section 280G of the Code, then the Maximum Amount payable by WBC or Westbank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by WBC or Westbank under Section 2(a) being non-deductible to WBC, Westbank or NewAlliance (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If any of the payments or benefits to be provided by WBC, Westbank or NewAlliance are subject to the excise tax imposed by Section 4999 of the Code but are not required to be reduced by this Section 2(c), then the indemnity under Section 12 of the Employment Agreement (which section remains in full force and effect pursuant to Section 4 of this Agreement) shall be provided to the Executive by NewAlliance; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

(d)        As of the Business Day immediately prior to the Effective Date of the Merger, provided the Executive is still employed by WBC immediately prior to such date, WBC or Westbank shall pay to the Executive an additional lump sum cash amount equal to $_________, less applicable tax withholdings, in complete satisfaction of all of the Executive’s rights to payments or benefits under the Executive Supplemental Retirement Plan Agreement between the Executive and Westbank (formerly Park West Bank and Trust Company) dated July 2, 2001 (the “SERP Agreement”). In consideration of such payment, the parties hereto agree that the SERP Agreement shall be terminated without any further action of any of the parties hereto on or before the date of such payment in accordance with the terms of the Merger Agreement.

(e)        As of the Effective Time of the Merger, the Executive shall be given the opportunity to purchase the automobile currently provided to him by Westbank at the purchase price specified in the motor vehicle lease agreement covering such automobile if he wishes to do so, provided that in no event shall such fair market value be less than the greater of (i) the Kelley blue book value of such automobile as of the Effective Time, or (ii) WBC’s book value or residual leasehold interest in such automobile as of the Effective Time.

(f)        The parties hereto agree that the payments pursuant to Sections 1(a)(iii), (iv) and (v) above should not trigger any of the excise taxes or interest penalties under Section 409A of the Code based on the current provisions of such section and the proposed regulations issued under Section 409A of the Code. However, in the event the final regulations issued under Section 409A are construed so as to impose the excise tax and interest penalties specified under Section 409A of the Code on any of the payments under Sections 1(a)(iii), (iv) or (v) of this Agreement, then NewAlliance shall provide a tax indemnification to the Executive so that the Executive is in the same after-tax position he would have been in if the excise tax and interest penalties under Section 409A of the Code had not been imposed on such payments; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

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then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

3.        Payment of Fringe Benefits.

(a)       NewAlliance agrees to provide the Executive with continued health, dental, life and disability coverage, pursuant to either the policies currently offered by WBC and Westbank or the policies to be offered by NewAlliance to the Continuing Employees of WBC, until the earlier of thirty-six (36) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if he was an employee and with the disability and life insurance coverage subject to the maximum coverage limits in the current policies of WBC or Westbank, except as set forth below in this Section 3(a). The health and dental coverage shall include any dependents of the Executive who are covered by WBC or Westbank as of the date of this Agreement and who remain covered by WBC or Westbank as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, NewAlliance shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or pay to the Executive a cash amount equal to the amount NewAlliance would have paid for such coverage if the Executive was still an employee. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(a) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NewAlliance shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the amount NewAlliance would have paid for such Excluded Benefits in the absence of Section 409A of the Code.

(b)        In calculating the value of the benefits to be provided pursuant to Section 3(a) above, the parties agree to assume that the premiums in effect as of August 31, 2006 will increase by 15% per year to cover anticipated premium increases over the 36 month period specified in Section 3(a) above.

4.         Releases. Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(c) hereof) and in Section 2(d) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge WBC and its successors from any obligation under the Employment Agreement, except for the provisions of Sections 12, 13(b) and 13(c) of the Employment Agreement which shall remain in full force and effect, and under the SERP Agreement. The obligations of NewAlliance to provide benefits pursuant to Section 3 above shall continue for the period specified therein. This Agreement shall not release WBC or NewAlliance from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights, under the WBC Employee Plans, excluding any bonus plans, employment

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agreement or other severance agreement or plan, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of WBC or stock options or restricted stock awards with respect to the common stock of WBC, or (d) the obligations of NewAlliance under Section 7.6 of the Merger Agreement.

5.        Non-Competition Provisions. The Executive agrees that during the 12-month period immediately following the Effective Date of the Merger (the “Non-Competition Period”), the Executive will not (i) engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise or entity located in either Hampden County in the Commonwealth of Massachusetts or Windham County in the State of Connecticut (collectively, the “Counties” and individually a “County”), which proprietorship, partnership, corporation, enterprise or other entity is engaged in any line of business conducted by NewAlliance, NewAlliance Bank or any of their subsidiaries immediately following the Effective Time of the Merger, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of NewAlliance or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of NewAlliance or any of its subsidiaries) any customer of NewAlliance or any of its subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with NewAlliance or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between NewAlliance or its subsidiaries and any such customers.

6.        Enforcement.

(a)        This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

(b)        It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 5 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a County, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to the other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c)        The Executive acknowledges that NewAlliance and NewAlliance Bank would not have entered into the Merger Agreement or intend to consummate the Merger unless the

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Executive had, among other things, entered into this Agreement. Any breach of Section 5 of this Agreement will result in irreparable damage to NewAlliance and NewAlliance Bank for which NewAlliance and NewAlliance Bank will not have an adequate remedy at law. In addition to any other remedies and damages available to NewAlliance and NewAlliance Bank, the Executive further acknowledges that NewAlliance and NewAlliance Bank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Section 5 of this Agreement, and the parties hereby consent to any injunction issued in favor of NewAlliance and NewAlliance Bank by any court of competent jurisdiction, without prejudice to any other right or remedy to which NewAlliance and NewAlliance Bank may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by NewAlliance or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. Each of the remedies available to NewAlliance and NewAlliance Bank in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

7.         General.

(a)        Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)        Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto. In the event the Internal Revenue Service issues final regulations under Section 409A of the Code prior to the Effective Time of the Merger and such regulations are deemed to result in the imposition of the excise taxes and/or interest penalties under Section 409A of the Code on any of the payments or benefits to be provided under this Agreement, then the parties hereto agree to negotiate in good faith an amendment to this Agreement to avoid such excise taxes and/or interest penalties to the extent possible, provided that the amounts payable to the Executive under Sections 1, 2(a) and 2(d) of this Agreement shall not be delayed beyond the Effective Time of the Merger or reduced in the aggregate.

(c)        Withholdings. WBC, Westbank and NewAlliance may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)        Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e)        Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(f)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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8.        Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, NewAlliance, WBC and Westbank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name: ______________________________________	Name: ______________________________________

ATTEST:	WESTBANK CORPORATION

By:_________________________________________
Name: ______________________________________	Name: ______________________________________
Title: _______________________________________

ATTEST:	WESTBANK

By:_________________________________________
Name: ______________________________________	Name: ______________________________________
Title: _______________________________________

ATTEST:	NEWALLIANCE BANCSHARES, INC.

By:_________________________________________
Name: ______________________________________	Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

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EXHIBIT D

FORM OF TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into as of July 18, 2006 by and among _________________ (the “Executive”), Westbank Corporation (“WBC”), a Massachusetts corporation, Westbank, a Massachusetts chartered bank and trust company and a wholly-owned subsidiary of WBC, and NewAlliance Bancshares, Inc. (“NewAlliance”), a Delaware corporation.

RECITALS:

WHEREAS, NewAlliance, NewAlliance Bank, WBC and Westbank are entering into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Merger Agreement”); and

WHEREAS, Section 7.5.7 of the Merger Agreement provides that NewAlliance, WBC, Westbank and the Executive shall enter into this Agreement, which shall terminate the change of control agreement between WBC, Westbank and the Executive dated December 17, 2003 (the “Change of Control Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, WBC, Westbank and NewAlliance agree as follows:

1.        Actions to be Taken in 2006.

(a)       The Executive hereby agrees to take the following actions between the date hereof and December 29, 2006, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 29, 2006 (or such other date as may be specified below):

(i)    consent, to the extent any such consent is required by the Executive, to the accelerated vesting as of the date the shareholders of WBC approve the Merger Agreement of all unvested restricted stock awards granted to the Executive with respect to the common stock of WBC, provided that any unvested restricted stock awards scheduled to vest prior to such date shall vest on their originally scheduled vesting date;

(ii)    accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_______ (with applicable withholding taxes to be subtracted from such amount), representing a partial prepayment of the cash severance the Executive is entitled to under Section 6(b) of the Change of Control Agreement;

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(iii)    accept on or before December 29, 2006 such prepayment, if any, of the dollar amount specified in Section 2(a) below that may be mutually agreed to by WBC and NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below; and

(iv)    cooperate with NewAlliance and WBC and take such other steps as may in good faith be requested of the Executive by NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below.

(b)        WBC shall take all steps necessary to accelerate as of the date the shareholders of WBC approve the Merger Agreement the vesting of all of the unvested restricted stock awards granted to the Executive, and WBC or Westbank shall pay to the Executive on December 22, 2006 the amount specified in Section 1(a)(ii) above.

(c)        In the event the above actions are taken but are insufficient to avoid the potential reduction in payments under Section 2(c) below, then WBC or Westbank shall prepay to the Executive on or before December 29, 2006 such portion of the dollar amount specified in Section 2(a) below as shall be mutually agreed to by WBC and NewAlliance (which agreement shall not be unreasonably withheld or delayed).

2.        Payments to Be Made as of the Effective Time of the Merger.

(a)       As of the Effective Time of the Merger, provided the Executive is still employed by WBC immediately prior to such date and provided that the Executive and WBC have taken all of the actions required to be taken pursuant to Section 1 hereof, WBC or Westbank shall pay to the Executive a lump sum cash amount equal to $_________, subject to adjustment as set forth in Section 2(c) below (the “Maximum Amount”), less applicable tax withholdings and less any portion thereof that is prepaid in December 2006 pursuant to Sections 1(a)(iii) and 1(c) above. In consideration of such payment and the other provisions of this Agreement, the Executive, WBC, Westbank and NewAlliance hereby agree that the Change of Control Agreement and the Executive’s employment with WBC shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger, except as set forth in Section 4 hereof. The Executive agrees that the above payment shall be in complete satisfaction of all of his rights to payments or benefits under the Change of Control Agreement, except as set forth in Section 4 hereof.

(b)       WBC and the Executive represent and warrant that the information with respect to the Executive contained in Section 4.14.8 of the WBC Disclosure Schedule to the Merger Agreement accurately reflects the Executive’s taxable Form W-2 income for each of the four years ended December 31, 2005 and contains a complete listing of all payments or benefits to the Executive that could be deemed to be a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), based on the assumptions set forth in such schedule.

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(c)       Each of the parties hereto agrees that if the actions specified in Section 1 above are taken as required, then based on Section 2(b) above the payments and benefits to be provided to the Executive should not trigger any tax reimbursement payments pursuant to Section 13 of the Change of Control Agreement. In the event any of the actions specified in Section 1 above is not taken as required, or if any of the representations in Section 2(b) is not correct, and if such failure results in the Maximum Amount, either alone or together with other payments and benefits which the Executive has the right to receive from NewAlliance, WBC or Westbank, whether pursuant to this Agreement or otherwise, being a “parachute payment” under Section 280G of the Code, then the Maximum Amount payable by WBC or Westbank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by WBC or Westbank under Section 2(a) being non-deductible to WBC, Westbank or NewAlliance (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If any of the payments or benefits to be provided by WBC, Westbank or NewAlliance are subject to the excise tax imposed by Section 4999 of the Code but are not required to be reduced by this Section 2(c), then the indemnity under Section 13 of the Change of Control Agreement (which section remains in full force and effect pursuant to Section 4 of this Agreement) shall be provided to the Executive by NewAlliance; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

(d)        As of the Business Day immediately prior to the Effective Date of the Merger, provided the Executive is still employed by WBC immediately prior to such date, WBC or Westbank shall pay to the Executive an additional lump sum cash amount equal to $_________, less applicable tax withholdings, in complete satisfaction of all of the Executive’s rights to payments or benefits under the Executive Supplemental Retirement Plan Agreement between the Executive and Westbank (formerly Park West Bank and Trust Company) dated July 2, 2001 (the “SERP Agreement”). In consideration of such payment, the parties hereto agree that the SERP Agreement shall be terminated without any further action of any of the parties hereto on or before the date of such payment in accordance with the terms of the Merger Agreement.

(e)        The parties hereto agree that the payments pursuant to Sections 1(a)(ii) and (iii) above should not trigger any of the excise taxes or interest penalties under Section 409A of the Code based on the current provisions of such section and the proposed regulations issued under Section 409A of the Code. However, in the event the final regulations issued under Section 409A are construed so as to impose the excise tax and interest penalties specified under Section 409A of the Code on any of the payments under Sections 1(a)(ii) or (iii) of this Agreement, then NewAlliance shall provide a tax indemnification to the Executive so that the Executive is in the same after-tax position he would have been in if the excise tax and interest penalties under Section 409A of the Code had not been imposed on such payments; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

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3.         Payment of Fringe Benefits.

(a)       NewAlliance agrees to provide the Executive with continued health, dental, life and disability coverage, pursuant to either the policies currently offered by WBC and Westbank or the policies to be offered by NewAlliance to the Continuing Employees of WBC, until the earlier of thirty (30) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if he was an employee and with the disability and life insurance coverage subject to the maximum coverage limits in the current policies of WBC or Westbank, except as set forth below in this Section 3(a). The health and dental coverage shall include any dependents of the Executive who are covered by WBC or Westbank as of the date of this Agreement and who remain covered by WBC or Westbank as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, NewAlliance shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or pay to the Executive a cash amount equal to the amount NewAlliance would have paid for such coverage if the Executive was still an employee. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(a) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NewAlliance shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the amount NewAlliance would have paid for such Excluded Benefits in the absence of Section 409A of the Code.

(b)        In calculating the value of the benefits to be provided pursuant to Section 3(a) above, the parties agree to assume that the premiums in effect as of August 31, 2006 will increase by 15% per year to cover anticipated premium increases over the 30 month period specified in Section 3(a) above.

4.         Releases. Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(c) hereof) and in Section 2(d) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge WBC, Westbank and their successors from any obligation under the Change of Control Agreement, except for the provisions of Section 13 of the Change of Control Agreement which shall remain in full force and effect, and under the SERP Agreement. The obligations of NewAlliance to provide benefits pursuant to Section 3 above shall continue for the period specified therein. This Agreement shall not release WBC, Westbank or NewAlliance from

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any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights, under the WBC Employee Plans, excluding any bonus plans, employment agreement, change of control agreement or other severance agreement or plan, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of WBC or stock options or restricted stock awards with respect to the common stock of WBC, or (d) the obligations of NewAlliance under Section 7.6 of the Merger Agreement.

5.         General.

(a)        Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)        Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto. In the event the Internal Revenue Service issues final regulations under Section 409A of the Code prior to the Effective Time of the Merger and such regulations are deemed to result in the imposition of the excise taxes and/or interest penalties under Section 409A of the Code on any of the payments or benefits to be provided under this Agreement, then the parties hereto agree to negotiate in good faith an amendment to this Agreement to avoid such excise taxes and/or interest penalties to the extent possible, provided that the amounts payable to the Executive under Sections 1, 2(a) and 2(d) of this Agreement shall not be delayed beyond the Effective Time of the Merger or reduced in the aggregate.

(c)        Withholdings. WBC, Westbank and NewAlliance may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)        Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e)        Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f)        Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

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(g)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.          Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, NewAlliance, WBC and Westbank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name: ______________________________________	Name: ______________________________________

ATTEST:	WESTBANK CORPORATION

By:_________________________________________
Name: ______________________________________	Name: ______________________________________
Title: _______________________________________

ATTEST:	WESTBANK

By:_________________________________________
Name: ______________________________________	Name: ______________________________________
Title: _______________________________________

ATTEST:	NEWALLIANCE BANCSHARES, INC.

By:_________________________________________
Name: ______________________________________	Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

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EXHIBIT E

FORM OF AFFILIATES AGREEMENT

[DATE]

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510

Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Westbank, a Massachusetts corporation (“Westbank”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

NewAlliance Bancshares, Inc. (“NewAlliance”) and Westbank have entered into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of NewAlliance (“NewAlliance Common Stock”) in exchange for my shares of common stock, par value $2.00 per share, of Westbank (“Westbank Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, NewAlliance as follows:

1.        I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the NewAlliance Common Stock, to the extent I felt necessary, with my counsel or counsel for Westbank.

2.        I have been advised that any issuance of shares of the NewAlliance Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of Westbank at the time the Merger will be submitted for a vote of the shareholders of Westbank and my disposition of such shares has not been registered under the Securities Act of 1933 (the “Securities Act”), I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (3) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to NewAlliance, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

3.        I understand and agree that stop transfer instructions will be given to the transfer agent of NewAlliance with respect to the shares of NewAlliance Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement between the registered holder hereof

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and NewAlliance, a copy of which agreement is on file at the principal offices of NewAlliance. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by NewAlliance of a written request.

4.        Unless a transfer of my shares of the NewAlliance Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, NewAlliance reserves the right to put an appropriate legend on the certificate issued to my transferee.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to NewAlliance of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NewAlliance, or other evidence reasonably satisfactory to NewAlliance, to the effect that a transfer of my shares of the NewAlliance Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that at my request the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the NewAlliance Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as NewAlliance is then in compliance with SEC Rule 144(c), or if NewAlliance shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NewAlliance, or other evidence satisfactory to NewAlliance that a transfer of my shares of the NewAlliance Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5.        I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

6.        Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Westbank as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

* * * * *

This Letter Agreement shall be binding on my heirs, legal representatives and successors and shall inure to the benefit of NewAlliance’s successors and assigns.

Very truly yours,

[Signature]

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ANNEX I

Shareholder Agreement

___________________________________

[Name]

Name of Shareholder	Shares of Westbank Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on Westbank Common Stock

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APPENDIX B

[Letterhead of Keefe, Bruyette & Woods, Inc.]

July 18, 2006

The Board of Directors
Westbank Corporation
225 Park Avenue West
Springfield, MA 01089

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Westbank Corporation (“Westbank”) of the merger consideration per share in the proposed merger (the “Merger”) of Westbank into NewAlliance Bancshares, Inc. (“NewAlliance”), pursuant to the Agreement and Plan of Merger, dated as of July 18, 2006, between Westbank and NewAlliance (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $2.00 per share, of Westbank (the “Common Shares”) will be converted into either $23.00 in cash or a number of NewAlliance shares, par value $0.01 per share, obtained by dividing $23.00 by the average NewAlliance stock price over a defined period of time, subject that should the average NewAlliance stock price be below $13.30, the exchange ratio will be fixed at 1.7293 NewAlliance shares per Common Share, or should the average NewAlliance stock price be above $14.70, the exchange ratio will be fixed at 1.5646 NewAlliance shares per Common Share. The merger consideration is subject to election procedures specified in the Agreement, and the provision that in the aggregate, 50% of Common Share will be exchanged for cash and 50% will be exchanged for NewAlliance common stock.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Westbank and NewAlliance, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Westbank and NewAlliance for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Westbank. We have acted exclusively for the Board of Directors of Westbank in rendering this fairness opinion and will receive a fee from Westbank for our services.

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     In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Westbank and NewAlliance and the Merger, including among other things, the following: (i) the Agreement; (ii) the proxy statement/prospectus related to the Merger; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2005 for Westbank and two years ended December 31, 2005 for NewAlliance; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Westbank and NewAlliance and certain other communications from Westbank and NewAlliance to their respective stockholders; and (v) other financial information concerning the businesses and operations of Westbank and NewAlliance furnished to us by Westbank and NewAlliance for purposes of our analysis. We have also held discussions with senior management of Westbank and NewAlliance regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Westbank and NewAlliance with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Westbank and NewAlliance as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Westbank and NewAlliance are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Westbank or NewAlliance, nor have we examined any individual credit files.

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     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Westbank and NewAlliance; (ii) the assets and liabilities of Westbank and NewAlliance; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

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